UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

CELLU TISSUE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Cellu Tissue Holdings, Inc., or “Cellu Tissue common stock”.

(2)	Aggregate number of securities to which transaction applies:

20,186,892 shares of Cellu Tissue common stock, issued and outstanding as of September 30, 2010; 9,615 shares of Cellu Tissue restricted common stock issued and outstanding as of September 30, 2010; and options to purchase 968,361 shares of Cellu Tissue common stock outstanding as September 30, 2010 with exercise prices less than $12.00 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The filing fee was calculated based upon the sum of (a) 20,186,892 shares of Cellu Tissue common stock multiplied by $12.00 per share; (b) 9,615 shares of Cellu Tissue restricted common stock multiplied by $12.00 per share and (c) 968,361 shares of Cellu Tissue common stock subject to options with exercise prices less than $12.00, multiplied by $4.78 per share (which is the excess of $12.00 and the weighted average exercise price per share). The filing fee was determined by multiplying $0.00007130 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $246,986,849.58

(5)	Total fee paid: $17,610.16

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED OCTOBER 19, 2010

CELLU TISSUE HOLDINGS, INC.

1855 LOCKEWAY DRIVE, SUITE 501

ALPHARETTA, GA 30004

[ — ], 2010

To Our Stockholders:

On behalf of the board of directors and management of Cellu Tissue Holdings, Inc., which we refer to as “Cellu Tissue”, I cordially invite you to attend a special meeting of the stockholders of Cellu Tissue, to be held on [ — ], 2010, at [ — ] a.m. local time, at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309.

On September 15, 2010, Cellu Tissue entered into a merger agreement with Clearwater Paper Corporation, which we refer to as “Clearwater Paper”, and Sand Dollar Acquisition Corporation, a wholly-owned subsidiary of Clearwater Paper, which we refer to as “Merger Sub”. The merger agreement provides that Merger Sub will merge with and into Cellu Tissue, which we refer to as the “merger”. If the merger is completed, Cellu Tissue will become a wholly-owned subsidiary of Clearwater Paper, and each share of our common stock will be converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes as more fully described in the accompanying proxy statement, and you will cease to have an ownership interest in the continuing business of Cellu Tissue. At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it carefully and in its entirety.

A transaction committee of Cellu Tissue’s board of directors, consisting of a majority of independent directors, has unanimously determined that it is advisable to and in the best interests of, Cellu Tissue and its stockholders for the board of directors of Cellu Tissue to approve, adopt and authorize the merger and the merger agreement and has recommended to the full board of directors of Cellu Tissue that the full board approve, adopt and authorize the merger, the merger agreement and the other transactions contemplated thereby.

Cellu Tissue’s board of directors, after considering various factors and with the unanimous recommendation of the transaction committee, has unanimously adopted and approved the merger, the merger agreement and the other transactions contemplated thereby and has determined that the merger and the merger agreement are advisable to, and in the best interests of, Cellu Tissue and its stockholders. CELLU TISSUE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT.

Certain affiliated stockholders of Cellu Tissue, which as of September 15, 2010 held approximately 56% of the outstanding shares of Cellu Tissue common stock (see “Summary” in the accompanying proxy statement), have entered into a voting agreement. Under the voting agreement, unless the merger agreement is terminated, including in connection with our receipt of a superior proposal as further described in the accompanying proxy statement, these stockholders have agreed, subject to certain exceptions, to vote in favor of the proposal to adopt and approve the merger agreement, and against any other acquisition proposal. A copy of the voting agreement is attached as Annex B to the accompanying proxy statement. However, your vote is important, and we encourage you to vote your shares.

The proxy statement attached to this letter provides you with information about the merger agreement, the merger and the special meeting. Please read the entire proxy statement carefully and in its entirety. You may also obtain additional information about Cellu Tissue from documents we have filed with the Securities and Exchange Commission.

If you do not vote, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the adoption and approval of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or submit your proxy or voting instructions by telephone or the Internet. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated, our proxy solicitor, who is assisting us, toll-free at: (888) 750-5834 (banks and brokers may call collect at: (212) 750-5833).

On behalf of Cellu Tissue’s board of directors, I thank you in advance for your cooperation and continued support.

Sincerely yours,

Russell C. Taylor

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [ — ] , 2010 and is first being mailed, along with the enclosed proxy card, to our stockholders on or about [ — ] , 2010.

CELLU TISSUE HOLDINGS, INC.

1855 Lockeway Drive, Suite 501

Alpharetta, Georgia 30004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [ — ], 2010

To Our Stockholders:

Notice is hereby given that a Special Meeting of Stockholders of Cellu Tissue Holdings, Inc., which we refer to as “Cellu Tissue”, “the Company”, “we”, “us” or “our”, will be held at [ — ] a.m. local time, on [ — ], 2010, at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309, for the following purposes:

1. To consider and vote on a proposal, which we refer to in this proxy statement as the “merger proposal”, to adopt and approve the Agreement and Plan of Merger, dated as of September 15, 2010, as amended from time to time, which we refer to as the “merger agreement”, by and among Cellu Tissue, Clearwater Paper Corporation, which we refer to as “Clearwater Paper”, and Sand Dollar Acquisition Corporation, which we refer to as “Merger Sub”. The merger agreement provides that Merger Sub will merge with and into Cellu Tissue, which we refer to as the “merger” and upon completion of the merger, each share of Cellu Tissue common stock will be cancelled and converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes.

2. To consider and vote on a proposal to adjourn the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

The board of directors has fixed the close of business on [ — ], 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. Holders of our common stock are entitled to appraisal rights under Delaware law in connection with the merger if they meet certain conditions. See “Appraisal Rights” in the accompanying proxy statement.

Certain stockholders of Cellu Tissue, which hold more than a majority of the outstanding shares of Cellu Tissue common stock (see “Summary” in the accompanying proxy statement), have entered into a voting agreement. Under the voting agreement, unless the merger agreement is terminated, including in connection with our receipt of a superior proposal as further described in the accompanying proxy statement, these stockholders have agreed, subject to certain exceptions, to vote in favor of the proposal to adopt and approve the merger agreement and against any other acquisition proposal. A copy of the voting agreement is attached as Annex B to the accompanying proxy statement. These stockholders owned approximately 56% of the shares of Cellu Tissue common stock outstanding as of September 15, 2010. However, your vote is important, and we encourage you to vote your shares.

Even if you plan to attend the meeting in person, we request that you promptly complete, sign, date and return the enclosed proxy or submit your proxy or voting instructions by telephone or the Internet, and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption and approval of the merger agreement and “FOR” the proposal to adjourn the special meeting for any purpose, including to permit further solicitation of proxies, and in accordance with the recommendation of the board of directors on any matters properly brought before the meeting for a vote.

If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement, but will not affect the adjournment of the special meeting if a quorum is present at the meeting. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

A transaction committee of Cellu Tissue’s board of directors, consisting of a majority of independent directors, has unanimously determined that it is advisable to and in the best interests of, Cellu Tissue and its stockholders for the board of directors of Cellu Tissue to approve, adopt and authorize the merger and the merger agreement, and has unanimously recommended to the full board of directors of Cellu Tissue that the full board approve, adopt and authorize the merger, the merger agreement and the transactions contemplated thereby.

Our board of directors, after considering various factors and with the unanimous recommendation of the transaction committee, has unanimously adopted and approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has determined that the merger agreement and the merger is advisable to, and in the best interests of, Cellu Tissue and its stockholders. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT.

Please carefully read the proxy statement and other materials concerning our company, the merger agreement, the merger and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By order of the Board of Directors,

Russell C. Taylor

President and Chief Executive Officer

[ — ], 2010

Alpharetta, Georgia

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE OR SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS BY TELEPHONE OR THE INTERNET IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PRE-PAID IF MAILED IN THE UNITED STATES) IS ENCLOSED IF YOU WISH TO VOTE YOUR SHARES BY MAIL. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. The merger agreement, by and among Cellu Tissue, Clearwater Paper and Merger Sub is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement (Page 18)

Cellu Tissue Holdings, Inc.

Cellu Tissue is a North American producer of tissue products, with a focus on consumer-oriented private label products and a growing presence in the value retail tissue market. Cellu Tissue manufactures large rolls of tissue, which are referred to as hardrolls, from purchased pulp and recycled fiber. For the fiscal year ended February 28, 2010, Cellu Tissue sold 329,095 tons of tissue along with other products, generating aggregate net sales of $511.3 million.

Clearwater Paper Corporation

Clearwater Paper manufactures premium consumer tissue, high-quality bleached paperboard and wood products at facilities across the country. Clearwater Paper is a premier supplier of private label tissue to major retail grocery chains and also produces bleached paperboard used by printers and packaging converters.

Merger Sub

Merger Sub was formed by Clearwater Paper for the sole purpose of entering into the merger agreement and completing the merger. Merger Sub has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Merger (Page 18)

You are being asked to vote to adopt and approve the merger agreement. Upon the terms and subject to the conditions contained in the merger agreement, Merger Sub will be merged with and into Cellu Tissue. If the merger is completed, we will cease to be a publicly traded company and you will cease to have an ownership interest in the continuing business of Cellu Tissue.

Merger Consideration (Page 53)

If the merger is completed, each share of our common stock outstanding immediately prior to the merger (other than shares owned by us, Clearwater Paper or Merger Sub and other than shares owned by stockholders properly demanding appraisal rights) will be cancelled and converted into the right to receive $12.00 per share in cash, without interest and less applicable withholding taxes.

Effective Time of the Merger (Page 52)

The closing of the merger will occur no later than the second business day after the conditions to the merger set forth in the merger agreement have been satisfied or waived or at such other time agreed to by us and Clearwater Paper. Although we expect to complete the merger shortly after the special meeting of our stockholders, we cannot specify when, or assure you that, we and Clearwater Paper will satisfy or waive all the conditions to the merger.

Effect on Option Plans and Restricted Common Stock (Page 53)

Each outstanding option to purchase shares of our common stock, whether or not vested, will be cancelled and all such holder’s rights under such options or under any option plan of Cellu Tissue shall terminate at the effective time of the merger. The option holders will be compensated, at the effective time of the merger, with a cash payment, without interest and less any applicable withholding taxes, from Cellu Tissue in an amount equal to the product of (x) the number of shares of Cellu Tissue common stock subject to such stock option, whether or not then exercisable, and (y) the excess, if any, of $12.00 over the exercise price per share of common stock subject to such Cellu Tissue stock option. Furthermore, the restrictions and conditions on each outstanding share of restricted stock grant will lapse and each holder’s interest in each grant will fully vest immediately before the closing of the merger.

Recommendation of Our Board of Directors (Page 27)

A transaction committee of our board of directors, which we refer to as the “transaction committee”, was established on June 23, 2010 by our board of directors to, among other matters, assist our board of directors in evaluating a possible transaction with Clearwater Paper. The transaction committee consists of three independent directors, Cynthia T. Jamison, Joseph J. Troy and Gordon A. Ulsh, as well as Russell C. Taylor, our President and Chief Executive Officer. The transaction committee has unanimously:

•	determined that it is advisable to and in the best interests of Cellu Tissue and its stockholders for our board of directors to approve, adopt and authorize the merger and the merger agreement, and

•	recommended that our board of directors approve, adopt and authorize the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Our board of directors, after considering various factors and with the unanimous recommendation of the transaction committee, has unanimously:

•	determined that the merger and the merger agreement are advisable to and in the best interests of Cellu Tissue and its stockholders,

•	adopted and approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and

•

recommended that you vote “FOR” the adoption and approval of the merger agreement and “FOR” the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

Opinion of Our Financial Advisor (Page 33 and Annex C)

Goldman Sachs & Co., which we refer to as “Goldman Sachs”, delivered its opinion to our board of directors that, as of September 15, 2010 and based upon and subject to the limitations and assumptions set forth therein, the $12.00 per share in cash to be paid to the holders of the outstanding shares of common stock of Cellu Tissue pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated as of September 15, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between us and Goldman Sachs, we will pay Goldman Sachs a transaction fee of approximately $6,400,000, the principal portion of which is contingent upon consummation of the merger.

For a more complete description, see “The Merger — Opinion of Our Financial Advisor” in this proxy statement. See also Annex C to this proxy statement.

Conditions to the Merger (Page 71)

We, Clearwater Paper and Merger Sub will not be required to complete the merger unless a number of conditions are satisfied or waived, as applicable, including the approval and adoption by our stockholders of the merger agreement.

Termination of the Merger Agreement (Page 73)

Either we or Clearwater Paper can terminate the merger agreement under certain circumstances, including if the other party breaches any of its representations, warranties, covenants or agreements in a manner that would result in the failure of closing conditions set forth in the merger agreement.

In addition to certain other circumstances, either we or Clearwater Paper may terminate the merger agreement if the merger has not been completed on or before January 31, 2011. Clearwater Paper may also terminate the merger agreement if our board of directors elects to withdraw or adversely modify its recommendation of the merger agreement or if our board of directors recommends to our stockholders an acquisition proposal from a third party. Clearwater Paper may also terminate the merger agreement if our board of directors adopts or recommends we enter into an alternative acquisition agreement with a third party. We may also terminate the merger agreement, after complying with certain procedures, in order to enter into an alternative acquisition agreement with a third party that our board of directors has determined is a superior proposal. If the merger agreement is terminated, we may be required to pay Clearwater Paper a $9.48 million termination fee in certain circumstances.

No Solicitation (Page 60)

The merger agreement contains provisions that prohibit us from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. There are exceptions to these prohibitions if we receive an unsolicited acquisition proposal from a third party under certain circumstances set forth in the merger agreement.

Reasons for the Merger (Page 27)

In making its recommendation that you vote “FOR” the adoption and approval of the merger agreement, our board of directors and the transaction committee carefully considered a number of factors. Please refer to the more detailed information contained in “The Merger — Reasons for the Merger; Recommendation of the Board of Directors”.

Special Meeting; Quorum; Merger Vote (Page 14)

We will hold the special meeting at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309, on [ — ], 2010, beginning at [ — ] a.m. local time. The holders of a majority of the outstanding shares of our common stock, entitled to vote, must be present, either in person or by proxy, to constitute a quorum at the special meeting. The vote required to approve Proposal 1, the merger proposal, is the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting and the vote required to approve Proposal 2, approval of the adjournment of the special meeting for any purpose, including to solicit additional proxies, is the affirmative vote of a majority of the votes cast at the special meeting if a quorum is present at the meeting.

Concurrently with the execution and delivery of the merger agreement, Weston Presidio V, L.P, which we refer to as “Weston Presidio”, Russell C. Taylor, our President and Chief Executive Officer, and two investment entities controlled by Mr. Taylor, entered into a voting agreement, which we refer to as the “voting agreement”, with Clearwater Paper. Under the voting agreement, unless the merger agreement is terminated, including in connection with our receipt of a superior proposal as further described under “The Merger — Voting Agreement”, these stockholders have agreed, subject to certain exceptions, to appear at the special meeting for purposes of establishing a quorum and to vote their shares for the adoption and approval of the merger agreement and against any other acquisition proposal and they have agreed under certain circumstances to grant Clearwater Paper an irrevocable proxy to vote their stock for this purpose. These stockholders own an aggregate of approximately 56% of our outstanding common stock.

The shares of our common stock held by Weston Presidio, Mr. Taylor and the two investment entities controlled by Mr. Taylor, and the vote of such shares, are sufficient to establish a quorum and to secure the necessary vote for the adoption and approval of the merger agreement. Provided that the voting agreement is not terminated in connection with our receipt of a superior proposal or otherwise, the merger agreement will be adopted and approved by our stockholders at the special meeting. However, your vote is important and we encourage you to vote your shares.

Certain Material United States Federal Income Tax Consequences of the Merger (Page 48)

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our stockholders. As a result, in general, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder’s adjusted tax basis in the shares surrendered. In general, such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them as a result of the merger.

Interests of Our Directors and Executive Officers in the Merger (Page 44)

Members of our board of directors and certain of our executive officers have various interests in the merger that may be in addition to, or different from, the interests of our stockholders, including the following:

•	our directors and executive officers will be entitled to benefit from the accelerated vesting of the restricted stock and stock options;

•

three of our executive officers have employment agreements and these agreements provide for payments upon the termination of employment, and the payments under one of these agreements are enhanced if there is a change in control;

•	one of our executive officers has a retention and severance agreement with us, the benefits of which are subject to the closing of the merger; and

•	the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers.

The transaction committee and our board of directors were aware of these interests and considered them, among other matters, in making their decisions.

In addition, subsequent to the execution of the merger agreement, Clearwater Paper entered into discussions with one of our executive officers for temporary employment following the closing and the terms of such temporary employment are under negotiation.

Financing of the Merger (Page 67)

Clearwater Paper intends to fund the merger consideration and the retirement of approximately $255 million of Cellu Tissue’s debt from cash on hand and debt financing. On October 13, 2010, Clearwater Paper announced the pricing of $375 million principal amount of its senior notes due 2018, which we refer to as the “Clearwater Paper Notes”. The net proceeds of the offering of the Clearwater Paper Notes will be used by Clearwater Paper to, among other matters, finance the merger, and the net proceeds of the offering will be placed in escrow pending the closing of the merger. Prior to the execution of the merger agreement, Clearwater Paper obtained a commitment letter, dated September 15, 2010, from Banc of America Bridge LLC and Banc of America Securities LLC, which we refer to as the “commitment letter”, with respect to $300 million of senior unsecured loans, which we refer to as the “Bridge Facility”, in support of its obligations under the merger agreement. Pursuant to the merger agreement, Clearwater Paper must use its reasonable best efforts to obtain debt financing under the commitment letter or alternative debt financing.

The closing of the merger is not conditioned on the receipt of the debt financing by Clearwater Paper or Merger Sub. If all other conditions to closing of the merger have been satisfied, Clearwater Paper will be obligated to consummate the merger regardless of whether Clearwater Paper or Merger Sub has obtained debt financing under the commitment letter or otherwise, and the failure by Clearwater Paper to consummate the merger in such circumstances would constitute a breach of the merger agreement.

Regulatory Approvals (Page 66)

Except for the filing of a certificate of merger with the Secretary of State of the State of Delaware, the filing with the Securities and Exchange Commission, which we refer to as the “SEC”, of this proxy statement, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, and the rules thereunder, which we refer to as the “HSR Act”, and any other filings and reports that may be required in connection with the merger agreement and the transactions contemplated by the merger agreement under the Exchange Act, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or the consummation of the merger. Cellu Tissue and Clearwater Paper each filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on September 22, 2010.

Litigation Relating to the Merger (Page 51)

In connection with the merger, two putative stockholder class action complaints have been filed in the Superior Court of Fulton County, State of Georgia. Cellu Tissue intends to defend itself vigorously.

Voting Agreement (Page 41 and Annex B)

Concurrently with the execution and delivery of the merger agreement, Weston Presidio, Mr. Taylor and two investment entities controlled by Mr. Taylor, which hold in the aggregate approximately 56% of our total outstanding common shares, entered into the voting agreement. Under the voting agreement, unless the merger agreement is terminated, including in connection with our receipt of a superior proposal as further described under “The Merger — Voting Agreement”, these stockholders have agreed, subject to certain exceptions, to appear at the special meeting for purposes of establishing a quorum and to vote their shares for the adoption and approval of the merger agreement. The vote of the shares of Cellu Tissue common stock held by these stockholders in favor of the adoption and approval of the merger agreement is by itself sufficient for the adoption and approval of the merger agreement. Provided that the voting agreement is not terminated in connection with our receipt of a superior proposal or otherwise, the merger agreement will be adopted and approved by our stockholders at the special meeting.

Cellu Tissue is also a party to a shareholders’ agreement with Weston Presidio whereby Weston Presidio’s approval and consent to a change of control of Cellu Tissue is required, which would include the merger. Weston

Presidio has agreed with Cellu Tissue and Clearwater Paper to execute and deliver its consent to the merger to Cellu Tissue, no later than immediately after receiving notice that Cellu Tissue’s stockholders have approved and adopted the merger agreement.

Appraisal Rights (Page 77 and Annex D)

If the merger is consummated, holders of shares of our common stock who do not vote in favor of the adoption and approval of the merger agreement will have the right to seek appraisal of the fair value of their shares of Cellu Tissue’s common stock as determined by the Delaware Court of Chancery, but only if they submit a written demand for appraisal to Cellu Tissue before the vote is taken on the merger agreement and they comply with all other requirements of Delaware law, which is reproduced in its entirety as Annex D to this proxy statement and is incorporated by reference herein. This appraisal amount could be more than, the same as or less than the $12.00 per share amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of shares of Cellu Tissue’s common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to Cellu Tissue prior to the vote on the adoption and approval of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption and approval of the merger agreement.

Delisting and Deregistration of Our Common Stock (Page 48)

If the merger is completed, our common stock will be delisted from the New York Stock Exchange, which we refer to as the “NYSE”, and deregistered under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act”. As such, we would no longer file periodic reports with the SEC on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of our stockholders will be held at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309, on [ — ], 2010, beginning at [ — ] a.m. local time.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by our board of directors.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on the following:

•	Proposal 1, the merger proposal; and

•

Proposal 2, approval of the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

Q:	What is the proposed transaction?

A:	If the merger agreement has been adopted and approved and all of the conditions set forth in the merger agreement have been satisfied or waived, Merger Sub will be merged with and into us and Clearwater Paper will be our sole stockholder. Each share of our common stock outstanding immediately prior to the merger (other than shares owned by us, Clearwater Paper or Merger Sub and other than shares owned by stockholders properly demanding appraisal rights) will be cancelled and converted into the right to receive $12.00 per share in cash, without interest and less applicable withholding taxes.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote:

•	“FOR” Proposal 1, the merger proposal; and

•

“FOR” Proposal 2, the approval of the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

Q:	Have any stockholders already agreed to adopt and approve the merger agreement?

A:	Yes. In connection with the merger agreement, Weston Presidio, Mr. Taylor, and two investment entities controlled by Mr. Taylor, which beneficially hold an aggregate of approximately 56% of our total outstanding shares of common stock, entered into a voting agreement with Clearwater Paper. Under the voting agreement, unless the merger agreement is terminated, including in connection with our receipt of a superior proposal as further described under “The Merger — Voting Agreement”, these stockholders have agreed, subject to certain exceptions, to appear at the special meeting for purposes of establishing a quorum and to vote their shares for the adoption and approval of the merger agreement. Provided that the voting agreement is not terminated in connection with our receipt of a superior proposal or otherwise, the merger agreement will be adopted and approved by Cellu Tissue’s stockholders at the special meeting.

Cellu Tissue is also a party to a shareholders’ agreement with Weston Presidio whereby Weston Presidio’s approval and consent to a change of control of Cellu Tissue is required, which would include the merger. Weston Presidio has agreed with Cellu Tissue and Clearwater Paper to execute and deliver its consent to the merger no later than immediately after receiving notice of Cellu Tissue stockholder adoption of the merger agreement.

Q:	What vote of our stockholders is required to approve the proposals?

A:	The votes required to adopt the proposals are as follows:

•	Proposal 1, the merger proposal, requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting; and

•

Proposal 2, the approval of the adjournment of the special meeting for any purpose, including to solicit additional proxies, requires the affirmative vote of a majority of the votes cast at the special meeting if a quorum is present at the meeting.

The vote of the shares of our common stock held by Weston Presidio, Mr. Taylor and the two investment entities controlled by Mr. Taylor in favor of the adoption and approval of the merger agreement is by itself sufficient for the adoption and approval of the merger agreement.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on [ — ], 2010, are entitled to receive notice of and to vote at, the special meeting and any adjournment or postponement of the special meeting. You will have one vote at the special meeting for each share of common stock you owned at the close of business on the record date. On the record date, [ — ] shares of our common stock were issued and outstanding and entitled to be voted at the special meeting.

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	Holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy before we may transact business at the special meeting. This is called a “quorum”. Abstentions are counted for the purpose of determining the presence of a quorum.

In connection with the merger agreement, Weston Presidio, Mr. Taylor and two investment entities controlled by Mr. Taylor, which beneficially hold an aggregate of approximately 56% of our total outstanding shares of common stock, entered into a voting agreement with Clearwater Paper. Under the voting agreement, unless the merger agreement is terminated, including in connection with our receipt of a superior proposal as further described under “The Merger — Voting Agreement”, these stockholders have agreed, subject to certain exceptions, to appear at the special meeting for purposes of establishing a quorum. Provided that the voting agreement is not terminated, there will be a quorum at the special meeting.

Q:	What do I need to do now? How do I vote?

A:	After carefully reading and considering the information contained in this proxy statement, the Annexes attached to this proxy statement and the documents referred to in this proxy statement, please submit a proxy for your shares of our common stock as soon as possible. Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the special meeting or cause the shares to be voted by proxy. There are three ways to vote by proxy:

•	By Telephone — You can submit a proxy by telephone by calling (866) 540-5760 and following the instructions on the proxy card if you are located in the United States;

•	By Internet — You can submit a proxy over the Internet at www.proxyvoting.com/clu by following the instructions on the proxy card; or

•	By Mail — You can submit a proxy by mail by signing, dating and returning the enclosed proxy card if you received your proxy materials by mail.

Internet and telephone facilities for stockholders of record will be available 24 hours a day and close at 11:59 p.m. (Eastern time) on [ — ], 2010, which is the day before the special meeting.

Q:	How are votes counted?

A:	For Proposal 1, the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. An abstention will not count as a vote cast on Proposal 1 but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN” it has the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.

For Proposal 2, the approval of the adjournment of the special meeting for any purpose, including to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. An abstention will not count as a vote cast on Proposal 2 but will count for the purpose of determining whether a quorum is present. If you “ABSTAIN” from voting on Proposal 2, it will have no effect on the outcome of the vote if a quorum is present at the meeting.

If you sign and return your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” Proposal 1, the merger proposal, “FOR” Proposal 2, approval of the adjournment of the special meeting for any purpose, including to solicit additional proxies, and, in accordance with the recommendation of our board of directors.

Q:	If my broker holds my shares in “street name”, will my broker vote my shares for me?

A:	Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Unless you follow the instructions, your shares will not be voted. If your broker does not vote your shares because you fail to provide voting instructions, the effect will be a vote “AGAINST” Proposal 1 because adoption of this Proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. If your broker does not vote your shares because you fail to provide voting instructions, your shares will not be voted on Proposal 2 and will not affect the outcome of the vote if a quorum is present at the meeting.

Q:	May I vote in person?

A:	Yes. Shares held in your name as the stockholder of record may be voted in person at the special meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the special meeting. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, trustee or nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

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Stockholder of Record. If your shares are registered directly in your name with our transfer agent and registrar, BNY Mellon Shareowner Services, you are considered to be the stockholder of record with respect to those shares and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

•

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the special meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee to vote your shares.

Q:	May I attend the special meeting?

A:	You are entitled to attend the special meeting only if you were a stockholder as of the close of business on the record date or if you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the special meeting. If you are not a stockholder of record but hold shares in “street name” through a broker, trustee or nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to [ — ], 2010, a copy of the voting instruction card provided to you by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you will not be admitted to the special meeting.

The meeting will begin promptly at [ — ] a.m. local time. Check-in will begin at [ — ] a.m. local time, and you should allow ample time for the check-in procedures.

Q:	When should I return my proxy card?

A:	You should return your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing at Cellu Tissue Holdings, Inc., 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia, 30004, Attention: Corporate Secretary, or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you submitted a proxy by telephone or through the Internet, you can also revoke your proxy and change your voting instructions by any of these methods. If you decide to cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your voting instructions by telephone or through the Internet. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote. All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting, will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal and the adjournment of the special meeting, if necessary.

Q:	Should I send in my stock certificate(s) now?

A:	No. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $12.00 per share in cash, without interest and less any applicable withholding tax.

Q:	Who will bear the cost of solicitation?

A:	The expense of soliciting proxies in the enclosed form will be borne by Cellu Tissue. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $10,000, of which $5,000 is payable upon the execution of the proxy solicitation agreement, and the remaining $5,000 is payable thirty days thereafter, plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:	What does it mean if I receive more than one proxy card?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card you receive.

Q:	How can I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials, unless you have provided contrary instructions. However, each stockholder will receive his or her own proxy card. If you wish to receive a separate set of proxy materials, please call Innisfree M&A Incorporated, our proxy solicitor, who is assisting us, toll-free at: (888) 750-5834 (banks and brokers may call collect at: (212) 750-5833), to request a separate copy of these materials. You will be provided with a separate copy of the materials, free of charge, if you request them.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your rights to vote at the special meeting, but will have transferred the right to receive the merger consideration to be received by our stockholders in the merger. In order to receive the merger consideration, you must hold your shares through the completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger no later than two business days after obtaining stockholder approval, assuming that all of the conditions set forth in the merger agreement have been satisfied or waived. See “Proposal 1 — The Merger Agreement — Conditions to Each Party’s Obligation”.

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal that explains how to exchange your shares for the cash consideration to be paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the cash consideration for your shares.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under the Delaware General Corporation Law, which we refer to as the “DGCL” in this proxy statement, in connection with the merger if you do not vote in favor of the adoption of the merger agreement and if you meet certain conditions. See “Appraisal Rights”. The judicially determined fair value of your shares could be greater than, equal to or less than the $12.00 in cash per share that our stockholders are entitled to receive in the merger.

Q:	Where can I find more information about Cellu Tissue?

A:	Cellu Tissue files periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to “Where You Can Find More Information” in this proxy statement.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitation agent, Innisfree M&A Incorporated, who is assisting us, toll-free at: (888) 750-5834 (banks and brokers may call collect at: (212) 750-5833). If your broker holds your shares, you may also call your broker for additional information.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, including, among others, statements regarding the merger, are forward-looking statements. Those statements include statements regarding our intent, belief or current expectations and the current expectations of members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may”, “will”, “seeks”, “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends”, “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and actual results may differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in our filings with the SEC, including those risks and uncertainties discussed in Item 1. Business-Forward-Looking Statements and Item 1A. Risk Factors in our Annual Report on Form 10-K for our fiscal year ended February 28, 2010 and in Part II Item 1A in our Quarterly Report on Form 10-Q for our fiscal quarter ended May 27, 2010, factors and matters contained or incorporated by reference in this document, and the following factors:

•	the satisfaction of the conditions to consummate the merger, including the adoption and approval of the merger agreement;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $9.48 million termination fee to Clearwater Paper;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our relationships with customers and suppliers and on our operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	increases in operating costs resulting from the expenses related to the proposed merger;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•	the outcome of any legal proceedings that may be instituted against us and others as a result of entering into the merger agreement; and

•	risks related to diverting management’s attention from ongoing business operations.

We believe that the assumptions on which our forward-looking statements are based are reasonable. All subsequent written and oral forward-looking statements concerning the merger and other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to publicly release any revisions of these forward-looking statements to reflect any future events or circumstances.

THE SPECIAL MEETING OF THE STOCKHOLDERS

The proxy statement is furnished in connection with the solicitation of proxies in connection with a special meeting of our stockholders.

Date, Time and Place

We will hold the special meeting at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309, on [ — ], 2010, beginning at [ — ] a.m. local time.

Purpose of the Special Meeting

At the special meeting, we will ask you to (1) adopt and approve the merger agreement and (2) approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement. In addition, you will be asked to transact any other business that is properly brought before the special meeting. We are not aware of any additional business that may come before the special meeting. Under the merger agreement, we must obtain the prior written consent of Clearwater Paper in order to transact any other business at the special meeting that is not contemplated by the merger agreement.

Recommendation of Our Board of Directors

A transaction committee of Cellu Tissue’s board of directors, consisting of a majority of independent directors, has unanimously determined that it is advisable to and in the best interests of, Cellu Tissue and its stockholders for the board of directors of Cellu Tissue to approve, adopt and authorize the merger and the merger agreement, and has unanimously recommended to the full board of directors of Cellu Tissue that the full board approve, adopt and authorize the merger, the merger agreement and the transactions contemplated thereby.

Our board of directors, with unanimous recommendation of the transaction committee, unanimously (1) approved and adopted the merger, the merger agreement and the other transactions contemplated by the merger agreement and (2) determined that the merger and the merger agreement are advisable to and in the best interests of Cellu Tissue and its stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement and “FOR” the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

Record Date; Stock Entitled To Vote; Quorum

Only holders of record of our common stock at the close of business on [ — ], 2010, the record date, are entitled to receive notice of and to vote at the special meeting. On the record date, [ — ] shares of our common stock, were issued and outstanding. Each holder of record of our common stock will be entitled to one vote per share at the special meeting on the merger proposal and the proposal to adjourn the special meeting.

The holders of a majority of the outstanding shares of our common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, for the purpose of establishing a quorum. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting will be adjourned or postponed to solicit additional proxies.

In connection with the merger agreement, Weston Presidio, Mr. Taylor and two investment entities controlled by Mr. Taylor, which beneficially hold an aggregate of approximately 56% of our total outstanding shares of common stock, entered into a voting agreement with Clearwater Paper. Under the voting agreement, unless the merger agreement is terminated, including in connection with our receipt of a superior proposal as further described under “The Merger — Voting Agreement”, these stockholders have agreed, subject to certain exceptions, to appear at the special meeting for purposes of establishing a quorum. Provided that the voting agreement is not terminated, there will be a quorum at the special meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes”. Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Because it is expected that brokers and other nominees will not have discretionary authority to vote on either proposal, we anticipate that there will not be any broker non-votes in connection with either proposal. If your broker or other nominee holds your shares of our common stock in “street name”, your broker or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker or other nominee with this proxy statement.

Vote Required

Certain affiliated stockholders of Cellu Tissue, which hold more than a majority of the outstanding shares of Cellu Tissue common stock, have entered into a voting agreement. Under the voting agreement, unless the merger agreement is terminated, including in connection with our receipt of a superior proposal as further described under “The Merger — Voting Agreement”, these stockholders have agreed, subject to certain exceptions, to vote in favor of the proposal to adopt and approve the merger agreement and against any other acquisition offer. A copy of the voting agreement is included as Annex B. In addition, one affiliated stockholder who is party to the voting agreement, Weston Presidio, is also party to a shareholders agreement with Cellu Tissue whereby Weston Presidio’s approval and consent to a change of control of Cellu Tissue is required, which would include the merger. Weston Presidio has agreed with Cellu Tissue and Clearwater Paper to execute and deliver its consent to the merger to Cellu Tissue no later than immediately after receiving notice that Cellu Tissue’s stockholders approved and adopted the merger agreement.

The adoption and approval of the merger agreement requires the affirmative vote of the shares representing a majority of the outstanding shares entitled to vote on the merger agreement at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote “AGAINST” the adoption and approval of the merger agreement.

The affirmative vote of a majority of the votes cast is required for approval of the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

Voting of Proxies

To cause your shares to be voted, you should follow the instructions as indicated on your proxy card to submit a proxy over the Internet or by telephone, or you should mark, sign, date and return the enclosed proxy card in the enclosed envelope. Submitting your proxy does not limit your right to vote in person should you decide to attend the special meeting. If your shares are held in the name of a bank, broker or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the special meeting, you must obtain a legal proxy, executed in your name, from the nominee.

If you return your proxy card and it is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If you return your proxy card and it is unsigned, then your vote cannot be counted. If you return your proxy card and it is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the adoption and approval of the merger agreement, “FOR” the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

Stockholders who hold their shares of our common stock in “street name”, meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by their bank, broker or other nominee regarding how to instruct such entity to vote their shares.

Under our bylaws, business transacted at a special meeting is limited to matters specifically designated in the notice of the meeting and accordingly no matter other than the ones discussed in this proxy will be brought before the special meeting. Under the merger agreement, we must obtain the prior written consent of Clearwater Paper in order to transact any other business at the special meeting that is not contemplated by the merger agreement.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

Revocability of Proxies

If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

•

first, you can deliver to our Corporate Secretary, at our principal executive offices located at 1855 Lockeway Drive, Suite 501, Alpharetta, GA 30004, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•

second, you can complete, execute and deliver to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting;

•	third, you can attend the special meeting and vote in person; or

•	fourth, you can submit another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card.

Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your broker.

Solicitation of Proxies

The board of directors of Cellu Tissue is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of Cellu Tissue may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation material to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the notice of special meeting of stockholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained Innisfree M&A Incorporated to solicit proxies in connection with the special meeting at a cost of approximately $10,000, of which $5,000 is payable upon the execution of the proxy solicitation agreement, and the remaining $5,000 is payable 30 days thereafter, plus reimbursement of out-of-pocket fees and expenses.

Assistance

Stockholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card, should contact or call Innisfree M&A Incorporated, our proxy solicitor, toll-free at: (888) 750-5834 (banks and brokers may call collect at: (212) 750-5833) or at 501 Madison Avenue, 20th Floor, New York, NY 10022.

Other Business

The merger agreement provides that no other business may be acted upon at the special meeting other than the matters discussed in this proxy statement without the consent of Clearwater Paper. Under our bylaws, business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting. We intend that shares of our common stock represented by properly submitted proxies will be voted by the persons named as proxies on the proxy card in accordance with the recommendation of our board of directors.

Adjustments and Postponements

Pursuant to the merger agreement, the special meeting may be postponed or adjourned in the following circumstances: (i) if we have not received proxies representing a sufficient number of shares to approve and adopt the merger agreement on a date that is later than the earlier of (a) 30 days after the originally scheduled date for the special meeting or (b) five business days prior to January 31, 2011; (ii) with the consent of Clearwater Paper; (iii) for the absence of a quorum; (iv) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosures which our board of directors reasonably determines is necessary under applicable law and for the supplemental or amended disclosure to be disseminated and reviewed by our stockholders prior to the special meeting; or (v) if we have notified Clearwater Paper of our board of directors’ intention to change its recommendation in favor of the adoption and approval of the merger agreement in accordance with the provisions set forth in the merger agreement. Any adjournment of the special meeting pursuant to the terms of the merger agreement will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use.

THE MERGER

Cellu Tissue Holdings, Inc.

Cellu Tissue is a North American producer of tissue products, with a focus on consumer-oriented private label products and a growing presence in the value retail tissue market. Cellu Tissue manufactures large rolls of tissue, which are referred to as hardrolls, from purchased pulp and recycled fiber. For the fiscal year ended February 28, 2010, Cellu Tissue sold 329,095 tons of tissue along with other products, generating aggregate net sales of $511.3 million.

Clearwater Paper Corporation

Clearwater Paper manufactures premium consumer tissue, high-quality bleached paperboard and wood products at facilities across the country. Clearwater Paper is a premier supplier of private label tissue to major retail grocery chains and also produces bleached paperboard used by printers and packaging converters.

Merger Sub

Merger Sub was formed by Clearwater Paper for the sole purpose of entering into the merger agreement with Cellu Tissue and completing the merger. Merger Sub has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Background of the Merger

Our board of directors, with input from our senior management, periodically reviews and assesses the various trends and competitive factors of our business, including prices for northern bleached softwood kraft (which we refer to as “pulp” and which is the benchmark price that our management believes is indicative of the price of the principal raw material used in the manufacture of our products), and the competitive dynamics in the market, including supply and demand trends. Additionally, since our acquisition by Weston Presidio in 2006, our board of directors has from time to time discussed a variety of strategic alternatives, including among other things, strategies to grow our business and other potential acquisition and disposition transactions.

In the summer of 2009, we solicited interest from 23 potential financial purchasers regarding their interest in pursuing a strategic transaction with us. Of these 23 potential purchasers, two parties submitted indications of interest to acquire a minority interest in our company. One such party submitted a non-binding proposal to purchase a minority interest that implied a total value for our company (on an enterprise value basis) of between $419.4 million and $454.4 million and between approximately $141.4 million and $176.4 million for our equity. The other party, which we refer to as “Company A”, submitted a non-binding proposal to purchase a minority interest that implied a total value for our company (on an enterprise value basis) of $490.0 million and $224.6 million for our equity and also provided for the issuance of warrants to Company A that would be exercisable in certain circumstances. Both of these proposals were subject to additional due diligence.

Our board of directors reviewed these proposals and determined in September 2009 to pursue an initial public offering of our common stock, which we refer to as the “initial public offering”, in lieu of these potential transactions. We filed a Registration Statement on Form S-1 on October 16, 2009 and our initial public offering, in which our shares of common stock were sold to the public for $13.00 per share, was completed on January 27, 2010. We did not receive any offers to acquire us (or any portion of our company) during this initial public offering process.

Following the completion of our initial public offering, from February 2010 through May 2010, the following three factors began to negatively impact the value of our business: first, pulp prices (as reported by RISI, a leading information provider for the global forest products industry) continued to increase from $850 per metric ton as of January 2010 to $1,000 per metric ton as of May 2010; second, we were unable to pass through the historically high pulp prices through price increases in our converted tissue products, which we were generally able to do in prior periods; and third, several companies announced plans to construct significant additional tissue production capacity in our geographic market.

On May 14, 2010, David L. Ferguson, a member of our board of directors and a partner with Weston Presidio, received an unsolicited inquiry from Clearwater Paper, through its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as “BofA Merrill Lynch”, indicating that Clearwater Paper was interested in an all-cash acquisition of our company. No specific purchase price was referenced in this conversation. Mr. Ferguson informed Russell C. Taylor, our President and Chief Executive Officer, of this inquiry. On May 15, 2010, Gordon L. Jones, Clearwater Paper’s President and Chief Executive Officer, contacted Mr. Ferguson to ascertain our interest in exploring a possible acquisition of our company by Clearwater Paper. Messrs. Ferguson, Taylor and R. Sean Honey, the chairman of our board of directors and a partner with Weston Presidio, agreed to a face-to-face meeting with Mr. Jones. Mr. Taylor also discussed with the other members of our board of directors the inquiry and proposed meeting.

On May 18, 2010, Messrs. Taylor, Ferguson and Honey met with Mr. Jones to further understand Clearwater Paper’s proposal. During this meeting, Mr. Jones verbally proposed a transaction whereby Clearwater Paper would acquire all of our outstanding shares of common stock for $13.00 per share in cash, subject to further due diligence. Mr. Jones also indicated that Clearwater Paper would have the necessary funding for such an acquisition. Mr. Taylor informed Mr. Jones that he would respond to Clearwater Paper’s proposal once our board of directors had an opportunity to consider and evaluate the proposal in its entirety.

On May 19, 2010, our board of directors met by telephone to discuss Clearwater Paper’s proposal, with representatives of King & Spalding LLP, our outside legal counsel and which we refer to as “King & Spalding”, participating in the meeting. During the meeting, representatives of King & Spalding gave a presentation on the fiduciary duties of our board of directors under the applicable law in connection with Clearwater Paper’s proposal and any response thereto. After discussion, our board of directors concluded that it would be better positioned to understand Clearwater Paper’s proposal and evaluate our strategic alternatives following additional review of our five-year business plan. Our board of directors also discussed establishing a transaction committee to evaluate Clearwater Paper’s proposal, although it ultimately determined to defer any decision regarding such a committee until it had an opportunity to further consider Clearwater Paper’s proposal. In addition, our board of directors also authorized our senior management to engage Goldman Sachs to serve as our financial advisor in connection with a possible transaction based on, among other matters, Goldman Sachs’ knowledge of our business and our industry, as well as the fact that Goldman Sachs served as joint book running manager in our initial public offering. Finally, our board of directors authorized our senior management and our advisors to commence an initial analysis of certain matters pertinent to a potential transaction with Clearwater Paper, including the preparation of a preliminary financial analysis of Clearwater Paper’s proposal and a review of our indebtedness.

During the week of May 24, 2010, representatives of Goldman Sachs had telephone conversations with representatives of BofA Merrill Lynch regarding Clearwater Paper’s interest in our company.

On May 26, 2010, our board of directors met by telephone to discuss our five-year business plan, with members of our senior management and representatives of King & Spalding participating in the meeting. During the meeting, our senior management provided our board of directors with an updated five-year business plan that covered (a) changes in our EBITDA forecast as compared to the forecasts prepared in connection with our initial public offering, (b) key assumptions incorporated into such updated forecast, (c) the impact that the announcements by several companies regarding the construction of additional tissue production capacity would have on such updated forecast and (d) sensitivities related to growth of our tissue converting operations, pulp prices and changes in paper machine productivity and the impact that such sensitivities may have on such updated forecast.

During this presentation, our senior management noted, among other matters, that our updated forecast provided that (a) our EBITDA projections for our 2011 fiscal year were at the low end of our guidance range and (b) our EBITDA projections for our 2011 through our 2015 fiscal years were below the forecasts prepared in connection with our initial public offering. Our senior management noted that the following three factors, which as noted above emerged in the several months following our initial public offering, were primarily responsible for the projected decreases in the forecast: (i) the continued increase in pulp prices from $850 per metric ton as of January 2010 to $1,000 per metric ton as of May 2010, (ii) that market conditions were not enabling us to pass through our cost increases, and (iii) the additional tissue production capacity expected in our market. Our board of directors discussed our five-year business plan but deferred making any determinations on how to respond to Clearwater Paper’s proposal until it had an opportunity to discuss Goldman Sachs’ preliminary financial analyses of Clearwater Paper’s proposal.

On May 28, 2010, our board of directors met by telephone to discuss Goldman Sachs’ preliminary financial analyses of Clearwater Paper’s proposal, with members of our senior management and representatives of Goldman Sachs and King & Spalding participating in the meeting. During the meeting, the board members, our senior management and representatives of Goldman Sachs also discussed potential alternatives available to us in response to Clearwater Paper’s proposal.

After discussion, our board of directors determined to seek a purchase price in excess of $13.00 per share. Accordingly, our board of directors instructed representatives of Goldman Sachs to have further discussions with Clearwater Paper and its representatives regarding the potential purchase price. Our board of directors also instructed representatives of Goldman Sachs to provide its preliminary analyses of certain other strategic alternatives available to our company, including remaining an independent, stand-alone company, acquiring other companies and the sale of our company to other third parties. In addition, our board of directors directed representatives of Goldman Sachs to analyze the possibility of our stockholders receiving Clearwater Paper’s stock, instead of cash, as consideration in a transaction. Finally, our board also authorized our senior officers to enter into a non-disclosure agreement with Clearwater Paper such that we could provide additional diligence information to Clearwater Paper to clarify the potential synergies and value that we believed would accrue to Clearwater Paper in a strategic transaction with us and thus justify a higher price for our shares.

Later on May 28, 2010, at the direction of our board of directors, representatives of Goldman Sachs informed representatives of BofA Merrill Lynch that we would be willing to consider a transaction with Clearwater Paper if the purchase price exceeded $13.00 per share. Representatives of Goldman Sachs also informed representatives of BofA Merrill Lynch that we would provide additional diligence information to Clearwater Paper, subject to the execution of a non-disclosure agreement. On behalf of Clearwater Paper, representatives of BofA Merrill Lynch responded that a purchase price that exceeded $13.00 per share was unlikely, due in part to the premium that such a purchase price would represent to our stock price at the time (which closed at $9.06 per share on May 28, 2010) and that Clearwater Paper would have to complete additional diligence in order to have further discussions regarding a potential purchase price increase.

On May 31, 2010, we entered into a non-disclosure agreement with Clearwater Paper. Among other things, the non-disclosure agreement included a standstill provision and restrictions on Clearwater Paper’s ability to employ or solicit our officers and certain other employees without our prior written consent, subject to certain customary exceptions.

During the week of June 1, 2010, we provided Clearwater Paper with certain financial information.

On June 4, 2010, our senior management and representatives of Goldman Sachs discussed this financial information and other items related to our business with Clearwater Paper’s senior management and other representatives. In addition, on June 9, 2010, Mr. Taylor and Steven D. Ziessler, our president and chief operating officer and a member of our board of directors, met with Mr. Jones and Robert P. DeVlemming, Clearwater Paper’s Vice President, Consumer Products, to discuss the transaction process and other diligence items, as well as to discuss potential visits to our converting and manufacturing facilities. During these meetings, our senior management and our other representatives informed Clearwater Paper and its representatives that we would provide additional diligence information and would arrange for visits to our converting and manufacturing facilities once Clearwater Paper provided additional clarity regarding the purchase price at which it would be willing to acquire our company.

On June 17, 2010, on behalf of Clearwater Paper, representatives of BofA Merrill Lynch informed representatives of Goldman Sachs that Clearwater Paper was unable to improve its proposal above $13.00 per share due primarily to the fact that the financial diligence material provided to Clearwater Paper was less favorable than Clearwater Paper had anticipated. However, representatives of BofA Merrill Lynch also informed representatives of Goldman Sachs that Clearwater Paper was still strongly interested in an all-cash acquisition of us and that Clearwater Paper was confident that it could obtain any financing required to acquire us.

Our board of directors met by telephone on June 18, 2010 to consider Clearwater Paper’s June 17 response, with representatives of Goldman Sachs and King & Spalding participating in the meeting. After discussion, our board of directors determined to further discuss the proposed transaction with Clearwater Paper at an in-person board meeting scheduled for the following week.

Our board of directors met in person on June 23, 2010 in person, with members of our senior management and representatives of Goldman Sachs and King & Spalding present at the meeting. During the meeting, our senior management provided the board of directors with a general update of our business, which included among other things a summary of our business fundamentals and financial results and a discussion of expectations regarding pulp costs for our 2011 fiscal year. Our senior management also discussed with our board of directors (a) sales resulting from our newly added converting capacity, (b) pulp cost, including the historically high level of such cost and the negative impact it was having on our business, (c) the cost savings initiatives we implemented, (d) our planned capital expenditures and (e) the negative effect that our inability to pass through our increased costs through price increases was having on our operating results.

Representatives of Goldman Sachs also provided our board of directors with its preliminary financial analyses of Clearwater Paper’s proposal to acquire us, including financial analyses of a potential transaction involving Clearwater Paper’s stock as part of the consideration in the transaction (although throughout the process Clearwater Paper only indicated interest in an all-cash transaction). Representatives of Goldman Sachs also discussed certain strategic alternatives available to us, including remaining an independent, stand-alone company, acquiring other companies and the sale of our company to other third parties, as well as a timeline for potential next steps with Clearwater Paper and a list of other potential strategic and financial purchasers.

After discussion, our board of directors determined to continue discussions with Clearwater Paper regarding its potential acquisition of our company and to provide Clearwater Paper with access to additional financial and other information about us. Our board of directors also authorized representatives of Goldman Sachs to contact a list of 12 other potential strategic and financial purchasers to solicit their potential interest in acquiring our company.

In addition, at the June 23, 2010 meeting, our board of directors determined to form a transaction committee in order to, among other matters, assist our board in evaluating a possible transaction with Clearwater Paper. In determining the scope, powers, and membership of the committee, our board of directors evaluated whether the interests of Weston Presidio with respect to a possible transaction were materially different from the interests of other stockholders. Our board of directors concluded that the interest of Weston Presidio in maximizing the value of its share ownership was aligned with the interests of our other stockholders, and that there was no conflict of interest that should disable the two Weston Presidio directors from participating in board deliberations and voting regarding a possible transaction. However, to avoid even the appearance of a conflict of interest, our board of directors determined to form a transaction committee consisting of directors who were not affiliated with Weston Presidio. Accordingly, Ms. Jamison (chair) and Messrs. Taylor, Troy and Ulsh were appointed to the transaction committee. The transaction committee was authorized to review and evaluate the potential transaction with Clearwater Paper and any alternative or competing transaction and to report its recommendation concerning the potential transaction with Clearwater Paper and any alternative or competing transaction to our full board of directors for such action as the full board deemed appropriate.

The transaction committee met by telephone on June 25, 2010, with representatives of King & Spalding participating in the meeting. During the meeting, the transaction committee discussed the appropriate process for updating our full board of directors with respect to developments in the negotiations with Clearwater Paper and other potential bidders.

On June 28, 2010, members of our senior management, and representatives of Goldman Sachs and King & Spalding had an organizational call with Clearwater Paper and its advisors to discuss Clearwater Paper’s due diligence process, visits to our converting and manufacturing facilities and related organizational matters.

On June 30, 2010, we granted access to certain additional diligence information to Clearwater Paper and its representatives.

From June 28, 2010 through July 15, 2010, representatives of Goldman Sachs, on behalf of our company, solicited interest from 12 other potential purchasers, consisting of six potential strategic purchasers and six potential financial purchasers (including Company A), regarding their interest in acquiring us. Of these 12 potential purchasers, five of them (including Company A) had been contacted by our representatives during the summer of 2009 when we previously explored a strategic transaction. Each of the 12 potential purchasers contacted indicated that it was not interested in acquiring us. None of these 12 potential purchasers was willing to enter into a non-disclosure agreement with us that would have permitted them to obtain more information.

On July 2, 2010, our transaction committee met by telephone to discuss the potential transaction with Clearwater Paper, with representatives of King & Spalding participating in the meeting. During the meeting, Mr. Taylor updated the transaction committee on Clearwater Paper’s due diligence activities and our plans regarding visits by representatives of Clearwater Paper to our converting and manufacturing facilities. Mr. Taylor also discussed the initial feedback received from other potential purchasers in connection with the contacts with such potential purchasers being conducted by Goldman Sachs on our behalf. In addition, the transaction committee determined to invite Mr. Honey to participate in the initial portions of future transaction committee meetings.

From July 8, 2010 through July 20, 2010, our management provided representatives of Clearwater Paper with tours of our converting and manufacturing facilities.

On July 9, 2010, our transaction committee met by telephone to discuss the potential transaction with Clearwater Paper, with representatives of King & Spalding participating in the meeting. In addition, Mr. Honey participated in the initial part of the meeting. During the meeting, Mr. Taylor updated the transaction committee on Clearwater Paper’s due diligence activities, as well as the results to date of the solicitations of other potential purchasers being conducted by Goldman Sachs on our behalf. In addition, representatives of King & Spalding also discussed a draft merger agreement with our transaction committee.

On July 14, 2010, King & Spalding sent Pillsbury Winthrop Shaw Pittman LLP, Clearwater Paper’s legal advisor, which we refer to as “Pillsbury”, an initial draft of a merger agreement. This initial draft of the merger agreement did not provide for a financing condition, included a specific performance remedy, provided us with a contractual right to seek the “lost merger premium” as damages for certain breaches of the merger agreement by Clearwater Paper, and included a 45-day “go-shop” period.

On July 16, 2010, our transaction committee met by telephone, with representatives of Goldman Sachs and King & Spalding participating in the meeting. In addition, Mr. Honey participated in the initial part of the meeting. During the meeting, Mr. Taylor updated the transaction committee on Clearwater Paper’s due diligence activities. Representatives of Goldman Sachs also discussed the results of its contacts with the 12 other potential purchasers on our behalf. Mr. Taylor also discussed a severance and retention plan prepared by our senior management designed to retain our key employees (other than members of our senior management) during the transaction process. The transaction committee instructed Mr. Taylor to present the retention plan to Mr. Ferguson, the chairman of the Compensation, Nominating and Corporate Governance Committee of our board of directors.

On July 21, 2010, Mr. Jones informed Mr. Taylor that Clearwater Paper had completed its tours of our converting and manufacturing facilities, and Clearwater Paper was still interested in pursuing a strategic transaction with us. Mr. Jones also requested that we provide certain competitively sensitive business information and additional legal due diligence items. On that same day, Pillsbury sent us an issues list based on its review of the draft merger agreement. Among other things, Pillsbury noted that Clearwater Paper (a) would not agree to a “go-shop” provision, (b) would ask Weston Presidio, Mr. Taylor and the two investment entities controlled by Mr. Taylor to sign a voting agreement, (c) would only agree to a specific performance remedy if its financing were available, and that we would not have a specific performance remedy if such financing were unavailable (in which case Clearwater Paper would pay us a reverse break-up fee, the amount of which was not specified in the issues list), (d) would not agree to assume all risks of actions that could be necessary to obtain regulatory approvals, and (e) would only agree to “customary” exceptions to the “Company Material Adverse Effect” definition.

On July 22, 2010, our board of directors met in person, with members of our senior management and representatives of Goldman Sachs and King & Spalding participating in the meeting. During the meeting, our senior management provided our board of directors with an update on our business, which included a discussion of pulp prices and our efforts to realize new converting business. Representatives of Goldman Sachs also reported Clearwater Paper’s continued interest in pursuing a strategic transaction with us, the discussions Goldman Sachs had with other potential strategic and financial purchasers regarding a potential acquisition of us, Clearwater Paper’s requests to review competitively sensitive diligence information and timing matters related to a potential transaction. In addition, representatives of King & Spalding also discussed Clearwater Paper’s preliminary response to the draft merger agreement with our board of directors. After discussion, our board of directors determined to authorize our management to provide Clearwater Paper with additional competitively sensitive diligence information.

On that same day, the Compensation, Nominating and Corporate Governance Committee of our board of directors approved a retention and severance plan designed to retain our key employees, other than members of our senior management, during the transaction process.

On July 27, 2010, we entered into a due diligence procedures agreement with Clearwater Paper pursuant to which we would provide competitively sensitive diligence information to certain employees of Clearwater Paper and its representatives.

On July 30, 2010, our transaction committee met by telephone, with representatives of Goldman Sachs and King & Spalding participating in the meeting. In addition, Mr. Honey participated in the initial part of the meeting. During the meeting, Mr. Taylor updated the transaction committee on Clearwater Paper’s due diligence activities and also discussed Goldman Sachs’ plans to discuss timing and related matters regarding the potential transaction with Clearwater Paper and its representatives.

On August 4, 2010, we received a revised draft of the merger agreement from Pillsbury on behalf of Clearwater Paper. Among other matters, the revised draft of the merger agreement provided that (a) if the merger agreement was terminated on the “outside date” because Clearwater Paper’s financing under a bank commitment letter was not available, then Clearwater Paper would be required to pay us a reverse break-up fee in the amount of 125% of the termination fee payable by us if the merger agreement were terminated in other circumstances, (b) the right to receive the reverse break-up fee would be our exclusive remedy if Clearwater Paper’s financing was not obtained, and Clearwater Paper’s liability in such event would be capped at the amount of such reverse break-up fee, (c) Clearwater Paper would be required to use its “commercially reasonable efforts” to obtain any required financing, (d) Clearwater Paper would not be required to obtain alternative financing if the financing contemplated by the commitment letter was unavailable, and (e) we would only have a specific performance remedy if all conditions to Clearwater Paper’s obligation to consummate the proposed merger were satisfied or waived and the proceeds of the financing were available in full. In addition, the revised draft of the merger agreement proposed a number of other changes, including changes to the definition of “Company Material Adverse Effect”, the non-solicitation covenants (including the deletion of the “go-shop” period), the triggers of the termination fee that would be payable by us in certain circumstances, the operating and other covenants and the representations and warranties. We also received an initial draft of a voting agreement from Pillsbury on that same day.

On August 9, 2010, our senior management discussed the issues in the merger agreement with representatives of King & Spalding and Goldman Sachs.

On August 11, 2010, Mr. Taylor and Mr. Jones discussed the fact that the potential transaction was delayed beyond the initial 45 day period initially discussed by the parties. Mr. Jones informed Mr. Taylor that Clearwater Paper remained very serious about completing a transaction with us.

On August 13, 2010, our transaction committee met by telephone, with representatives of King & Spalding and Goldman Sachs participating in the meeting. In addition, Messrs. Ferguson, Honey and Ziessler, as well as other members of our senior management, participated in the initial part of the meeting. During the meeting, the transaction committee discussed the revised draft of the merger agreement. The transaction committee expressed concern regarding Clearwater Paper’s proposed financing condition and reverse break-up fee in light of the impact that such provisions had on the certainty of closing any transaction with Clearwater Paper and the desirability that we not take risks related to Clearwater Paper’s financing. Accordingly, the transaction committee instructed representatives of King & Spalding and Goldman Sachs to have further discussions with Clearwater Paper and its advisors regarding the proposed financing condition and reverse break-up fee and Clearwater Paper’s specific plans for financing the transaction. The transaction committee also discussed Clearwater Paper’s due diligence activities that transpired since the last transaction committee meeting.

Later that day, King & Spalding informed Pillsbury of our position on the proposed financing condition and reverse break-up fee and distributed a revised draft of the merger agreement. Among other matters, the revised draft of the merger agreement (a) rejected Clearwater Paper’s proposed financing condition and reverse break-up fee and provided us with a specific performance remedy and a contractual right to seek the “lost merger premium” as damages and (b) required Clearwater Paper to use its reasonable best efforts to obtain the financing contemplated by its commitment letter (and any replacement financing).

On August 19, 2010, we received a revised issues list regarding the merger agreement from Pillsbury. King & Spalding and Pillsbury discussed the issues list later that day and negotiated certain terms of the merger agreement such as the non-solicitation covenant, the representations and warranties, the operating covenants, the triggers of the termination fee that would be payable by us in certain circumstances, the financing covenant, the definition of “Company Material Adverse Effect” and other issues. The parties also discussed the proposed financing condition and reverse break-up fee, although neither party reached an agreement on this provision.

On August 24, 2010, representatives of Goldman Sachs again informed representatives of BofA Merrill Lynch that our board of directors believed that our company was more valuable than $13.00 per share. BofA Merrill Lynch responded that Clearwater Paper would not increase its proposed purchase price beyond $13.00 per share and that the proposed $13.00 per share purchase price was under negative pressure in light of Clearwater Paper’s views on capital expenditures required in our converting and manufacturing facilities as well as the deterioration in our financial performance and stock price (which closed at $7.53 per share on August 24, 2010) since Clearwater Paper made its original proposal on May 14, 2010 (on which day our stock had closed at $9.50 per share).

On August 27, 2010, our transaction committee met by telephone, with representatives of King & Spalding and Goldman Sachs participating in the meeting. In addition, Messrs. Ferguson, Honey and Ziessler, as well as other members of our senior management, participated in the initial part of the meeting. During the meeting, the transaction committee reviewed Goldman Sachs’ discussions with BofA Merrill Lynch, along with King & Spalding’s discussions with Pillsbury, and instructed representatives of Goldman Sachs to contact BofA Merrill Lynch on August 30 to further discuss the $13.00 per share purchase price and the proposed financing condition and reverse break-up fee.

On August 28, 2010, representatives of BofA Merrill Lynch informed representatives of Goldman Sachs that Clearwater Paper was decreasing Clearwater Paper’s proposed purchase price per share from $13.00 per share to $12.00 per share due to Clearwater Paper’s views on capital expenditures required in our converting and manufacturing facilities, as well as the deterioration in our financial performance and stock price since Clearwater Paper made its original proposal.

From August 28, 2010 through August 30, 2010, representatives of Goldman Sachs and BofA Merrill Lynch continued to discuss the proposed purchase price as well as the financing of the potential transaction.

On August 31, 2010, representatives of BofA Merrill Lynch informed representatives of Goldman Sachs that (a) $12.00 per share would be Clearwater Paper’s best offer, (b) Clearwater Paper would agree to provide us with a specific performance remedy in lieu of its proposed financing condition and reverse break-up fee, although it would not agree to provide us with a contractual right to seek the “lost merger premium” as damages, (c) Clearwater Paper would be permitted to cure any financing issues until the termination date of the merger agreement, and (d) the “material adverse effect” standard for purposes of determining any actions required to obtain regulatory approvals would be measured relative only to what would be material to our company including our subsidiaries.

On September 1, 2010, our transaction committee met by telephone, with representatives of King & Spalding and Goldman Sachs participating in the meeting. In addition, Messrs. Ferguson, Honey and Ziessler, as well as other members of our senior management, participated in the initial part of the meeting. At the meeting, the transaction committee was informed of Clearwater Paper’s revised proposal regarding the financing condition, reverse break-up fee and specific performance remedies as well as other provisions in the merger agreement. In addition, representatives of Goldman Sachs reviewed its preliminary financial analyses of Clearwater Paper’s proposal to acquire us for $12.00 per share.

After discussion, the transaction committee instructed representatives of Goldman Sachs to respond as follows: (a) Clearwater Paper would acquire us for $12.50 per share, (b) we would have a specific performance remedy whereby we could force Clearwater Paper to close the merger if all other conditions in the merger agreement were satisfied, provided that we would not have a contractual right to “lost merger premium” as damages, (c) we would agree to provide Clearwater Paper with specific types of assistance in obtaining its financing, subject to our review of the commitment letter, (d) Clearwater Paper would not be able to extend the closing of the merger if it required additional time to obtain its financing, and (e) Clearwater Paper would not be required to complete the merger if a regulatory authority required any action that would have a “material adverse effect” on us and our subsidiaries.

On September 2, 2010, BofA Merrill Lynch informed representatives of Goldman Sachs that Clearwater Paper had rejected our proposed $12.50 per share purchase price. Later that day, we received a revised draft of the merger agreement from Pillsbury that provided us with a specific performance remedy whereby we could require Clearwater Paper to close the merger if all conditions to Clearwater Paper’s obligations to consummate the merger were satisfied.

On September 3, 2010, our transaction committee met by telephone, with representatives of King & Spalding and Goldman Sachs participating in the meeting. In addition, Messrs. Ferguson, Honey and Ziessler, as well as other members of our senior management, participated in the initial part of the meeting. After discussion, the transaction committee instructed Mr. Taylor to call Mr. Jones and propose that Clearwater Paper increase its purchase price to $12.50 per share and suspended the meeting.

Mr. Taylor subsequently called Mr. Jones and Mr. Jones rejected our proposed $12.50 per share purchase price and informed Mr. Taylor that $12.00 per share would be Clearwater Paper’s best and final offer. The transaction committee (and the other board members, members of our senior management, and representatives of King & Spalding and Goldman Sachs) then reconvened and further discussed Mr. Taylor’s conversation with Mr. Jones. After further deliberation, the transaction committee determined that it was willing to consider recommending that our board of directors approve our potential acquisition by Clearwater Paper for $12.00 per share, subject to the resolution of the remaining open items in the merger agreement and the transaction committee’s review of the commitment letter. Accordingly, the transaction committee instructed representatives of King & Spalding and Goldman Sachs to continue to work through the open items in the merger agreement and review the commitment letter and to report any outstanding issues to the transaction committee at a later date.

On September 4, 2010, representatives of King & Spalding and Pillsbury continued to negotiate certain terms of the merger agreement, including the non-solicitation covenant, the representations and warranties, the operating covenants, the financing covenant, the definition of “Company Material Adverse Effect”, the standard for purposes of determining actions required pursuant to the covenant regarding regulatory approvals and other issues. King & Spalding then sent Pillsbury a revised draft of the merger agreement on September 6, 2010. In addition, on September 8, 2010, Weston Presidio’s representatives responded to Clearwater Paper with a proposed revision of the voting agreement previously distributed by Pillsbury.

On September 10, 2010, the transaction committee met by telephone, with representatives of King & Spalding and Goldman Sachs participating in the meeting. In addition, Messrs. Ferguson, Honey and Ziessler, as well as other members of our senior management, participated in the initial part of the meeting. During the meeting, representatives of King & Spalding summarized the material open issues in the merger agreement as well as the voting agreement.

On September 10, 2010, we received a revised draft of the merger agreement that proposed a termination fee payable by us in certain circumstances in an amount equal to $12 million. Also, on September 10, 2010, we received a draft of the commitment letter from Pillsbury.

From September 10, 2010 through September 15, 2010, King & Spalding and Pillsbury continued to negotiate the remaining unresolved matters in the merger agreement, including the amount and triggers of the termination fee payable by us in certain circumstances, the definition of “Company Material Adverse Effect”, the operating covenants, the non-solicitation covenant and the representations and warranties, among other matters.

From September 11, 2010 through September 15, 2010, Weston Presidio’s representatives continued to negotiate certain provisions of the voting agreement with Clearwater Paper’s representatives, including the voting agreement’s termination provisions and the impact of a change of recommendation by our board of directors on the voting agreement.

On September 12, 2010, King & Spalding discussed the draft commitment letter with Pillsbury, which included a discussion, among other matters, of the conditions to closing and funding of the commitment letter. King & Spalding provided Pillsbury with comments to the commitment letter later that day, which comments were focused on further reducing the conditions to funding in the commitment letter. On September 13, 2010, Pillsbury distributed a revised commitment letter that accepted substantially all of such comments.

On the evening of September 15, 2010, our board of directors met in person to discuss the merger and the merger agreement, with members of our senior management and representatives of King & Spalding and Goldman Sachs participating in the meeting. During the meeting, representatives of King & Spalding reviewed with our board of directors its fiduciary obligations under applicable law as well as the terms of the merger agreement and related transaction documents, including the commitment letter and the voting agreement. Representatives of Goldman Sachs then reviewed the history of the transaction process, presented its financial analyses of the proposed transaction to our board of directors and orally rendered its opinion, which was subsequently confirmed in writing, that, as of September 15, 2010 and based upon and subject to the limitations and assumptions set forth in the written opinion, the $12.00 per share in cash to be paid to the holders of the outstanding shares of common stock of Cellu Tissue pursuant to the merger agreement was fair from a financial point of view to such holders.

Our board of directors then recessed and a meeting of our transaction committee was held, with representatives of King & Spalding and Goldman Sachs participating in the meeting. Following additional discussion of the potential transaction, Mr. Taylor and the representatives of Goldman Sachs exited the meeting. The transaction committee (other than Mr. Taylor) then further discussed the potential transaction. After this discussion, the entire transaction committee was reconvened and unanimously determined that it was advisable to and in the best interests of us and our stockholders for our board of directors to approve, adopt and authorize the merger and the merger agreement, and recommended to the full board of directors that it approve, adopt and authorize the merger, the merger agreement and the other transactions contemplated thereby.

Our board of directors then reconvened and received the transaction committee’s recommendation. Our board of directors then unanimously adopted and approved the merger, the merger agreement and the other transactions contemplated thereby and determined that the merger and the merger agreement are advisable to and in the best interests of us and our stockholders and directed that the merger agreement be submitted for adoption and approval by our stockholders at a special meeting of stockholders, and recommended that our stockholders vote to adopt and approve the merger agreement.

Following the meeting of our board of directors, (a) we, Clearwater Paper and Merger Sub executed the merger agreement, (b) Clearwater Paper and its financing sources executed the commitment letter, and (c) Clearwater Paper, Weston Presidio, Mr. Taylor and the two investment entities controlled by Mr. Taylor executed the voting agreement.

On September 16, 2010, we and Clearwater Paper issued press releases announcing the execution of the merger agreement and related agreements.

Reasons for the Merger; Recommendation of the Board of Directors

The Transaction Committee

Our board of directors formed the transaction committee to, among other matters, assist the board in evaluating a potential transaction with Clearwater Paper. Our board of directors appointed Ms. Jamison (chair) and Messrs. Taylor, Troy and Ulsh to the transaction committee. The transaction committee was authorized to review and evaluate the potential transaction with Clearwater Paper, as well as any alternative or competing transaction, and to report its recommendation concerning any such transaction to our board of directors for such action as the full board deemed appropriate.

The transaction committee, at a meeting held on September 15, 2010, unanimously determined that it was advisable to and in the best interests of, us and our stockholders for our board of directors to approve, adopt and authorize the merger and the merger agreement, and recommended to the full board of directors that the full board approve, adopt and authorize the merger, the merger agreement and the other transactions contemplated thereby. In reaching its determination, the transaction committee consulted with and received the advice of our financial and legal advisors and our senior management team and considered a number of factors, including the following material factors (which are not ranked in any relative order of importance):

Merger Consideration. The transaction committee considered the following with respect to the merger consideration to be received by our stockholders:

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the fact that the value of the $12.00 per share merger consideration represents a premium of 51.3% based on our closing stock price of $7.93 per share on September 14, 2010 and a premium of 28.2% based on our average market price of $9.36 per share since January 21, 2010 (the date of pricing of our common stock in our initial public offering) and the levels of those premiums as compared to the premiums in other comparable merger transactions;

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the transaction committee’s belief that the $12.00 per share merger consideration represents the highest consideration that Clearwater Paper was willing to pay and the highest per share value reasonably obtainable, in each case, as of the date of the merger agreement;

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the fact that the merger consideration will be paid in cash upon the closing of the merger, providing liquidity and certainty of value as compared to the uncertain future long-term value to stockholders that might be realized if we remained independent;

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the then-current financial market conditions and the recent and historical market prices of our common stock, and the recent and historical market prices of our common stock relative to those of other industry participants and general market prices;

•	the fact that all of our stockholders will receive the same consideration in exchange for their shares of our common stock pursuant to the merger agreement; and

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our transaction committee’s belief that our stock price was not likely to trade at or above the $12.00 per share merger consideration offered in the merger for any extended period of time in the foreseeable future, which belief was based on a number of factors, including the directors’ knowledge and understanding of us and our industry and financial forecasts prepared by our management described in the section entitled “The Merger — Company Financial Forecasts”.

Strategic Alternatives. In considering the potential transaction with Clearwater Paper, the transaction committee also considered the following strategic alternatives:

•	remaining an independent, stand-alone company;

•	growing through acquisitions of other companies pursuant to transactions reasonably available to us; and

•	potentially selling our company to other third parties.

In determining that the merger was more favorable to shareholders than remaining an independent, stand-alone company and potentially growing through acquisitions, the transaction committee took into consideration management’s and the transaction committee’s understanding of our industry, business, operations, financial condition, competitive position, potential acquisition targets, business strategy, earnings and prospects, including management’s views and opinions on future pulp prices, price increases and the prospect of new tissue production capacity. In determining that the merger was more favorable to our stockholders than potentially selling our company to a third party, the transaction committee considered the information above and the fact that our representatives solicited interest from other potential purchasers (including Company A) in the summer of 2009, as well as the fact Goldman Sachs, on behalf of our company, solicited interest from six potential strategic buyers and six private equity firms (including Company A) prior to the execution of the merger agreement and none of such potential purchasers executed a non-disclosure agreement with us and each such potential purchaser indicated that it was not interested in pursuing a transaction with us.

Terms of the Merger Agreement. The transaction committee also considered the terms and conditions of the merger agreement and the course of negotiations thereof, including:

•	the fact that there is no financing condition to the completion of the merger in the merger agreement;

•	our ability, under the merger agreement to seek specific performance to enforce specifically the terms of the merger agreement;

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the right of our board of directors under certain circumstances, in connection with the discharge of its fiduciary duties to our stockholders, to consider prior to obtaining stockholder approval unsolicited acquisition proposals and to furnish information to and conduct negotiations with third parties that make an unsolicited acquisition proposal that our board of directors determines would reasonably be expected to result in a superior proposal;

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should we receive an unsolicited acquisition proposal that our board of directors determines to be a superior proposal and enter into a definitive acquisition agreement with respect thereto, the ability of the board to terminate the merger agreement upon the payment of a termination fee of $9.48 million to Clearwater Paper;

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the transaction committee’s determination, after consultation with our legal advisors, that our obligation to pay the $9.48 million termination fee (and the circumstances when such fee is payable) is reasonable in light of the benefits of the merger, the circumstances and the demands of Clearwater Paper;

•	the likelihood of satisfying the conditions to complete the merger and the likelihood that the merger will be completed;

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that, although there can be no assurances, our transaction committee concluded, after consulting with legal counsel, that antitrust and other regulatory approvals for the merger are reasonably likely to be obtained;

•	the fact that the termination date under the merger agreement allows for a reasonable period of time to complete the merger; and

•	the fact that the financial and other terms and conditions of the merger agreement were the product of arm’s length negotiations between the parties.

Financing. The transaction committee also considered the following with respect to Clearwater Paper’s financing of the merger:

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the fact that current debt and high yield market conditions are favorable in facilitating Clearwater Paper’s financing of the merger, and the risk that an adverse change in market conditions at a later date could impact the ability of Clearwater Paper (or other potential purchasers) to obtain any required financing to acquire us;

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the fact that Clearwater Paper received a commitment letter providing for the $300 million Bridge Facility from Banc of America Bridge LLC and Banc of America Securities LLC, and the terms of the commitments and the reputation of such financing source which, in the reasonable judgment of the transaction committee, increases the likelihood of the Bridge Facility being obtained;

•	the belief that the commitment letter represents a strong commitment on the part of the lenders thereto with few conditions that would permit the lenders to terminate their commitments; and

•	our ability, under the merger agreement, to cause Clearwater Paper to seek specific performance to enforce specifically the obligations of the lenders under the commitment letter.

Stockholder Support. The transaction committee also considered the following with respect to the support of the merger by certain of our stockholders:

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the fact that, concurrently with the execution and delivery of the merger agreement, Weston Presidio, Mr. Taylor, and two investment entities controlled by Mr. Taylor would enter into the voting agreement with Clearwater Paper whereby such stockholders would, subject to certain exceptions, commit to vote their shares of our common stock, which represented approximately 56% of our outstanding common stock as of the date of the merger agreement, for the adoption and approval of the merger agreement;

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the fact that Weston Presidio, which has the right to approve the merger under our shareholders’ agreement, agreed in the voting agreement to approve the merger as contemplated by our shareholders’ agreement immediately after it receives notice of the adoption and approval of the merger agreement by our stockholders;

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the fact that the obligation of Weston Presidio, Mr. Taylor and the two investment entities controlled by Mr. Taylor to adopt and approve the merger agreement terminates automatically upon the termination of the merger agreement and therefore does not impede the ability of our stockholders to vote in favor of a superior proposal; and

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the fact that, pursuant to the voting agreement, if our board of directors withdraws its recommendation to adopt and approve the merger agreement under circumstances in which we are not entitled to terminate the merger agreement, Weston Presidio, Mr. Taylor, and the two investment entities controlled by Mr. Taylor would be required to vote in the aggregate 25% our outstanding common stock in favor of the adoption and approval of the merger agreement and any remaining shares of our common stock held by such stockholders in a manner proportionate to the votes of all other stockholders.

Opinion of Goldman, Sachs & Co. The transaction committee also considered the financial analyses presentation to our board of directors on September 15, 2010 of Goldman Sachs and the opinion of Goldman Sachs that, as of September 15, 2010 and based upon and subject to the limitations and assumptions set forth therein, the $12.00 per share in cash to be paid to the holders of the outstanding shares of common stock of Cellu Tissue pursuant to the merger agreement was fair from a financial point of view to such holders as more fully described in “The Merger — Opinion of Our Financial Advisor”.

Appraisal Rights. The transaction committee also considered the availability of appraisal rights to our stockholders who comply with all of the required procedures under Delaware law, which allows such stockholders to seek appraisal of the fair value of their shares as determined by a Delaware court.

The transaction committee also considered a variety of risks and other potentially negative factors relating to the merger agreement and the merger in its deliberations, including the following material factors (not in any relative order of importance):

Merger Consideration. The transaction committee also considered the fact that the $12.00 per share merger consideration represents a discount of 7.7% to the $13.00 per share price at which our shares of common stock were sold in our initial public offering on January 27, 2010.

Risks of Announcement and Closing. The transaction committee also considered:

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the significant costs involved in connection with entering into the merger agreement and completing the merger, the substantial time and effort of our management required to complete the merger and related disruptions to our operations;

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the risks and costs to us if the merger is not consummated, including the diversion of management, possible employee attrition, the potential effect on our business and results of operations and disruptions to our operations; and

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the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with our customers, suppliers, vendors and partners, as well as other third parties.

Limitations on Our Business. The transaction committee also considered the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

Effect of the Merger on Our Stockholders. The transaction committee also considered the fact that the merger consideration is cash and, as a result, our stockholders will cease to participate in our future earnings or growth, and that income realized as a result of the merger generally will be taxable to our stockholders.

Terms of the Merger Agreement. The transaction committee also considered the following factors with respect to the merger agreement:

•	the conditions to Clearwater Paper’s and Merger Sub’s obligation to complete the Merger, and the right of Clearwater Paper and Merger Sub to terminate the Merger Agreement under certain circumstances;

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the restrictions the merger agreement imposes on soliciting competing bids and the fact that we will be required to pay Clearwater Paper the termination fee if the merger agreement is terminated under certain circumstances;

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the possible deterrent effect that our liability for the termination fee could have on other parties that might otherwise be interested in offering to acquire us at a higher price, even though under certain circumstances the merger agreement would allow us to accept such an offer;

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that, unless the merger agreement is earlier terminated by us as a result of our receipt of a superior offer, the merger agreement obligates us to submit the merger agreement for adoption and approval by our stockholders even if the board of directors withdraws its recommendation to adopt and approve the merger agreement;

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that, pursuant to the voting agreement, Weston Presidio, Mr. Taylor, and two investment entities controlled by Mr. Taylor would agree, subject to certain exceptions, to vote all of the shares of our common stock held by them (which represented in the aggregate approximately 56% of our outstanding common stock as of the date of the merger agreement) in favor of the adoption and approval of the merger agreement, and that the vote of our common stock held by such stockholders is sufficient, by itself, to adopt and approve the merger agreement;

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that, pursuant to the voting agreement, if our board of directors withdraws its recommendation to adopt and approve the merger agreement under circumstances in which we are not entitled to terminate the merger agreement, Weston Presidio, Mr. Taylor, and the two investment entities controlled by Mr. Taylor would still be required to vote in the aggregate 25% our outstanding common stock in favor of the adoption and approval of the merger agreement and any remaining shares of our common stock held by such stockholders in a manner proportionate to the votes of all other stockholders;

•	the risks of a delay in receiving, or a failure to receive, the necessary antitrust approvals and clearances to complete the merger;

•	the fact that, while we expect the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied; and

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the risk that Clearwater Paper will be unable to obtain its required financing and that the Bridge Facility contemplated by the commitment letter for the consummation of the Merger might not be obtained.

Interests of Directors and Officers. The transaction committee also considered the fact that certain of our directors and executive officers may have interests in the merger that may be different from, or in addition to, our stockholders (See the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by the transaction committee is not intended to be exhaustive, but rather includes the material factors considered by the transaction committee. In reaching its determination, the transaction committee did not quantify or assign any relative weight to the factors considered and individual directors may have given different weight to different factors. The transaction committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The transaction committee based its recommendation on the totality of the information presented.

The Board of Directors

The board of directors, at a meeting held on September 15, 2010, met to consider the merger, the merger agreement and the recommendation of the transaction committee. On the basis of the transaction committee’s recommendation and the other factors described below, our board of directors unanimously adopted and approved the merger, the merger agreement and the other transactions contemplated thereby and determined that the merger and the merger agreement are advisable to and in the best interests of us and our stockholders and directed that the merger agreement be submitted for adoption and approval by our stockholders at a special meeting of stockholders, and recommended that our stockholders vote to adopt and approve the merger agreement.

In evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement, our board of directors consulted with members of the transaction committee and our senior management team, as well as our outside financial and legal advisors and considered a number of factors, including the following material factors (which are not ranked in any relative order of importance):

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the transaction committee’s unanimous determination that it was advisable and in the best interests of Cellu Tissue and its stockholders for the full board of directors to approve, adopt and authorize the merger and the merger agreement, and the unanimous recommendation of the transaction committee to the full board of directors that the full board approve, adopt and authorize the merger, the merger agreement and the other transactions contemplated thereby; and

•	the factors referred to above as having been taken into account by the transaction committee.

In its deliberations concerning the merger agreement and the merger, the board of directors also considered the risks and other potentially negative factors considered by the transaction committee described above.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered by our board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weight to different factors. Our board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Our board of directors based its recommendation on the totality of the information presented.

Our board of directors recommends that you vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

In considering the recommendation of our board of directors with respect to the proposal to adopt and approve the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that may be different from, or in addition to, yours. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted and approved by our stockholders of. See the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger”.

Opinion of Our Financial Advisor

Goldman Sachs delivered its opinion to Cellu Tissue’s board of directors that, as of September 15, 2010 and based upon and subject to the limitations and assumptions set forth therein, the $12.00 per share in cash to be paid to the holders of the outstanding shares of common stock of Cellu Tissue pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 15, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Cellu Tissue’s board of directors in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Cellu Tissue for the five fiscal years ended February 2010;

•	the Registration Statement on Form S-1, including the prospectus contained therein dated January 21, 2010, relating to the initial public offering of the shares of common stock of Cellu Tissue;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Cellu Tissue;

•	certain other communications from Cellu Tissue to its stockholders;

•	certain publicly available research analyst reports for Cellu Tissue; and

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certain internal financial analyses and forecasts for Cellu Tissue prepared in September 2010 by its management, as approved for Goldman Sachs’ use by Cellu Tissue, which are referred to as the “September Projections”.

Goldman Sachs also held discussions with members of the senior management of Cellu Tissue regarding their assessment of the past and current business operations, financial condition and future prospects of Cellu Tissue. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of common stock of Cellu Tissue, compared certain financial and stock market information for Cellu Tissue with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the tissue and specialty paper industry and in other industries and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, and Goldman Sachs did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with Cellu Tissue’s consent that the September Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cellu Tissue. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Cellu Tissue or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of Cellu Tissue or Clearwater Paper or the ability of Cellu Tissue or Clearwater Paper to pay their respective obligations when they come due. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters, nor did it address the underlying business decision of Cellu Tissue to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Cellu Tissue. Goldman Sachs’ opinion addressed only the fairness from a financial point of view, as of the date of the opinion, of the $12.00 per share in cash to be paid to the holders of shares of common stock of Cellu Tissue pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Cellu Tissue, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Cellu Tissue, or class of such persons, in connection with the merger, whether relative to the $12.00 per share in cash to be paid to the holders of shares of common stock of Cellu Tissue pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and the opinion of Goldman Sachs were provided for the information and assistance of the board of directors of Cellu Tissue in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of common stock of Cellu Tissue should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Cellu Tissue’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 15, 2010 and is not necessarily indicative of current market conditions.

Premia Paid Analysis. Goldman Sachs analyzed the $12.00 per share in cash to be paid to the holders of shares of common stock of Cellu Tissue pursuant to the merger agreement in relation to the closing price of shares of common stock of Cellu Tissue on September 14, 2010, the average price of shares of common stock of Cellu Tissue since January 21, 2010, the date of Cellu Tissue’s initial public offering, and the price of shares of common stock of Cellu Tissue in connection with Cellu Tissue’s initial public offering.

This analysis indicated that the $12.00 per share in cash to be paid to the holders of shares of common stock pursuant to the merger agreement represented:

•	a premium of 51.3% based on the closing stock price of $7.93 per share on September 14, 2010;

•	a premium of 28.2% based on the average market price of $9.36 per share since January 21, 2010; and

•	a discount of 7.7% based on the price per share of $13.00 in connection with Cellu Tissue’s initial public offering.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Cellu Tissue to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the tissue and specialty paper industry:

•	Clearwater Paper

•	Wausau Paper Corporation

•	Cascades Inc.

Although none of the selected companies is directly comparable to Cellu Tissue, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Cellu Tissue.

Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies based on financial data as of September 14, 2010, information obtained from public filings and Institutional Brokers’ Estimate System estimates. The multiples and ratios of Cellu Tissue were based on financial data as of September 14, 2010, the $12.00 per share in cash to be paid to holders of shares of common stock pursuant to the merger agreement and the September Projections. With respect to Cellu Tissue, Goldman Sachs calculated:

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Ratios of the enterprise value, which we refer to as “EV”, to adjusted earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA”, for the latest twelve month, which we refer to as “LTM”, period ending the second quarter of Cellu Tissue’s 2011 fiscal year, per management’s estimate, and for Cellu Tissue’s 2011 and 2012 fiscal years.

With respect to each of the selected companies, Goldman Sachs calculated:

•	Ratios of the EV to EBITDA for the LTM period ending the second quarter of the 2010 calendar year, and the 2010 and 2011 calendar years.

The following tables present the result of the analysis:

EV/EBITDA	September 14, 2010 Company	Transaction Value Company
LTM2Q 2011FY	6.9x	8.3x
2011FY	5.6	6.7
2012FY	4.9	5.8

EV/EBITDA	Median for Selected Companies
LTM2Q 2010	4.3x
2010	4.8
2011	4.3

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of Cellu Tissue’s future price per share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings multiples. For this analysis, Goldman Sachs used the earnings reflected in the September Projections for the fiscal years 2012 through 2015. Goldman Sachs calculated the implied present values per share by applying EV to forward EBITDA multiples ranging from 4.75x to 5.75x to estimated earnings per share for each of the fiscal years 2012 through 2015, and then discounted the resulting values to present value using discount rates ranging from 12.5% to 14.5%, reflecting an estimate of Cellu Tissue’s cost of equity. This analysis resulted in a range of implied present values per share of $7.09 — $12.34.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on Cellu Tissue using the September Projections. Goldman Sachs calculated indications of net present value of estimated unlevered free cash flows for Cellu Tissue for fiscal years 2011 — 2015 using discount rates ranging from 8.5% to 10.5%, reflecting estimates of Cellu Tissue’s weighted average cost of capital. Illustrative terminal values were calculated using multiples of estimated fiscal year 2016 EBITDA of 4.75x to 5.75x. Those illustrative terminal values were then discounted to calculate implied indications of net present values of these illustrative terminal values using discount rates ranging from 8.5% to 10.5%. This analysis resulted in illustrative present value indications per share of common stock of Cellu Tissue ranging from $10.36 to $15.59.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following transactions in the tissue and specialty paper industry:

•	Cascades Inc.’s acquisition of Atlantic Packaging Products Ltd.’s tissue division, announced in June, 2009;

•	Cellu Tissue’s acquisition of Atlantic Paper & Foil Corp., announced in July, 2008;

•	Cellu Tissue’s acquisition of CityForest Corp., announced in March, 2007;

•	Kapstone Paper and Packaging Corp.’s acquisition of Kraft Paper Business (a division of International Paper Company), announced in June, 2006;

•	Weston Presidio’s acquisition of Cellu Tissue, announced in May, 2006;

•	Kohlberg & Company, LLC’s acquisition of International Paper Company’s Industrial Papers Business, announced in March, 2005;

•	EQT III Fund’s acquisition of Munksjo AB, announced in December, 2004;

•	Jefferson Smurfit Group PLC’s acquisition of Munksjo AB, announced in January, 2002;

•	Fibermark, Inc.’s acquisition of Rexam DSI, announced in March, 2001;

•	UPM-Kymmene Corp.’s acquisition of Rexam Release (a division of Rexam PLC), announced in December, 2000;

•	UPM-Kymmene Corp.’s acquisition of Repap Enterprises, Inc., announced in August, 2000;

•	Ahlstrom Paper Group Oy’s acquisition of Dexter Specialty Papers (a division of Dexter Corp.), announced in June, 2000;

•	Domtar Inc.’s acquisition of E.B. Eddy Paper, Inc., announced in June, 1998;

•	P.H. Glatfelter Company’s acquisition of Schoeller & Hoesch GmbH & Co., announced in November, 1997; and

•	Wausau Paper Corp.’s acquisition of Otis Specialty Papers, Inc., announced in February, 1997.

For each of the selected transactions, Goldman Sachs calculated and compared the enterprise value based on the implied transaction price as a multiple of the target’s LTM EBITDA. While none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the proposed merger or Cellu Tissue, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Cellu Tissue’s results, market size and product profile.

The following table presents the results of this analysis:

EV/LTM EBITDA
Mean	6.1x
Median	6.0
High	8.2
Low	4.6

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Cellu Tissue or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to Cellu Tissue’s board of directors as to the fairness from a financial point of view of the $12.00 per share in cash to be paid to the holders of the shares of common stock of Cellu Tissue pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Cellu Tissue, Clearwater Paper, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Cellu Tissue and Clearwater Paper and was approved by Cellu Tissue’s board of directors. Goldman Sachs provided advice to Cellu Tissue during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Cellu Tissue or Cellu Tissue’s board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to Cellu Tissue’s board of directors was one of many factors taken into consideration by Cellu Tissue’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Goldman Sachs attached as Annex C to this proxy statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Cellu Tissue, Clearwater Paper, any of their respective affiliates or third parties, including affiliates and portfolio companies of Weston Presidio, an affiliate of a significant shareholder of Cellu Tissue, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers.

Goldman Sachs acted as financial advisor to Cellu Tissue in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking services to Cellu Tissue and its affiliates from time to time, including having acted as co-manager with respect to a private placement of Cellu Tissue’s 11 1/2% Senior Secured Notes (aggregate principal amount $255,000,000) in June 2009 and as lead bookrunner with respect to the initial public offering of 8,300,000 shares of common stock of Cellu Tissue in January 2010.

Goldman Sachs has also provided from time to time and currently is providing certain investment banking services to Weston Presidio Management V, LLC, which we refer to as “Weston Presidio Management”, and its affiliates and portfolio companies, including acting as joint bookrunner with respect to the planned initial public offering of shares of common stock of AMC Entertainment Holdings, Inc., which we refer to as “AMC”, an affiliate of Weston Presidio Management, as described in the Registration Statement on Form S-1/A, including the prospectus contained therein dated August 25, 2010, filed by AMC. Affiliates of Goldman Sachs also have co-invested with Weston Presidio Management and its affiliates from time to time and have invested in limited partnership units of affiliates of Weston Presidio Management from time to time and may do so in the future.

Goldman Sachs has also provided certain investment banking services to Clearwater Paper and its affiliates from time to time, including having acted as joint bookrunner with respect to the offering of Clearwater Paper’s 10 5/8% Senior Secured Notes (aggregate principal amount $150,000,000) in June 2009.

Goldman Sachs may also in the future provide investment banking services to Cellu Tissue, Clearwater Paper and their respective affiliates and Weston Presidio Management and its affiliates and portfolio companies for which Goldman Sachs’ Investment Banking Division may receive compensation.

In connection with the above-described services, Goldman Sachs has received, and may receive in the future, compensation.

Cellu Tissue’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated May 25, 2010, Cellu Tissue engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, Cellu Tissue has agreed to pay Goldman Sachs a transaction fee of approximately $6,400,000, the principal portion of which is contingent upon consummation of the merger. In addition, Cellu Tissue has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements in an amount not to exceed $100,000 without Cellu Tissue’s prior written consent (which consent shall not be unreasonably withheld), and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Company Financial Forecasts

Other than our guidance that we make publicly available, we do not as a matter of course make public projections as to our future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving our company, we provided Clearwater Paper, our board of directors, the transaction committee and their respective advisors various non-public financial forecasts that were prepared by our management. We have included certain portions of these financial forecasts in this proxy statement to provide our stockholders with access to certain previously non-public information in connection with their evaluation of our board of directors’ recommendation to adopt and approve the merger agreement.

The inclusion of this information should not be regarded as an indication that our board of directors, the transaction committee, their advisors or any other person considered, or now considers, such financial forecasts to be a reliable prediction of actual future results. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial forecasts were originally prepared solely for internal use in assessing the potential transaction with Clearwater Paper, our strategic alternatives, and other management decisions, and not with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as “GAAP”, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial forecasts included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and are beyond our control. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to our business (including pulp prices, price increases in our converted tissue products and additional converting capacity entering our markets), industry performance and economic conditions and other factors described under “Caution Regarding Forward-Looking Statements”. In addition, the financial forecasts do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information as indicative of actual future results. We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. We have made no representation to Clearwater Paper, Merger Sub or any other person in the merger agreement or otherwise, concerning these financial forecasts.

The financial forecasts are forward-looking statements and are protected accordingly under the securities laws. For information on factors that may cause our future financial results to materially vary, see “Caution Regarding Forward-Looking Statements”.

All references to “pulp prices” in the tables set forth below refer to prices for northern bleached softwood kraft (delivered in the United States, per metric ton) which is the benchmark price that our management believes is indicative of pulp prices overall.

May 2010 Projections

These projections, referred to as the “May Projections”, were prepared by our management and discussed with our board of directors on May 26, 2010 and May 28, 2010 in connection with the review of our strategic alternatives.

When preparing the May Projections, our management assumed (a) pulp prices would be consistent with the average RISI pulp price forecast, (b) we would benefit from a retail converting price increase of 4% in September of our 2011 fiscal year, (c) we would experience manufacturing productivity improvements consistent with out historical capabilities, (d) tissue hard roll and machine glazed prices would follow pulp prices with a 90 day lag and (e) our converting case growth would average 13.8% per year throughout the forecasted period.

(in thousands)	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015
Net Sales	$590.7	$604.8	$641.9	$677.5	$719.5
Adjusted EBITDA	$77.2	$88.1	$92.5	$97.9	$107.0

Our management used the following pulp price forecasts when preparing the May Projections:

	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015
Pulp Prices	$946	$801	$821	$842	$863

First June 2010 Projections

These projections, referred to as the “First June Projections”, were prepared by our management and provided to Clearwater Paper in June 2010 following the execution of our non-disclosure agreement with Clearwater Paper.

The First June Projections incorporated the same assumptions as the May Projections, except that our management assumed that (a) pulp prices for our 2012 fiscal year would be at the historical five-year average pulp price and would increase by 2.5% in following years in the forecast period, based on our management’s views that pulp prices would return to historical levels and (b) we would not benefit from a retail price increase in our 2011 fiscal year, based on the fact that no such price increase had occurred in the market at the time.

(in thousands)	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015
Net Sales	$587.9	$595.3	$632.5	$667.5	$708.8
Adjusted EBITDA	$77.1	$88.1	$93.0	$98.1	$106.8

Our management used the following pulp price forecasts when preparing the First June Projections:

	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015
Pulp Prices	$936	$747	$766	$785	$804

Second June 2010 Projections

These projections, referred to as the “Second June Projections”, were prepared by our management and discussed with our board of directors on June 23, 2010 in connection with the review of our strategic alternatives.

The Second June Projections incorporated the same assumptions as the First June Projections, except that the Second June Projections reflected our actual operating results from the first quarter of our 2011 fiscal year. In addition, the Second June Projections also incorporated the same forecasted pulp prices as the First June Projections.

(in thousands)	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015
Net Sales	$593.9	$595.0	$631.0	$666.2	$706.2
Adjusted EBITDA	$77.1	$89.4	$93.5	$99.1	$106.8

Third June 2010 Projections

These projections, referred to as the “Third June Projections”, were prepared by our management and provided to Clearwater Paper following the meeting of our board of directors held on June 23, 2010. As set forth below, the Third June Projections were substantially the same, and incorporated the same assumptions (including the same forecasted pulp prices), as the Second June Projections.

(in thousands)	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015
Net Sales	$593.9	$595.0	$631.0	$666.2	$706.2
Adjusted EBITDA	$77.0	$89.3	$93.4	$98.9	$106.6

July 2010 Projections

These projections, referred to as the “July Projections”, were prepared by our management and provided to Clearwater Paper following the meeting of our board of directors on July 22, 2010.

The July Projections incorporated the same assumptions as the Third June Projections, except that (a) the July Projections reflected updated RISI pulp prices for the remainder of our 2011 fiscal year, and (b) pulp prices for the remainder of the fiscal years in the forecasted period were projected to increase at the rate of inflation, based on our management’s views regarding pulp prices.

(in thousands)	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015
Net Sales	$584.3	$598.0	$635.5	$670.4	$710.3
Adjusted EBITDA	$79.3	$88.1	$93.6	$98.9	$106.6

Our management used the following pulp price forecasts when preparing the July Projections:

	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015
Pulp Prices	$921	$795	$815	$835	$856

September 2010 Projections

The September Projections were prepared by our management and provided to our board of directors. In addition, at our direction, our financial advisor relied on the September Projections in connection with its opinion described in “The Merger — Opinion of Our Financial Advisor”.

The September Projections incorporated the same assumptions as the July Projections, except that the September Projections reflected our operating results from the second quarter of our 2011 fiscal year (which operating results were also provided to Clearwater Paper). The September Projections also incorporated the same forecasted pulp prices as the July Projections, except that forecasted pulp prices for our 2011 fiscal year also reflected our operating results from the second quarter of our 2011 fiscal year.

(in thousands)	Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015
Net Sales	$572.4	$594.1	$632.3	$667.8	$708.5
Adjusted EBITDA	$76.2	$87.6	$93.7	$99.5	$107.8

Voting Agreement

In connection with the merger agreement, Clearwater Paper entered into a voting agreement with Weston Presidio, Mr. Taylor, Chipping Wood Fund LLC, which we refer to here as “Chipping Wood”, and Taylor Investment Partners, whom we collectively refer to in this proxy statement as the “Stockholders” and individually as a “Stockholder”. Taylor Investment Partners and Chipping Wood are controlled by Mr. Taylor, who is our President and Chief Executive Officer. As set forth in the voting agreement:

•

Weston Presidio beneficially owned an aggregate of 9,911,317 shares of our common stock, which constituted approximately 49.1% of our outstanding shares of common stock as of the close of business on September 14, 2010;

•

Mr. Taylor beneficially owned an aggregate of 46,259 shares of our common stock, which constituted approximately less than 1% of our outstanding shares of common stock as of the close of business on September 14, 2010;

•

Chipping Wood beneficially owned an aggregate of 691,741 shares of our common stock, which constituted approximately 3.4% of our outstanding shares of common stock as of the close of business on September 14, 2010; and

•

Taylor Investment Partners beneficially owned an aggregate of 618,472 shares of our common stock, which constituted approximately 3.1% of our outstanding shares of common stock as of the close of business on September 14, 2010.

Pursuant to the voting agreement, each Stockholder committed to appear at the special meeting for purposes of establishing a quorum and agreed to vote (or cause to be voted), in person or by proxy, all of its shares of common stock beneficially owned by such Stockholder: (a) in favor of the adoption and approval of the merger agreement and any action reasonably requested by Clearwater Paper in furtherance of the foregoing; (b) against any action or agreement that would result in any of the conditions contained in Article VII of the merger agreement not being fulfilled or satisfied; and (c) against any acquisition proposal or alternative acquisition agreement and against any other action, agreement or transaction involving Cellu Tissue or any of its subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with or prevent the consummation of the merger or the other transactions contemplated by the merger agreement or the voting agreement or the performance by Cellu Tissue of its obligations under the merger agreement or by such stockholder of such stockholder’s obligations under the voting agreement.

The aggregate number of shares of our common stock that the Stockholders have committed to vote as provided above is subject to adjustment in two circumstances. First, in the event that Clearwater Paper is deemed to be the beneficial owner of the shares covered by the voting agreement and such beneficial ownership would constitute (i) a “Change of Control” (as defined in the Indenture, dated as of June 3, 2009, by and among Cellu Tissue, our subsidiaries named therein as subsidiary guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee, which we refer to as the “Indenture”, or (ii) a “Change in Control” (as defined in the Credit Agreement, dated as of June 12, 2006, as amended through December 4, 2009, by and among Cellu Tissue, certain subsidiaries of Cellu Tissue named therein, the lenders named therein, JPMorgan Chase Bank, N.A., as US Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, which we refer to as the “Credit Agreement”, then the obligations of each Stockholder under the voting agreement will be reduced proportionately such that the provisions of the voting agreement would not result in a Change of Control under the Indenture or a Change in Control under the Credit Agreement. A Change of Control under the Indenture and a Change in Control under the Credit Agreement would occur if Clearwater Paper acquired beneficial ownership of more than 50% of the outstanding shares. Clearwater Paper disclaims that it has or shares voting or investment power over the shares covered by the voting agreement and therefore disclaims beneficial ownership of such shares. In the event that Clearwater Paper is deemed to be the beneficial owner of such shares, however, then under the terms of the voting agreement, the aggregate number of shares covered by the voting agreement would be reduced (proportionately for each Stockholder) to an aggregate of 50% of all issued and outstanding shares of Cellu Tissue.

Second, in the event that there is any “change of recommendation” under the merger agreement other than in connection with an “acquisition proposal” as defined below and the merger agreement is not thereafter terminated, then the aggregate number of shares that the Stockholders collectively would be obligated to vote as provided above would equal 25% of the outstanding shares on the relevant record date, and each Stockholder would be obligated to vote the remaining shares beneficially owned by such Stockholder in a manner proportionate to the votes of all other holders of shares (other than the Stockholders) on such matter (with abstentions and non-votes counting as votes against the matter).

The voting agreement further provides that each Stockholder and such Stockholder’s affiliates and representatives will not directly or indirectly through another person (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an acquisition proposal, (ii) participate in any discussions or negotiations regarding an acquisition proposal, or provide any information or data to any person relating to Cellu Tissue or any of its subsidiaries, or afford to any person access to the business, properties, assets or personnel of Cellu Tissue or any of its subsidiaries in connection with, or otherwise cooperate with any person with respect to, an acquisition proposal, or (iii) enter into any “alternative acquisition agreement” as defined below. Notwithstanding the provision described in the preceding sentence, the voting agreement provides that a Stockholder may participate in discussions or negotiations with respect to an acquisition proposal if Cellu Tissue is permitted to take some actions under the merger agreement, so long as such Stockholder’s breach of the provisions described in this paragraph did not result in the right to so participate.

The voting agreement also provides that each Stockholder shall not transfer any of such Stockholder’s shares beneficially owned as of September 15, 2010, unless such transfer is a permitted transfer under the merger agreement. The commitments to vote shares under the voting agreement also apply to any shares acquired by a Stockholder after the date of the voting agreement.

In addition, pursuant to the voting agreement, each of the Stockholders agreed that, if it fails to deliver its signed proxy card within ten business days of the special meeting, it will thereafter have irrevocably appointed Gordon L. Jones, the Chief Executive Officer of Clearwater Paper, Linda K. Massman, the Chief Financial Officer of Clearwater Paper, Michael S. Gadd, the General Counsel and Corporate Secretary of Clearwater Paper, and any individual who succeeds such person(s) and each other person designated by Clearwater Paper in writing, as its proxy and attorney-in-fact to vote each Stockholders’ shares or execute written consents with respect to such shares to adopt, approve and vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and against any acquisition proposal or alternative acquisition agreement at any special or annual meeting.

Weston Presidio is party to a shareholders’ agreement, dated January 27, 2010, whereby Weston Presidio’s approval and consent to a change of control of Cellu Tissue is required, which would include the merger, for so long as Weston Presidio beneficially owns 35% or more of the outstanding shares of Cellu Tissue’s common stock. Under the voting agreement, Weston Presidio has agreed to execute and deliver to us its consent to the merger, no later than immediately after receiving notice that the Cellu Tissue stockholders have approved and adopted the merger agreement and further agreed to grant proxy authority to officers of Clearwater Paper to provide such approval in the event Weston Presidio fails to do so in accordance with the voting agreement. Weston Presidio has agreed with Cellu Tissue to execute and deliver its consent to the merger to Cellu Tissue no later than immediately after receiving notice that Cellu Tissue stockholders have approved and adopted of the merger agreement.

The voting agreement terminates upon the earliest to occur of (i) the effective time of the merger; (ii) the termination of the merger agreement in accordance with its terms; (iii) any waiver, amendment or other modification of the merger agreement that reduces the amount of, or changes the form or type of, consideration to be received by Cellu Tissue stockholders in the merger; (iv) 11:59 p.m. eastern time on January 31, 2011 (unless otherwise agreed); or (v)  the mutual written agreement of the Stockholders and Clearwater Paper.

Certain Effects of the Merger

If the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by us, Clearwater Paper or Merger Sub and other than shares owned by stockholders properly demanding appraisal rights) will be cancelled and converted into the right to receive $12.00 in cash, without interest, subject to any applicable withholding tax. Each outstanding option to purchase shares of our common stock, whether or not vested, will be cancelled and all of the holder’s rights under the option and any option plan shall terminate at the time of the merger. In consideration for this cancellation, each holder of options is entitled to receive a cash payment, without interest, subject to any applicable withholding tax, from us in an amount equal to the number of shares of common stock represented by each option, vested or unvested, multiplied by the excess, if any, of $12.00 over the exercise price per share under each option.

At the effective time of the merger, our stockholders will have the right to receive the merger consideration but will cease to have ownership interests in us or rights as our stockholders. Therefore, our stockholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “CLU”. If the merger is completed, we will be the surviving corporation, and a wholly-owned subsidiary of Clearwater Paper. Our common stock will cease to be quoted on the NYSE and there will be no public market for our common stock. In addition, registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC on account of our common stock.

When the merger becomes effective, the directors of Merger Sub will be the directors of the surviving corporation and our officers will be the officers of the surviving corporation. Also, at the effective time of the merger, our certificate of incorporation and bylaws will each be amended and restated in their entirety as set forth in the merger agreement, and as so amended, will become our certificate of incorporation and bylaws following the consummation of the merger until such time as they are amended in accordance with applicable law.

Effects on Us if the Merger is Not Completed

If the merger agreement is not adopted and approved by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be quoted on the NYSE. In addition, if the merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock, including the risk that the market price of our shares of common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed. If the merger is not completed, our board of directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted and approved by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated, under certain circumstances, we will be obligated to pay a termination fee of $9.48 million to Clearwater Paper. For a description of the circumstances triggering payment of the termination fee, see “Proposal 1 — The Merger Agreement  — Termination Fee”.

Interests of Our Directors and Executive Officers in the Merger

Members of our board of directors and certain of our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our stockholders generally. You should keep this in mind when considering the recommendation of our board of directors for the approval and adoption of the merger proposal. The members of the transaction committee and our board of directors were aware of these interests and considered them, among other matters, in making their decisions.

Stock Options

The following table sets forth the cash proceeds that each of our independent directors and Messrs. Taylor, Morris, Ziessler and Litton, who we refer to in this section of our proxy statement as our executive officers, will be entitled to receive at the closing of the merger from the accelerated vesting of the shares of common stock subject to stock options, based on his or her beneficial ownership as of September 30, 2010:

Interested Party	Shares Subject To Stock Option (#)	Non Vested Shares (#)	Vested Shares (#)	Gross Cash Proceeds from Accelerated Vesting ($)
David L. Ferguson	4,654	—	4,654	2,560
R. Sean Honey	4,654	—	4,654	2,560
Cynthia T. Jamison	4,654	—	4,654	2,560
W. Edwin Litton	40,114	19,409	20,705	72,049
David Morris	149,157	39,267	109,890	564,313
Russell Taylor	165,824	31,175	134,649	474,089
Joseph J. Troy	4,654	—	4,654	2,560
Gordon A. Ulsh	4,654	—	4,654	2,560
Steve Ziessler	184,540	45,024	139,516	654,480

Total	562,905	134,875	428,030	$1,777,731

For more information regarding the effect of the merger on our stock option grants, see “Proposal 1—The Merger Agreement—Effect on Option Plans and Restricted Common Stock”.

Restricted Stock

The following table sets forth the cash proceeds that each of our independent directors will be entitled to receive based on his or her ownership of our common stock and his or her restricted stock grant from the accelerated vesting of the shares of common stock subject to restricted stock grants, based on his or her beneficial ownership as of September 30, 2010:

Interested Party	Shares Subject to Restricted Stock to Grant (#)	Vested Shares (#)	Gross Cash Proceeds ($)
David L. Ferguson	1,923	1,923	23,076
R. Sean Honey	1,923	1,923	23,076
Cynthia T. Jamison	1,923	1,923	23,076
Joseph J. Troy	1,923	1,923	23,076
Gordon A. Ulsh	1,923	1,923	23,076

Total	9,615	9,615	$115,380

No restricted stock grants have been made to our executive officers.

For more information regarding the effect of the merger on our restricted stock grants, see “Proposal 1—The Merger Agreement—Effect on Option Plans and Restricted Common Stock”.

Employment Agreements

We have employment agreements with three executive officers. One employment agreement provides for enhanced payments upon a termination of employment under certain circumstances three months prior to or two years after a change in control of Cellu Tissue, and the other two employment agreements provide for payments upon a termination of employment under certain circumstances but do not provide for enhanced benefits for a change in control.

Russell Taylor.    If Mr. Taylor’s employment is terminated by us without cause (as defined) or by him with good reason (as defined) three months prior to or two years after a change in control of Cellu Tissue, he will be entitled to (i) any earned, but unpaid, base salary through the date of termination; (ii) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (iii) a pro rata portion of his target bonus for the year in which his employment terminates; (iv) a lump sum payment equal to 36 months of his base salary; (v) a lump sum equal to his target bonus for the year in which his employment terminates; and (vi) any unreimbursed business expenses. We also will continue for one year to pay the premium on his $1 million dollar term life insurance policy and will make health care coverage available under our plans at the contribution rate for active employees for 36 months. If the payments made to Mr. Taylor are subject to the 20% additional tax as excess parachute payments, Cellu Tissue will make a tax “gross-up” payment to cover such tax and any additional taxes resulting from such payment. Finally, the consummation of the merger will constitute a “change in control” but a change in control does not expressly constitute “good reason” for Mr. Taylor to resign.

David Morris.    If Mr. Morris’ employment is terminated by us without cause (as defined) or by him with good reason (as defined), he will be entitled to (i) any earned, but unpaid, base salary through the date of termination; (ii) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (iii) a pro rata portion of his target bonus for the year in which his employment terminates; (iv) a lump sum payment equal to 24 months of base salary; (v) a lump sum equal to one times his target bonus for the year in which his employment terminates; and (vi) any unreimbursed business expenses. We also will continue to make health care coverage available under our plans at the contribution rate for active employees for 24 months. Finally, if the payments made to Mr. Morris are subject to the 20% additional tax as excess parachute payments, Cellu Tissue will make a tax “gross-up” payment to cover such tax and any additional taxes resulting from such payment.

Steve Ziessler.    If Mr. Ziessler’s employment is terminated by us without cause (as defined) or by him with good reason (as defined), he will be entitled to (i) any earned, but unpaid, base salary through he date of termination; (ii) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (iii) a pro rata portion of his target bonus for the year in which his employment terminates; (iv) a lump sum payment equal to 24 months of base salary; (v) a lump sum equal to one times his target bonus for the year in which his employment terminates; and (vi) any unreimbursed business expenses. We also will continue for one year to pay the premium on his $1 million dollar term life insurance policy and will make health care coverage available under our plans at the contribution rate for active employees for 12 months. Finally, if the payments made to Mr. Ziessler are subject to the 20% additional tax as excess parachute payments, Cellu Tissue will make a tax “gross-up” payment to cover such tax and any additional taxes resulting from such payment.

On October 7, 2010 and subsequent to the execution of the merger agreement, Clearwater Paper entered into discussions regarding the employment of Mr. Ziessler for a period of 6 months following the closing as its chief integration officer. Based on these discussions, in the event Mr. Ziessler accepts such offer, his annual base salary will remain at $345,000, he will continue to receive his current car allowance and he will be entitled to continued health care and other benefits (including participation in a 401(k) plan) that are provided to similarly situated employees. Further, if Mr. Ziessler remains at Clearwater Paper until the end of such 6 month period, he will be entitled to a bonus of $172,500. If Clearwater Paper terminates Mr. Ziessler’s employment without cause or Mr. Ziessler terminates his employment for good reason before the end of the 6 month period, Clearwater Paper will continue to pay Mr. Ziessler his base salary for the remainder of the 6 month period as well as his full bonus at the end of the 6 month period. However, if Mr. Ziessler terminates his employment without good reason before the end of the 6 month period, he will only be paid his earned but unpaid salary. Finally, when Mr. Ziessler terminates his employment with Clearwater Paper (either as result of Clearwater Paper terminating his employment or Mr. Ziessler terminating his employment), he will be entitled to the same severance benefits he is currently entitled to pursuant to the terms of his employment agreement (as described above) as if his employment was terminated without cause or if he resigned for good reason at the closing.

Retention Bonus and Severance Agreement

We have a retention bonus and severance agreement with W. Edwin Litton which provides for (a) a retention bonus payable to him if he remains continuously employed by us through the merger’s closing date equal to a pro rata portion of his “target” cash bonus for 2010 and (b) a severance benefit of 100% of his annual base salary if he is terminated by us without cause (as defined) or he resigns for good reason (as defined) within 12 months after such closing date. We will also continue his insurance coverage benefits for up to 12 months subject to any employee contribution applicable to Mr. Litton and his dependents.

Equity Plans

There are outstanding equity grants under our 2006 Stock Option and Restricted Stock Plan and our 2010 Equity Compensation Plan. More specifically, there are outstanding options to purchase 968,361 shares of our common stock and outstanding restricted stock grants with respect to 9,615 shares of our common stock. Any stock option grants and any restricted stock grants which have not vested before the effective time of the merger will fully vest at the effective time of the merger. Full vesting for all outstanding stock options and restricted stock grants will benefit all individuals who hold outstanding, unvested grants at the effective time of the merger.

Cash Severance

The following table sets forth an estimate of the potential cash severance payments that would be payable in the event each executive officer resigns for “good reason” (as defined in his agreement) or his employment is terminated by us without “cause” (as defined in his agreement) following the merger pursuant to his employment agreement or retention bonus and severance agreement (assuming for illustrative purposes that the executive officer’s employment is terminated on November 29, 2010, but utilizing current annual salaries without regard to additional payments resulting from any further anticipated annual pay increases in 2010).

Name	Annual Base Salary (1)	Prorated Bonus		Target Bonus (3)	Stock Options (4)	COBRA Coverage	Total
Russell C. Taylor	1,575,000	$395,548		$525,000	$474,089	$27,000	$2,996,637
David J. Morris	566,000	213,219		283,000	564,313	26,000	1,652,532
Steven D. Ziessler	690,000	259,932		345,000	654,480	26,000	1,975,412
W. Edwin Litton	182,475	68,741	(2)		72,049	13,008	336,273

(1)	Annual Base Salary equals three times annual base salary for Mr. Taylor, two times for Messrs. Morris and Ziessler and one time for Mr. Litton.
(2)	This amount will be paid to Mr. Litton upon the completion of the merger.
(3)	Target bonus is 100% of base salary for Messrs. Taylor, Morris and Ziessler and 50% for Mr. Litton.
(4)	Value of non-vested stock options that will accelerate upon the completion of the merger, regardless of whether the officer resigns for “good reason” or his employment is terminated by us without “cause”.

Transaction Committee Fee

In accordance with resolutions of our board of directors, for each meeting attended in person, each independent director on the transaction committee is entitled to receive $1,500, and for each meeting attended telephonically, each independent director on the transaction committee is entitled to receive $1,000. In addition, each director on the transaction committee is also entitled to be reimbursed for all reasonable expenses incurred in connection with his or her responsibilities on the transaction committee, whether or not the merger occurs.

Indemnification and Insurance

The merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers. For a description of our directors’ and officers’ indemnification and liability insurance arrangements, see “Proposal 1—The Merger Agreement—Indemnification”.

Appraisal Rights

Our stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than or the same as the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption and approval of the merger agreement and must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. See “Appraisal Rights”.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock. Our common stock is listed for trading on the NYSE under the symbol “CLU”. The closing price of our Common Stock on the NYSE on September 15, 2010, the last trading day prior to public announcement of the execution of the Merger Agreement was $7.93 per share. On [ — ], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of our Common Stock on the NYSE was $ [ — ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

Certain Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes certain material U.S. federal income tax consequences of the merger to stockholders whose shares of our common stock are converted into the right to receive cash in the merger. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, the Treasury regulations, Internal Revenue Service, which we refer to as the “IRS”, rulings, and judicial and administrative decisions, each as in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning matters discussed herein. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any such contrary position will not be sustained in court.

This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as capital assets within the meaning of section 1221 of the Code. This discussion does not apply to stockholders who received shares of our common stock pursuant to the exercise of employee stock options, in connection with a grant of restricted stock or otherwise as compensation for services, or through a tax-qualified retirement plan, or to stockholders subject to special rules under the U.S. federal income tax laws, including, for example, banks and financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, regulated investment companies, partnerships and other pass-through entities (such as trusts and S corporations), controlled foreign corporations, passive foreign investment companies, persons subject to the alternative minimum tax, and corporations described in section 7874 of the Code. In addition, the following discussion does not apply to stockholders whose functional currency is not the U.S. dollar, or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. This discussion also does not discuss any state, local, foreign or other tax considerations (such as estate and gift tax consequences). If any entity that is treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity.

All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, or any of its political subdivisions;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons has authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

U.S. Holders

The receipt by a U.S. holder of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize a capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction) surrendered for cash in the merger. Any capital gain or loss will be long-term provided the U.S. holder’s holding period for the shares of our common stock is more than one year at the effective time of the merger. Long-term capital gains of individuals are eligible for reduced rates of federal income taxation. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

A non-U.S. holder’s gain or loss from the exchange of shares of our common stock for cash pursuant to the merger generally will be determined in the same manner as that of a U.S. holder. A non-U.S. holder generally should not be subject to U.S. federal income taxation on any gain or loss from the exchange of shares of our common stock for cash pursuant to the merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies and so requires, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual treated as being present in the United States for

183 days or more in the taxable year of the disposition of the shares of our common stock and certain other requirements are met; or (iii) as described below, shares of our common stock constitute a United States real property interest, which we refer to as “USRPI”, by reason of our status as a United States real property holding corporation, which we refer to as “USRPHC”, for U.S. federal income tax purposes.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30 percent branch profits tax on such effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of shares of our common stock will generally be treated as a U.S. resident for federal income taxes and the federal income tax consequences with respect to their gain or loss from the exchange of our common stock for cash will be the same as the consequences described above for a U.S. holder. A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of shares of our common stock and is not treated as a U.S. resident for federal income purposes under an applicable tax treaty or otherwise and who meets certain other requirements will be subject to a 30 percent tax on the gain derived from that disposition, which gain may be offset by United States source capital losses.

In general, gain from the sale of shares of our common stock will be subject to tax under provisions added to the Code by the Foreign Investment in Real Property Tax Act of 1980, which we refer to as the “FIRPTA tax”, if (i) we are, or have been, at any time during the shorter of the five year period preceding the date of the disposition or the non-U.S. holder’s holding period, which we refer to as the “testing period”, classified as a USRPHC, and (ii) what we refer to as the “publicly traded exception” to the FIRPTA tax does not apply to the non-U.S. holder. In general, the “publicly traded exception” applies if the non-U.S. holder owned, actually or constructively, no more than 5 percent of our outstanding common stock throughout the testing period. Non-U.S. holders who do not qualify for the publicly traded exception are required by applicable Treasury regulations to obtain a statement from us regarding our status as a USRPHC during the testing period and to file such statement with their U.S. federal income tax return for the year of sale. Such non-U.S. holders should consult their own tax advisors regarding the potential application of the FIRPTA tax to the exchange of their shares of our common stock in the merger.

If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax liabilities discussed herein. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Information and Backup Withholding

Backup withholding and information reporting may apply to cash received pursuant to the merger. Backup withholding is currently imposed at a rate of a 28% but is currently scheduled to increase to 31% on January 1, 2011. Backup withholding generally will not apply, however, to a holder that (i) in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form; (ii) in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or (iii) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if certain required information is timely furnished to the IRS. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining exemption from backup withholding under current United States Treasury Regulations.

This discussion of certain material U.S. federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax advisor to determine the particular tax consequences to you of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Litigation Relating to the Merger

Two lawsuits challenging the merger agreement have been filed. First, on or about September 20, 2010, Edward Glembockie, on behalf of himself and the public stockholders of Cellu Tissue, filed a putative class action complaint in the Superior Court of Fulton County, State of Georgia, captioned Edward Glembockie v. Cellu Tissue Holdings, Inc., et al. This lawsuit names as defendants Cellu Tissue, Clearwater Paper, and each member of our board of directors. Second, on or about October 7, 2010, Stephen Bushansky, on behalf of himself and the public stockholders of Cellu Tissue, filed a putative class action complaint in the same court, captioned Stephen Bushansky v. Cellu Tissue Holdings, Inc., et al. This lawsuit names as defendants all of the defendants named in the Glembockie lawsuit, plus Sand Dollar Acquisition Corporation, Weston Presidio V, L.P., our Chief Financial Officer, and our General Counsel.

Both lawsuits allege that our directors breached their fiduciary duties in connection with Clearwater Paper’s planned acquisition of Cellu Tissue, as publicly disclosed on September 16, 2010. The Bushansky lawsuit also alleges that the two defendant officers did the same. In addition, both lawsuits allege that Cellu Tissue and Clearwater Paper aided and abetted those alleged breaches of fiduciary duties. The Bushansky lawsuit also makes the same allegation against all other named defendants. Based on these allegations, the lawsuits seek to enjoin the merger and to obtain other related relief. They also seek recovery of the costs of the action, including reasonable attorneys’ fees.

We intend to defend ourselves vigorously against these claims.

PROPOSAL 1 — THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully and in its entirety. The merger agreement attached as Annex A to this proxy statement has been included to provide you with information regarding its terms. It is a commercial document that establishes and governs the legal relations between Cellu Tissue, Clearwater Paper and Merger Sub with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about Cellu Tissue and Clearwater Paper or Merger Sub, however any specific material facts that qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement or in the information incorporated by reference herein, as applicable. The representations, warranties and covenants made by Cellu Tissue, Clearwater Paper and Merger Sub are qualified and subject to important limitations agreed to by Cellu Tissue, Clearwater Paper and Merger Sub in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to Cellu Tissue, Clearwater Paper and Merger Sub that may be different from those which are applicable to you. These representations and warranties may or may not have been accurate as of any specified date and do not purport to be accurate as of the date of this proxy statement.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly-owned subsidiary of Clearwater Paper, will be merged with and into Cellu Tissue. The separate existence of Merger Sub will cease and we will continue as the surviving corporation and will become a wholly-owned subsidiary of Clearwater Paper.

Effective Time of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or such later time as specified therein).

The closing of the merger will occur no later than two business days after the date that all of the conditions to the merger set forth in the merger agreement have been satisfied or waived, other than those conditions to be taken at the closing, unless the merger agreement has been terminated pursuant to its terms or unless the parties have extended the closing of the merger by mutual written agreement. Although we expect to complete the merger shortly after the special meeting of Cellu Tissue’s stockholders, we cannot specify when, or assure you that we, Clearwater Paper and Merger Sub will satisfy or waive all conditions to the merger.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of Cellu Tissue immediately prior to the effective time of the merger will be the initial officers of the surviving corporation. The directors and officers will serve in accordance with the charter and bylaws of the surviving corporation until their respective successors are duly elected, appointed or qualified, or until their death, resignation or removal.

Charter and Bylaws of the Surviving Corporation

At the effective time of the merger:

•

the amended and restated certificate of incorporation of Cellu Tissue, as in effect immediately prior to the effective time of the merger, will be amended and restated in its entirety as set forth in the merger agreement, and as so amended, will be the certificate of incorporation of the surviving corporation, until it is amended as provided by law or as provided within the certificate of incorporation; and

•

the amended and restated bylaws of Cellu Tissue, as in effect immediately prior to the effective time of the merger, will be amended and restated in their entirety as set forth in the merger agreement, and as so amended, will be the bylaws of the surviving corporation until they are amended as provided by the law or as provided within the charter and bylaws of the surviving corporation.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of our common stock immediately prior to the effective time of the merger, other than (a) shares owned by Clearwater Paper or Merger Sub, (b) held by Cellu Tissue as treasury stock or otherwise or by any wholly-owned subsidiary of Cellu Tissue and (c) shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law, will be cancelled and automatically converted into the right to receive $12.00 per share in cash, without interest and less any applicable withholding taxes. From and after the effective time of the merger, all shares of our common stock will cease to be outstanding and holders of our common stock will have no rights with respect to such common stock, except the right to receive the merger consideration. Cellu Tissue stockholders will receive the merger consideration after exchanging their stock certificates or book-entry shares in accordance with the instructions contained in the letter of transmittal to be sent to Cellu Tissue stockholders shortly after completion of the merger. Shares owned by Clearwater Paper, Merger Sub, Cellu Tissue, or any of Cellu Tissue’s subsidiaries will be automatically cancelled at the effective time of the merger without payment. The price of $12.00 per share was determined through negotiations between Clearwater Paper and Cellu Tissue.

Clearwater Paper, Merger Sub, the surviving corporation, and Mellon Investor Services LLC, the paying agent, will be entitled to deduct and withhold from the merger consideration payable or consideration otherwise payable pursuant to the merger agreement to any holder of a certificate, book-entry share, Company restricted stock, or Company stock option, such amounts as it reasonably determines it is required to deduct and withhold with respect to making such payment under tax law, or any applicable provision of state, local or foreign law.

Effect on Option Plans and Restricted Common Stock

All outstanding options to purchase shares, whether or not vested, will be cancelled and all of such holder’s rights under such option will terminate at the effective time of the merger.

At the effective time of the merger, all rights under any option and any provision of the option plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of our securities will be cancelled.

Holders of options will be entitled to receive a cash payment, without interest, subject to any applicable withholding tax, from Cellu Tissue in an amount (if any) equal to the product of (x) the number of shares of Cellu Tissue common stock subject to such stock option, whether or not then exercisable, and (y) the excess, if any, of $12.00 over the exercise price per share of common stock subject to such Cellu Tissue stock option.

Further, the restrictions and conditions on each outstanding restricted stock grant will lapse and each holder’s interest in each grant will be fully vested immediately before the effective time of the merger. Each holder will be entitled to receive the same merger consideration for each share of stock that other shareholders receive.

Payment Procedures

Mellon Investor Services LLC will act as the paying agent for the holders of our shares in connection with the merger to receive in trust in the aggregate merger consideration. On or before the effective time of the merger, Clearwater Paper will deposit, or cause to be deposited, with the paying agent funds in an amount sufficient to make payments to the holders of certificates and book-entry shares entitled to such merger consideration. If the funds deposited are insufficient to make all payments, Clearwater Paper will deposit additional funds in an amount equal to the deficiency.

Promptly after the effective time of the merger, and no later than five business days thereafter, Clearwater Paper and the surviving corporation will cause the paying agent to mail to each holder of record of a certificate or book-entry share that immediately prior to the effective time of the merger represented outstanding shares of Company common stock, whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions for effecting the surrender of the certificates or book-entry shares in exchange for the merger consideration to be received by each stockholder. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates or book-entry shares representing shares for our common stock will pass only upon surrender of the certificates, or affidavits of loss in lieu of such certificates, or book-entry shares upon delivery to the paying agent and in accordance with the instruction for effecting the surrender of the certificates and book-entry shares. The letter of transmittal will include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares. Upon surrender to the paying agent of a certificate representing shares of Company common stock together with a duly executed letter of transmittal, executed in accordance with the instructions provided and any other documents that may reasonably be required pursuant to such instructions or receipt of an “agent’s message” with respect to a book-entry share, the stockholder will be entitled to receive from the exchange agent $12.00 in cash, without interest and less any applicable withholding tax, for each share represented by the certificate or book-entry share, and the certificate or book-entry share surrendered will be immediately cancelled.

After the effective time of the merger, until it is surrendered, each certificate or book-entry share, as applicable, that previously evidenced shares of our common stock will be deemed to represent only the right to receive $12.00 in cash per share represented by such certificate or book-entry share, without interest, less any applicable withholding taxes. No interest will be paid or accrue on any cash payable upon the surrender of the certificates or book-entry shares representing shares of our common stock.

In the event of a transfer of ownership of our common stock that is not registered in our records, payment of the merger consideration for shares of our common stock may be made to a person other than the person in whose name the surrendered certificate or book-entry share is registered, if the certificate or book-entry share surrendered is presented to the paying agent along with all documents required to evidence and effect such transfer and evidence that all applicable stock transfer taxes have been paid.

Clearwater Paper may request the paying agent to deliver any portion of the funds deposited with the paying agent which remain undistributed to our stockholders twelve months after the effective time of the merger. Any holders of our share certificates or book-entry shares, other than dissenting shares, who have not surrendered such certificates or book-entry shares in compliance with the above described procedures, may thereafter look only to Clearwater Paper for payment of its claim for the merger consideration and only upon compliance with the instructions in the form of letter of transmittal described above, and without any interest thereon.

If any certificate for our common stock has been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting of an indemnity bond by such person in the amount reasonably required by the surviving corporation or the paying agent as indemnity against any claim that may be made against the surviving corporation or the paying agent with respect to such certificate, then the paying agent will issue in exchange for such lost, stolen or destroyed certificate, the merger consideration, without interest and less any applicable withholding taxes.

The paying agent will invest the funds deposited to be used to pay the merger consideration as reasonably directed by Clearwater Paper, provided, however, that such investments will be obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any net profit resulting from, or interest or income produced by, such investments will be deposited in the funds to be used to pay the merger consideration and be payable to Clearwater Paper.

To the extent permitted by federal, state, local or foreign law, Clearwater Paper, Merger Sub, Cellu Tissue, the surviving corporation or the paying agent or any of their respective affiliates will not be liable to any person with respect to merger consideration delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar federal, state, local or foreign law.

Share certificates should not be surrendered by our stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letter of transmittal to be mailed to our stockholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

The merger consideration paid to you upon exchange of your shares of our common stock, or affidavit of loss in lieu thereof, or receipt of an “agent’s message” with respect to book-entry shares, will be deemed to have been delivered and paid in full satisfaction of all rights relating to the shares of our common stock. From and after the effective time of the merger, the stock transfer books of Cellu Tissue will be closed, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Company common stock which were outstanding immediately prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties relating to the following subject matters with respect to each party:

•	corporate organization;

•	authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	governmental approvals; and

•	no conflicts;

In addition, we made additional representations and warranties related to the following subject matters:

•	our capitalization;

•	our subsidiaries;

•	board of director and transaction committee approvals;

•	the special meeting and voting requirements for the merger;

•	our filings and reports with the SEC, our financial statements and internal controls and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of specified changes or events;

•	broker’s fees;

•	legal proceedings;

•	permits and compliance with applicable laws;

•	taxes and tax returns;

•	employee benefit plans and programs;

•	labor and employment matters;

•	material contracts;

•	real property, leased property and operating equipment;

•	environmental matters;

•	state takeover laws;

•	intellectual property;

•	insurance;

•	the receipt of the Goldman, Sachs & Co. fairness opinion;

•	transactions with affiliates;

•	anti-takeover plans; and

•	the absence of any other representations and warranties made by Clearwater Paper and Merger Sub.

Clearwater Paper and Merger Sub made additional representations and warranties related to the following subject matters:

•	availability of sufficient funds to complete the merger;

•	legal proceedings;

•	absence of ownership of our capital stock by Clearwater Paper;

•	absence of certain arrangements with our management and our stockholders; and

•	the absence of any other representations and warranties made by Cellu Tissue.

Company Material Adverse Effect

For purposes of the merger agreement, “Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence, development or effect, which for purposes of this proxy statement means a “Change” that, individually or in the aggregate with all other Changes, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition, operations or results of operations of Cellu Tissue and its subsidiaries, taken as a whole; provided, that none of the following will be deemed to be or constitute a Company Material Adverse Effect, or be taken into account when determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect:

(i) any Change resulting from or attributable to any conditions or changes generally affecting the economy, or the credit, financial or securities markets of the United States or elsewhere in the world, except to the extent such Change has a disproportionate adverse effect on Cellu Tissue and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Cellu Tissue and its subsidiaries operate, but only to the extent of such disproportionate adverse effect as compared to such other participants;

(ii) any Change resulting from or attributable to conditions or changes in the industry in which Cellu Tissue and its subsidiaries conduct business, except to the extent such Change has a disproportionate adverse effect on Cellu Tissue and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Cellu Tissue and its subsidiaries operate, but only to the extent of such disproportionate adverse effect as compared to such other participants;

(iii) any Change resulting from or attributable to the taking of any action specifically required by the merger agreement or taken at the written request of Clearwater Paper or Merger Sub made after the date of the merger agreement;

(iv) any Change resulting from or attributable to changes in federal, state, local or foreign law or Generally Accepted Accounting Principles, which we refer to in this proxy statement as “GAAP”, except to the extent such Change has a disproportionate adverse effect on Cellu Tissue and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Cellu Tissue and its subsidiaries operate, but only to the extent of such disproportionate adverse effect as compared to such other participants;

(v) any Change resulting from or attributable to changes in Cellu Tissue’s stock price or the trading volume of Company common stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change, other than any of those described in clauses (i) through (iv) above or clauses (vi) through (viii) below, may be taken into account in determining whether there has been a Company Material Adverse Effect);

(vi) any Change resulting from or attributable to any failure by Cellu Tissue to meet any internal or public estimates, projections, budgets, forecasts or expectations of Cellu Tissue’s revenue, earnings or other financial performance or results of operations for any period ending after the date of the merger agreement (it being understood that the causes or occurrences giving rise or contributing to any such failure, other than any of those described in clauses (i) through (v) above or clauses (vii) and (viii) below, may be taken into account in determining whether there has been a Company Material Adverse Effect);

(vii) any Change resulting from or attributable to the termination of relationships by Cellu Tissue’s customers or suppliers or the delay or cancellation of orders for products, or the termination by employees of their employment with Cellu Tissue or any of its Subsidiaries, in either case resulting from or attributable to the pendency or announcement of the merger or the transactions contemplated by the merger agreement; and

(viii) any Change resulting from or attributable to any act of war or terrorism or, in each case, the escalation thereof or the declaration of a national emergency or natural disasters, except to the extent such Change has a disproportionate adverse effect on Cellu Tissue and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Cellu Tissue and its subsidiaries operate, but only to the extent of such disproportionate adverse effect as compared to such other participants.

Conduct of the Business of the Company

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and disclosure schedule we delivered in connection with the merger agreement, between the date of the merger agreement and the effective time, unless Clearwater Paper gives its prior written consent (which, except with respect to certain actions specified in the merger agreement, cannot be unreasonably withheld, delayed or conditioned), we will, and will cause our subsidiaries to, conduct our business in the ordinary course in all material respects, in substantially the same manner as previously conducted, which includes using our commercially reasonable efforts to keep available the services of our and our subsidiaries’ current officers and key employees.

Subject to certain exceptions set forth in the merger agreement and disclosure schedule we delivered in connection with the merger agreement, we will not, and we will cause our subsidiaries not to, take any of the following actions without Clearwater Paper’s written consent (which, except with respect to certain actions specified in the merger agreement, cannot be unreasonably withheld, delayed or conditioned):

•	amend organizational documents;

•

issue, deliver, sell, pledge, transfer or dispose of or encumber any shares of our capital stock or other equity or voting interests (except for the issuance of common stock upon the exercise of stock options that were outstanding as of the date of the merger agreement);

•	effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction;

•

increase any compensation or benefits payable to any of our personnel, other than, in the case of our personnel who are not executive officers or directors in the ordinary course of business consistent with past practice;

•	enter into or amend any employment, retention or severance agreements;

•	grant any bonuses to our personnel, other than, in the case of our personnel who are not executive officers or directors in the ordinary course of business consistent with past practice;

•	adopt any new company pension or benefit plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing company pension or benefit plan;

•

accelerate the vesting of any compensation (including equity-based awards) or grant or amend any award under any company pension or benefit plan (including the grant of any equity based awards and related compensation);

•	fund any rabbi trust or similar arrangement or take any other action to fund or secure the payment of any compensation or benefit;

•

grant any personnel any right to receive any severance, change-in-control, retention or termination or similar compensation or benefits, except for the payment of cash severance or the provision of continued welfare benefits in the ordinary course consistent with past practice for company personnel who are not executive officers or directors;

•	terminate any company employees other than for cause (including poor performance, misconduct or breach of company policy);

•	agree to extend or enter into any new or modified collective bargaining agreement;

•

declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of our capital stock or other equity or voting interests, except for dividends or distributions from a wholly-owned subsidiary (other than our Canadian subsidiary) to another wholly-owned subsidiary or to the Company;

•

directly or indirectly redeem or purchase any shares of capital stock, or other equity or voting interests in, the Company or its subsidiaries, or options, warrants, calls or rights to acquire any such stock, except in connection with tax withholdings and exercise price settlement upon the exercise of stock options outstanding prior to or on the date of the merger agreement;

•	transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties, except in the ordinary course of business consistent with past practice;

•	mortgage or pledge any material assets or properties or subject any assets or property to encumbrances, except for permitted encumbrances;

•	enter into, amend or modify certain material contracts;

•	terminate certain material contracts or company leases, except in the ordinary course of business consistent with past practice or if the contract expires on its own terms;

•

except as set forth in the capital expenditure budget provided to Clearwater Paper, make or authorize any capital expenditures that individually, or in the aggregate, exceed $250,000 (with respect to expenditures related to non-operational emergencies) or individually, or in the aggregate, exceed $1,000,000 (with respect to expenditures related to operational emergencies);

•	merge with, consolidate with or otherwise acquire any interest in or business of any person (or any division or line of business thereof);

•	incur or assume any indebtedness, except pursuant to our existing employee loan guarantee program used in connection with the relocation of our employees;

•	make or cancel, or waive any rights with respect to, any material loans, advances or capital contributions to, or investments in, any person, except to wholly-owned subsidiaries;

•	pledge or otherwise encumber any shares of our or our subsidiaries’ capital stock;

•

change any methods, principles or practices of financial accounting currently in effect, except as required by GAAP, Regulation S-X of the Exchange Act or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable law;

•

make or change any tax election, adopt or change any tax accounting method, or prepare or file any tax return (including any amended tax return), that is materially inconsistent with past practice, make any material election or adopt any material method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

•

enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, or file any material tax return or amended tax return;

•	enter into, materially amend or materially modify any agreement with any of our affiliates, officers or directors;

•	transfer or license to any person any rights to intellectual property, other than in the ordinary course of business consistent with past practice;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

commence, settle or compromise any pending or threatened legal proceeding that is material to our business or that otherwise involves the payment by is or any of our subsidiaries of an amount individually or in the aggregate for all settlements, in excess of $250,000 (excluding any amounts that may be paid under existing insurance policies);

•	make any loans, advances or capital contributions to or investments in any person in excess of $250,000 in the aggregate; or

•	authorize any of, or commit, resolve, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

Other Covenants Under the Merger Agreement

Access to Information

Until the earlier of (i) the effective time of the merger or (ii) the date the merger agreement is terminated in accordance with its terms, Cellu Tissue and its subsidiaries will afford to the directors, officers, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or other representatives, which we refer to in as “Representatives”, of Clearwater Paper reasonable access during normal business hours to all of their properties, books, contracts, commitments and records upon reasonable prior notice. Cellu Tissue and its subsidiaries will (a) provide Clearwater Paper with access to management personnel, attorneys, accountants and other professionals and employees for discussion of Cellu Tissue’s business, properties, prospects and personnel as reasonably requested by Clearwater Paper or Merger Sub and (b) furnish information concerning the business, properties, operations and other aspects of Cellu Tissue and its subsidiaries as reasonably requested by Clearwater Paper or its Representatives. Cellu Tissue and its subsidiaries are not required to provide access to or to disclose information where the access or disclosure would contravene any law or binding agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. If access is not required, the parties will use reasonable best efforts to make appropriate substitute disclosure arrangements.

From the date of the merger agreement until the earlier of (i) the effective time of the merger or (ii) the date the merger agreement is terminated in accordance with its terms, Cellu Tissue, Clearwater Paper and Merger Sub must promptly provide notice of:

•	any material breach of any covenant or obligation of the notifying party under the merger agreement; and

•

the discovery by the notifying party of any event, condition, fact or circumstance that would cause any representation or warranty made by such party in the merger agreement to be untrue and result in the failure of the closing conditions set forth in the merger agreement; or

From the date of the merger agreement until the earlier of (i) the effective time of the merger or (ii) the date the merger agreement is terminated in accordance with its terms, Cellu Tissue must promptly provide notice to Clearwater Paper of any material legal proceeding or government investigation against Cellu Tissue or any of its subsidiaries.

No Solicitation

Unless expressly permitted under certain circumstances by the merger agreement, the merger agreement provides that the Company nor any of its subsidiaries nor any of its or their respective Representatives, will directly or indirectly through another person:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an acquisition proposal;

•

participate in any discussions or negotiations regarding an acquisition proposal, or provide any information or data to any person relating to the Company or any of its subsidiaries, or afford to any person access to the business, properties, assets or personnel of the Company or any of its subsidiaries in connection with, or otherwise cooperate with any person with respect to, an acquisition proposal; or

•

enter into any acquisition agreement, merger agreement or similar definitive agreement, letter of intent or agreement in principle with respect thereto or any other agreement (other than an acceptable confidentiality agreement as permitted under certain circumstances in the merger agreement) relating to an acquisition proposal, which for purposes of this proxy means an “alternative acquisition agreement”.

The Company and its subsidiaries and its and their respective Representatives also agreed to cease any ongoing discussions and negotiations with any persons that may be ongoing respect to an acquisition proposal and to deliver written notice to each such person stating the Company is ending discussions and negotiations with such person and requesting that such person return or destroy all confidential information relating to the Company and its subsidiaries. The Company also agreed not to terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement that relates to a transaction of the type described in the definition of acquisition proposal (which is set forth below): provided, however, that the Company may take actions permitted under a standstill agreement if our board of directors determines in good faith, after consultation with legal advisors, that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law.

At any time prior to the adoption and approval of the merger agreement by the stockholders of the Company, if the Company:

•	receives a bona fide written acquisition proposal from any person, which acquisition proposal did not result from a breach of the non-solicitation provisions of the merger agreement;

•

our board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with our board of directors’ fiduciary duties under applicable law; and

•

our board of directors determines in good faith based upon information then available, after consultation with its financial advisers and outside legal counsel that the acquisition proposal is a superior proposal or would reasonably be expected to result in a superior proposal, then the Company may,

•

provide information to such third party if the Company enters into a confidentiality agreement containing terms that are materially no less favorable in the aggregate to the Company than those contained in the confidentiality agreement with Clearwater Paper, and provided that all information provided to the third party has already been made available to Clearwater Paper or is provided to Clearwater Paper concurrently with the time it is provided to such third party; and

•	engage or participate in discussions or negotiations with such third party regarding the acquisition proposal.

In addition, the Company may send a written communication to such third party, in form and substance reasonably satisfactory to Clearwater Paper, asking the third party to clarify terms and conditions of the acquisition proposal.

In addition, the Company has agreed to promptly (and, in any event, within two days) notify Clearwater Paper in writing if any proposals or offers regarding any acquisition proposal or any request for information or inquiry that could reasonably be expected to result in an acquisition proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. The notification must include the identity of the third party making such offer, proposal, request or inquiry, the material terms and conditions of any proposals, offers, requests or inquiries, and include copies of any written proposal, or offer, request or other communication. The Company has agreed to keep Clearwater Paper reasonably informed of the status and terms of any such proposals, offers requests or inquiries (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified and to also provide Clearwater Paper (or its outside counsel) with copies of all documents and other written communications relating to any such acquisition proposal, request or inquiry exchanged between the Company and its Representatives and such third party and its Representatives.

The merger agreement provides that except in certain circumstances our board of directors (i) may not effect a change of recommendation (as defined below) or (ii) adopt, approve or recommend or otherwise declare advisable (publicly or otherwise) or propose to adopt, approve or recommend (publicly or otherwise) an acquisition proposal, or cause or permit the Company to enter into any alternative acquisition agreement. Notwithstanding the foregoing, prior to the time that the merger agreement is adopted and approved by the Company’s stockholders, our board of directors may effect a change of recommendation if, (x) an event, fact, development, circumstance or occurrence unrelated to an acquisition proposal that affects the business, assets or operations of the Company or its subsidiaries that was not known to the Company as of the date of the merger agreement, or, if known, was not reasonably foreseen by our board of directors as of the date of the merger agreement, becomes known by our board of directors after the date of the merger agreement, or (y) if the Company receives an acquisition proposal that our board of directors concludes in good faith after consultation with an outside financial advisor and outside legal counsel is a superior proposal, and:

•	the acquisition proposal did not result from a material breach by the Company of the non-solicitation covenants of the merger agreement;

•

our board of directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations under applicable law;

•

the Company has provided prior written notice to Clearwater Paper and Merger Sub at least three (3) business days in advance that it will effect a change of recommendation or terminate the merger agreement in connection with the approval of a superior proposal, and such notice specifies the basis for the change of recommendation or termination and, in the case of a superior proposal, the identity of the party making such superior proposal, the material terms thereof and the most current drafts of any agreements or other term sheets relating to such superior proposal;

•

after providing such notice and prior to effecting such change of recommendation or taking action to terminate this agreement in connection with the approval of a superior proposal, the Company and its representatives has negotiated with Clearwater Paper and Merger Sub in good faith during a three business day period to make any adjustments in the terms and conditions of the merger agreement to permit our board of directors to not effect a change of recommendation or take action to terminate the agreement in connection with the approval of a superior proposal; and

•

our board of directors will have considered in good faith any changes to the merger agreement offered in writing by Clearwater Paper no later than 5:00 p.m. Eastern time on the third business day of the three day period in a manner that would constitute a binding contract if accepted by the Company and shall have determined that the superior proposal would continue to constitute a superior proposal if such changes to the merger agreement offered by Clearwater Paper were given effect; provided, that if any material revisions occur to the acquisition proposal that our board of directors has determined to be a superior proposal, the Company must deliver a new written notice to Clearwater Paper and comply with all the requirements of the non-solicitation provisions of the merger agreement with respect to the new written notice.

As described in this proxy statement, a “change in recommendation” means our board of directors (i) withholds, withdraws, qualifies or modifies, or publicly proposes or resolves to withhold, withdraw, qualify or modify in a manner adverse to Clearwater Paper, the recommendation that the Company stockholders adopt and approve the merger agreement or (ii) fails to include the Company recommendation in the proxy statement.

As described in this proxy statement, an “acquisition proposal” means any inquiry, indication of interest, proposal or offer for any transaction or series of related transactions involving (a) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, consolidation or similar transaction involving the Company or any of its Subsidiaries, (b) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 20% of the assets of the Company and its subsidiaries, taken as a whole, (c) a purchase, tender offer, issuance, or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (as such term is defined in Section 13(d) of the Exchange Act) of securities representing 20% or more of the voting power of the Company or any of its Subsidiaries, or (d) any person’s acquisition of beneficial ownership of, or the right to acquire beneficial ownership of, securities representing 20% or more of the voting power of the Company or any of its subsidiaries; provided, however, that the term “acquisition proposal” will not include the merger or the other transactions contemplated by the merger agreement.

As described in this proxy statement, “superior proposal” means any written, binding, bona fide acquisition proposal (but replacing all references to “20%” with “50%”) made by a third party that (a) our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is more favorable from a financial point of view to the Company stockholders than the merger, taking into account all factors deemed relevant by our board of directors in the exercise of its business judgment, (b) if debt financing is required, such third party will have entered into binding agreements with its financing sources which commit such third party’s financing sources to materially the same extent as the financing sources of Clearwater Paper pursuant to the merger and (c) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

No Control of Other Party’s Business

Subject to the terms and conditions of the merger agreement, nothing contained in the merger agreement is intended to give Clearwater Paper the right to control the Company’s or its subsidiaries’ operations prior to the effective time. Nothing contained in the merger agreement is intended to give the Company the right to control Clearwater Paper or its subsidiaries’ operations prior to the effective time. Prior to the effective time, the Company and Clearwater Paper will exercise, consistent with the merger agreement, complete control over their respective operations.

Other Covenants

The merger agreement contains a number of mutual covenants, which subject to certain exceptions obligate the Company and Clearwater Paper (and in some instances Merger Sub), to:

•

use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger as soon as practicable; provided, that neither Clearwater Paper nor any of its subsidiaries are required to take any action that constitutes or would result in any “burdensome condition” (which is defined in the merger agreement as executing or carrying out agreements, submitting to orders or taking any other action (i) providing for the license, sale or other disposition or holding separate of any assets or businesses of Clearwater Paper or the Company or their subsidiaries or (ii) imposing or seeking to impose any limitation on the ability of Clearwater Paper, the Company or their subsidiaries to conduct their respective businesses or own such assets that, in the case of clause (i) and (ii), individually or in the aggregate, would or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, operations or results of operations of the Company and its subsidiaries (taken as a whole), or Parent (with materiality being measured in relation to the business, assets, liabilities, financial condition, operations and results of operations of the Company and its subsidiaries taken as a whole);

•	cooperate in preparing this proxy statement and responding to any comments of the SEC or its staff with respect to the proxy statement;

•	notify the other party if any party becomes aware of information that should be disclosed in an amendment or supplement to the proxy statement;

•

refrain (and use its reasonable best efforts to cause its affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement; and

•

after the effective time of the merger agreement and as reasonably requested by Clearwater Paper and at Clearwater Paper’s sole expense, the proper officers and directors of each party will take any further action necessary or desirable to carry out the purposes of the merger agreement or to vest the surviving corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger.

The merger agreement also contains covenants requiring the Company (subject to certain exceptions), to:

•

use its reasonable best efforts to notify, as promptly as practicable after the receipt thereof, any comments from the SEC on the proxy statement and provide copies of all correspondence between the SEC and the Company;

•

provide Clearwater Paper and its representatives a reasonable opportunity to review and comment on this proxy statement or response to the SEC and include in this proxy statement or response to the SEC, comments reasonably and promptly proposed by Clearwater Paper and its representatives;

•

as promptly as practicable after filing this proxy statement, use reasonable best efforts to cause the proxy statement to be cleared by the SEC and be mailed to the Company stockholders as promptly as practicable following the clearance of the proxy statement by the SEC or expiration of the applicable period for comments;

•

promptly notify Clearwater Paper if it receives notice of any action related to the merger that is instituted or threatened against the Company or any of its directors, officers or affiliates, including by any Company stockholder, and allow Clearwater Paper to participate in the defense and settlement of any such litigation;

•

duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable following clearance of the proxy statement by the SEC, and on a date selected by the Company in consultation with Clearwater Paper, to obtain stockholder approval of the merger agreement;

•

recommend to its stockholders, through our board of directors, to adopt and approve the merger agreement and use reasonable efforts to solicit such stockholder approval, including the inclusion of the Company recommendation by our board of directors in the proxy statement;

•	not propose any other action to be acted on by the Company stockholders at the stockholders meeting held to approve the merger agreement, except with the prior written consent of Clearwater Paper;

•	prior to the effective time of the merger, take all steps required to cause any dispositions of shares of Company common stock to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	deliver prior to the closing of the transactions contemplated by the merger agreement resignations executed by each director of the Company to Clearwater Paper effective at the effective time; and

•	deliver prior to the closing to Clearwater Paper, the consent of Weston Presidio to the merger as contemplated by the voting agreement.

The merger agreement also contains covenants requiring Clearwater Paper (subject to certain exceptions), to:

•

promptly following execution of the merger agreement, approve and adopt the merger agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of the Merger Sub’s vote or action by written consent approving and adopting the merger agreement; and

•	use reasonable best efforts to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the effective time.

Publicity

Except with respect to any action taken in accordance with the termination provisions and the non-solicitation provisions of the merger agreement and as long as the merger agreement is in effect, the merger agreement provides that none of Clearwater Paper, the Company or any of their respective subsidiaries may issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by the merger agreement without the consent of the other party, which consent will not be unreasonably withheld or delayed, unless required by applicable law or the applicable rules of any stock exchange, in which event the party not obtaining consent will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and will give due consideration to all reasonable additions, deletions or changes suggested; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the merger or the merger agreement will not be required to provide any review or comment to the other party in connection with any disclosure contemplated by the non-solicitation provisions of the merger agreement or any disclosure of Clearwater Paper or Merger Sub in response to such disclosure; and provided, further, that Clearwater Paper and the Company may make public statements in response to specific questions by the press, analysts or investors so long as any such statement is not inconsistent with previous public statements permitted by this paragraph.

Indemnification

After the effective time of the merger, Clearwater Paper and the surviving corporation will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, litigation, audit, investigation, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding of whatever kind or character before a governmental authority, arbitrator, mediator or similar body, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or any of its subsidiaries or services performed by such persons at the request of the Company or its subsidiaries at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by the merger agreement and (ii) actions to enforce or interpret this indemnification provision or any other indemnification or advancement right of any Indemnified Party. The surviving corporation will also advance costs and expenses (including attorneys’ fees) incurred by any Indemnified Party within ten days after receipt by the surviving corporation of a written request for such advance to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification, provided, further, the surviving corporation may not require the posting of any bond or any other security for such undertaking by such person.

Prior to the effective time of the merger, Clearwater Paper will obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s and its subsidiaries’ existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period or time at or prior to the effective time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions, coverage limits and limits of liability that are not materially less favorable than the coverage provided under the Company’s existing policies in effect on the date of the merger agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated hereby). If Clearwater Paper for any reason fails to obtain these “tail” insurance policies as of the effective time of the merger, (i) the surviving corporation will continue to maintain in effect for a period of at least six years from and after the effective time of the merger the D&O Insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date of the merger agreement, or (ii) the surviving corporation will use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date of the merger agreement. Notwithstanding the foregoing, Clearwater Paper or the surviving corporation is not required to expend for any such “tail” insurance policies if the annual premium or extension premium amount is in excess of 300% of the annual premiums paid by the Company for such insurance as of the date of the merger agreement. If the annual premiums or extension premium of such insurance coverage exceed the amount previously paid by the Company for such insurance as of the date of the merger agreement, Clearwater Paper or the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding the amount previously paid by the Company.

Proper provisions will be made so that the successors and assigns of Clearwater Paper or the surviving corporation will assume all of the obligations set forth in the indemnification provisions of the merger agreement if Clearwater Paper or the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and does not continue or is not the surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity.

The rights of the Indemnified Parties under the indemnification provisions of the merger agreement are in addition to any rights the Indemnified Parties have under the organizational documents of the Company or any of its subsidiaries, or under any applicable contracts or laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and rights to advancement of expenses relating thereto existing as of the date of the merger agreement in favor of any Indemnified Party as provided in organizational documents of the Company or of any subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its subsidiaries will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

Regulatory Approvals

Except for the filing of a certificate of merger with the Secretary of State of the State of Delaware, the filing with the SEC of this proxy statement, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, and the rules thereunder, and any other filings and reports that may be required in connection with the merger agreement and the transactions contemplated by the merger agreement under the Exchange Act, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or the consummation of the merger. Cellu Tissue and Clearwater Paper each filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on September 22, 2010.

Financing of the Merger

Clearwater Paper intends to fund the merger consideration and the refinancing of approximately $255 million of Cellu Tissue’s debt from working capital assets and debt financing. On October 13, 2010, Clearwater Paper announced the pricing of $375 million principal amount of the Clearwater Paper Notes. The net proceeds of the offering of the Clearwater Paper Notes will be used by Clearwater Paper to, among other matters, finance the merger, and the net proceeds of the offering will be placed in escrow pending the closing of the merger. Prior to the execution of the merger agreement, Clearwater Paper obtained the commitment letter with respect to the Bridge Financing in support of its obligations under the merger agreement. The merger agreement provides that Clearwater Paper will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Bridge Financing on the terms and conditions described in the commitment letter, including using reasonable best efforts to:

•	maintain in effect the commitment letter;

•

negotiate definitive agreements on terms and conditions contemplated by the commitment letter (or on terms which would not reasonably be expected to delay or prevent the closing of the merger or make the funding of the Bridge Financing less likely to occur) and execute and deliver to the Company a copy of the definitive agreements concurrently with their execution;

•

satisfy on a timely basis all conditions and comply with its obligations in the commitment letter and the definitive agreements for the Bridge Financing of the merger that are within Clearwater Paper’s control and comply with its obligations thereunder; and

•

enforce its rights under the commitment letter in the event of a breach by the financing sources that impedes or materially delays closing of the merger, including seeking specific performance thereunder.

The merger agreement further provides that in the event that all conditions to the financing sources’ obligations under the commitment letter have been satisfied or, upon funding will be satisfied, Clearwater Paper and Merger Sub will, except where Clearwater Paper has available to it sufficient funding from any alternative financing, use its reasonable best efforts to cause the financing sources to fund on the closing date the Bridge Financing required to consummate the merger and the other transactions contemplated by the merger agreement, including by taking enforcement action and seeking specific performance to cause the financing sources to fund the such Bridge Financing. Clearwater Paper has the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under the commitment letter, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the commitment letter does not (A) expand upon the conditions precedent to the Bridge Financing as set forth in the commitment letter or (B) prevent or impede or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement. Without limiting the obligations of Clearwater Paper under the financing provisions of the merger agreement with respect to the commitment letter, the parties agreed that Clearwater Paper intends to seek to substitute other financing for the Bridge Financing (such as the issuance of notes) and Clearwater Paper has the right to substitute other debt or equity financing for all or any portion of the Bridge Financing from the same or alternative financing sources. If the Financing under the commitment letter becomes unavailable in an amount such that Clearwater Paper and Merger Sub are not be able to satisfy their obligations under the merger agreement, Clearwater Paper must use its reasonable best efforts to obtain, as promptly as reasonably practicable, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by the merger agreement. Clearwater Paper will give the Company prompt written notice when Clearwater Paper becomes aware or upon any termination of the commitment letter of (i) any material breach by any party to the commitment letter or (ii) any condition that would not be satisfied in the commitment letter. Clearwater Paper will keep the Company informed on a reasonably prompt basis of the status of its efforts to arrange the Bridge Financing.

The merger agreement provides that the Company will provide, and will cause its subsidiaries and will use its reasonable best efforts to cause each of its and their Representatives, to provide at Clearwater Paper’s sole expense, all reasonable cooperation in connection with the Bridge Financing or any substitute or alternative financing, which together with the Financing we refer to as the “Definitive Financing”, as may be reasonably requested by written notice provided a reasonable time in advance to the Company by Clearwater Paper. Specifically, the Company is required to use reasonable best efforts to:

•	provide, as promptly as reasonably practicable, information to the financing sources, lenders, underwriters and other parties to the financing arrangements including:

•

information to be used in the preparation of a customary information package regarding the business, operations, financial condition, projections and prospects of the Company and its subsidiaries customary for financings similar to the Definitive Financing;

•	within 15 days after the end of each month, unaudited consolidated balance sheets and related statements of income, equity and cash flows of the Company and its subsidiaries;

•

no later than 20 days after the end of each fiscal quarter of Clearwater Paper, updated forecasts (prepared by the Company’s management) of balance sheets, income statements and cash flow statements for the first eight fiscal calendar quarters following the closing date of the merger and for each of the five years commencing with the first fiscal year following the closing date of the merger;

•

to the extent reasonably requested by Clearwater Paper and/or its financing sources to assist in the preparation of customary offering or information documents to be used for the completion of the Definitive Financing, audited consolidated balance sheets of the Company and its subsidiaries, and the related statements of income, changes in equity and cash flows for the three most recently completed fiscal years ended at least 90 days before the closing date of the merger and unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Company and its Subsidiaries for each subsequent fiscal quarter after December 31, 2009 ended at least 45 days before the closing date of the merger;

•

cause its senior management and other appropriate employees of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Definitive Financing), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies;

•

assist in the preparation of any documents and materials required in connection with Definitive Financing, including (i) any customary offering documents, private placement memoranda, bank information memoranda, Form 8-Ks, registration statements, prospectuses and similar documents (including historical and pro forma financial statements and information) for the Definitive Financing, and (ii) materials for rating agency presentations;

•

consent to the use of the Company’s and its subsidiaries’ logos in connection with marketing the Definitive Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries;

•

execute and deliver (or use reasonable best efforts to obtain from their advisors), and cause its subsidiaries to execute and deliver (or use reasonable best efforts to obtain from their advisors), customary certificates (including with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Definitive Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Definitive Financing as may be reasonably requested by Clearwater Paper as necessary and customary in connection with the Definitive Financing;

•

assist in the preparation of and entering into one or more credit agreements or loan documents, underwriting or note purchase agreements, provided that no obligation of the Company or any of its subsidiaries under any such agreements will be effective until the effective time of the merger;

•

have its independent accountants provide their reasonable cooperation and assistance, including using its reasonable best efforts to provide customary comfort letters to the underwriters in connection with the initial purchase of any securities in connection with the Definitive Financing and to provide customary consents to inclusion of their audit reports in registration statements of Clearwater Paper;

•	provide authorization letters to the Definitive Financing sources authorizing the distribution of information to prospective lenders or investors;

•	facilitate contact between the Definitive Financing sources and the principal existing lenders of the Company;

•

cooperate reasonably with the Definitive Financing sources’ due diligence investigation of the Company and its subsidiaries, to the extent customary and reasonable and to the extent not unreasonably interfering with the business or operations of the Company;

•

cooperate with Clearwater Paper, if so requested, to appoint Clearwater Paper’s designees to the board of directors or similar governing bodies of the subsidiaries of the Company, effective as of the effective time of the merger, for the purpose of taking corporate action related to the financing at the effective time of the merger;

•

facilitating the pledging of collateral for the Definitive Financing, including using its reasonable best efforts to take actions necessary to permit the Definitive Financing sources to evaluate the Company’s and its subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the effective time of the merger, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Definitive Financing;

•

obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by Clearwater Paper or Merger Sub in connection with the Definitive Financing, including customary pay-off letters, lien releases, instruments of termination or discharge, legal opinions, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements; and

•

facilitate the consummation of the Definitive Financing, including cooperating with Clearwater Paper and Merger Sub to satisfy the conditions precedent to the Definitive Financing to the extent within the control of the Company and its subsidiaries, and taking all corporate actions, subject to the occurrence of the effective time of the merger, reasonably requested by Clearwater Paper or Merger Sub to permit the consummation of the Definitive Financing and to permit the proceeds thereof to be made available to the surviving corporation immediately upon the effective time of the merger.

The merger agreement further provides that with respect to the Company’s obligations set forth above:

•

the Company or any of its subsidiaries will not be required to pay any fees (including commitment or other similar fees) or incur any other liability or expenses in connection with the Definitive Financing prior to the effective time of the merger;

•	the Company is not required to cooperate with the financing if it would require the Company to waive or amend any terms of the merger agreement;

•

Clearwater Paper will be responsible for the timely provision of any post-closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information to be delivered by the Company;

•	Clearwater Paper will promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred in connection with cooperating with the financing;

•

Clearwater Paper will indemnify and hold harmless the Company, its subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them prior to the effective time of the merger in connection with the Definitive Financing or the arrangement of the Definitive Financing and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries), except to the extent such losses, damages, claims, costs and expenses result from the gross negligence or willful misconduct of the Company, any of its subsidiaries or their respective Representatives;

•

all Company non-public or confidential information obtained by Clearwater Paper or its Representatives or any other person in connection with the Definitive Financing will be kept confidential in accordance with the confidentiality agreement between the Company and Clearwater Paper, except that Clearwater Paper may disclose customary and reasonable information to potential syndicate members during syndication, ratings agencies and the like in connection with the financing, subject to customary confidentiality undertakings by such potential syndicate members; and

•

if the commitment letter is amended, replaced, supplemented or otherwise modified or if Clearwater Paper substitutes other debt or equity financing for all or a portion of the financing, Clearwater Paper and the Company will comply with their respective covenants and obligations described above with respect to the modified commitment letter or the substitute financing.

Clearwater Paper and Merger Sub also acknowledged and agreed that the obtaining of the Definitive Financing is not a condition to closing of the merger.

Employee Benefits Matters

The merger agreement provides that for a period of twelve months following the closing date of the merger each of our non-union employees who continues to work for Clearwater Paper will be entitled to receive a base salary or standard hourly wage rate which is not less than his or her base salary or standard hourly rate as in effect on the closing date of the merger, will have bonus opportunities that are no less favorable than the bonus opportunities provided to similarly situated employees of Clearwater Paper and will have benefits which are in the aggregate no less favorable than the benefits in effect under our plans on the date of the merger agreement.

The merger agreement also provides that the terms of each change in control plan, policy or agreement set forth in a schedule to the merger agreement will be honored for a period of twelve months following the closing date of the merger and that our non-union employees will be eligible for severance benefits no less favorable that the benefits provided under our group severance plan if they were participants in our plan as of the closing date of the merger.

The merger agreement provides that our non-union employees will be entitled to receive full service credit for purposes of eligibility to participate, vesting, vacation, paid time off, seniority rights and applicability of minimum waiting periods for participation under Clearwater Paper’s plans but not for benefit accruals (including minimum pension amounts), eligibility for early retirement under any defined benefit pension plan, or eligibility for retiree welfare benefit plans or which would result in any duplication of benefits. Any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Clearwater Paper health plan will be waived with respect to our non-union employees who remain employed and their dependents, to the extent waived under our corresponding plan in which they participated immediately prior to closing. Further, any deductibles paid by such employees under our health plans will be credited towards deductibles under any Clearwater Paper health plan for the plan year in which the closing occurs.

Clearwater Paper has the right to terminate, merge or continue any of our benefits plans but Clearwater Paper is required to continue to maintain our plans (other than stock based plans) until our non-union employees who continue to be employed are eligible to participate in a corresponding Clearwater Paper plan. Further, Clearwater Paper has the right to require us to terminate our 401(k) plans to the extent allowed by law prior to the closing date of the merger and, if one of our 401(k) plans is terminated, then the employees eligible to participate in that plan will become fully vested in their account balances and will be offered the opportunity to commence participation in a Clearwater Paper 401(k) plan as soon as possible after the closing date of the merger.

Finally, Clearwater Paper has reserved the right to take such action or actions with respect to our union employees as permissible under applicable law.

Conditions to the Merger

Conditions to Each Party’s Obligation

Each party’s obligation to complete the merger is subject to the satisfaction or waiver in writing of the following conditions on or prior to the closing date of the merger:

•	the Company stockholders shall have adopted and approved the merger agreement;

•	the waiting period (and any extension thereof) applicable to the merger and the transactions contemplated by the merger agreement under the HSR Act will have expired or been terminated;

•

all consents under applicable regulatory laws analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions will have been obtained or will have been terminated;

•

there are no statutes, rules, executive orders or regulations by any governmental authority that prohibits or makes illegal the consummation of the merger which have been enacted, issued, enforced or promulgated; and

•	there are no orders, writs, rulings, judgments, decrees or temporary, preliminary or permanent injunctions by a court of competent jurisdiction that will prevent the consummation of the merger.

Additional Conditions to the Company’s Obligation

The Company’s obligation to complete the merger is subject to the satisfaction or waiver in writing of the following conditions on or prior to the effective time of the merger:

•

each of the representations and warranties of Clearwater Paper and Merger Sub (i) dealing with (1) the due organization and valid existence of the Parent and Merger Sub under Delaware law, and (2) the corporate power and authority of Clearwater Paper and Merger Sub to enter into the merger agreement and certain related matters, shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as if made on and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); and (ii) each of the representations and warranties of Clearwater Paper and Merger Sub contained in the merger agreement other than those specifically referred to in clause (i) immediately above (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) shall be true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date of the merger (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date), except where the failure to be so true and correct does not have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Clearwater Paper and Merger Sub to such effect; and

•

each of Clearwater Paper and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, and the Company shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Clearwater Paper and Merger Sub to such effect.

As described in this proxy statement, “Parent Material Adverse Effect” means any Change that would, or would reasonably be expected to, prevent or materially delay the consummation of the merger or have a material adverse effect on the ability of Clearwater Paper and Merger Sub to perform their respective obligations under the merger agreement.

Additional Conditions to Clearwater Paper and Merger Sub’s Obligation

The obligations of Clearwater Paper and Merger Sub to complete the merger are subject to the satisfaction or waiver in writing of the following conditions at or prior to the effective time of the merger:

•

each of the representations and warranties of the Company (i) dealing with certain capitalization matters of the Company shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as if made on and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date, and except where the failure of such representations and warranties to be true and correct as of the date of the merger agreement and as of the closing date of the merger, or such specific date, as applicable, does not result in additional merger consideration payable by Clearwater Paper or the surviving corporation in connection with the merger in excess of $200,000 in the aggregate), (ii) dealing with (1) the due organization and valid existence of the Company under Delaware law, (2) the corporate power and authority of the Company to enter into the merger agreement and certain related matters, (3) the absence of a Company Material Adverse Effect since February 28, 2010, (4) state takeover laws, (5) the receipt of the fairness opinion of Goldman Sachs in connection with the merger and (6) no rights plan, shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as if made on and as of such date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); and (iii) each of the other representations and warranties of the Company contained in the merger agreement other than those specifically referred to in clauses (i) and (ii) immediately above (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) shall be true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date of the merger (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, individually or in the aggregate, a Company Material Adverse Effect. Clearwater Paper and Merger Sub shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect;

•

the Company shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, and Clearwater Paper and Merger Sub shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect; and

•

the Company must have delivered to Clearwater Paper documents, in a form satisfactory to Clearwater Paper, necessary for the purpose of satisfying Clearwater Paper’s obligations under Treas. Reg. Section 1.1445-2(c)(3) including (i) an affidavit in accordance with Treas. Reg. Section 1.897-2(h)(2) certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and setting forth the Company’s name, address, and taxpayer identification number, and (ii) a FIRPTA notification letter, dated as of the closing date of the merger.

As a result of the conditions to the completion of the merger, even if the requisite stockholder approval is obtained, there can be no assurance that the merger will be completed.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger and the other transactions contemplated by the merger may be abandoned at any time prior to the effective time of the merger, whether before or, subject to the terms below, after our stockholders have adopted and approved the merger agreement:

1)	by mutual written consent of the Company and Clearwater Paper;

2)	by either Clearwater Paper or the Company, if any applicable law makes consummation of the merger illegal or any governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the merger; provided that this right to terminate the merger agreement is not available to any party whose breach of the merger agreement has been a proximate cause of, or resulted in the issuance of, such order;

3)	by either Clearwater Paper or the Company, if the merger is not consummated on or before January 31, 2011, which we refer to as the “outside date”; provided, that this right to terminate the merger agreement is not available to the party whose failure to fulfill any obligation under the merger agreement has been the proximate cause of, or resulted in, the failure of the effective time of the merger to occur on or before the outside date;

4)	by Clearwater Paper, in the event of a material breach by the Company of any representation, warranty, covenant or other agreement contained in the merger agreement, or if a representation or warranty of the Company becomes untrue, which in either case, (x) would result in the failure of a condition to Clearwater Paper’s and Merger Sub’s obligations to close the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement, which we refer to as a “terminating company breach”, and (y) is not cured (I) within 30 business days following notice by Clearwater Paper of such terminating company breach or (II) any shorter period of time that remains between the date Clearwater Paper provides notice of such terminating company breach and the outside date, provided that this right to terminate is not available if Clearwater Paper or Merger Sub is in willful and material breach of any representation, warranty or covenant contained in the merger agreement and such breach would give rise to the failure of a condition relating to the accuracy of the representations and warranties of Clearwater Paper and Merger Sub or their compliance with their obligations under the merger agreement;

5)	by the Company, in the event of a material breach by Clearwater Paper or Merger Sub of any representation, warranty, covenant or other agreement contained in the merger agreement, or if a representation or warranty of Clearwater Paper or Merger Sub, becomes untrue, which in either case, (i) would result in a failure of a condition to the Company’s obligations to close the merger relating to the accuracy of the representations and warranties of Clearwater Paper and Merger Sub or compliance by Clearwater Paper and Merger Sub with their obligations under the merger agreement, which we refer to as a “terminating parent breach”, and (ii) is not cured (x) within 30 business days following notice by the Company of such terminating parent breach or (y) any shorter period of time that remains between the date the Company provides notice of such terminating parent breach and the outside date, provided that this right to terminate is not available to the Company if the Company is in willful and material breach of any representation, warranty or covenant contained in the merger agreement which breach would result in the failure of a condition relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement;

6)	by either Clearwater Paper or the Company, if the Company’s stockholders fail to adopt and approve the merger agreement at the special meeting or at any adjournment of such meeting;

7)	by Clearwater Paper if (i) the Company’s board of directors makes a Change of Recommendation or approves or recommends or otherwise declares advisable to the Company stockholders an acquisition proposal, (ii) the Company’s board of directors approves, adopts or recommends or the Company or any of its subsidiaries enters into an alternative acquisition agreement, (iii) following the date any bona fide acquisition proposal or any material modification thereto is first publicly announced or publicly disclosed prior to the time when the adoption and approval of the merger agreement by the Company’s stockholders is obtained, the Company fails to issue a press release that reaffirms the Company recommendation (prior to the earlier of (x) ten business days following Clearwater Paper’s written request (which request may only be made once with respect to such acquisition proposal absent further material changes in such acquisition proposal), unless, in the case of the following clause (y), it would be inconsistent with the Company’s board of directors’ fiduciary duties to comply with such request within such time period, in which case the Company shall comply with such request as promptly as practicable consistent with the Company’s board of directors’ fiduciary duties) and (y) five business days prior to the special meeting, or (iv) any tender offer or exchange offer constituting an acquisition proposal is commenced or materially modified by any third party with respect to the Company’s outstanding common stock prior to the time at which the Company’s stockholders adopt and approve the merger agreement, and the Company’s board of directors shall not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their common stock into such tender offer or exchange offer within ten business days after commencement or material modification of such tender offer or exchange offer, unless the Company has issued a press release that expressly reaffirms the Company recommendation within such ten business day period; or

8)	by the Company, at any time prior the adoption and approval of the merger agreement by the Company stockholders is obtained, if the Company’s board if directors shall have (i) approved a superior proposal in accordance with the procedures set forth in “Proposal 1 — The Merger Agreement — No Solicitation” above, (ii) the Company prior to or concurrently with such termination pays Clearwater Paper in immediately available funds the termination fee of $9.48 million, and (iii) immediately after the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to the superior proposal referred to in the foregoing clause (i).

Termination Fee

The Company will be required to pay Clearwater Paper a termination fee of $9.48 million:

•	if Clearwater Paper terminates the merger agreement as described in paragraph 7 of “Proposal 1 — The Merger Agreement — Termination of the Merger Agreement” above;

•	if the Company terminates the merger agreement as described in paragraph 8 of “Proposal 1 — The Merger Agreement — Termination of the Merger Agreement” above; and

•

if Clearwater Paper terminates the merger agreement as described in paragraph 4, or if Clearwater Paper or the Company terminate the merger agreement as described in paragraph 6 of “Proposal 1 — The Merger Agreement — Termination of the Merger Agreement” above, and (A) after the date of the merger agreement and prior to the date the merger agreement is terminated, any person has publicly made (whether or not conditional and whether or not withdrawn) an acquisition proposal and (B) within twelve months of such termination date, the Company (x) enters into a definitive agreement with respect to or consummates an acquisition proposal with the person that originally made such acquisition proposal or such person’s affiliate, or (y) consummates an acquisition proposal with any person (for purposes of this paragraph, the references to “20%” in the definition of acquisition proposal shall be deemed references to “50%”).

The payment of the Company termination fee is Clearwater Paper’s and Merger Sub’s sole and exclusive remedy for damages under the merger agreement.

Amendment and Modification

Subject to applicable law, the merger agreement may be amended by the Company, Clearwater Paper and Merger Sub by action taken by their respective board of directors, before or after adoption of the merger agreement by Company’s stockholders. However, after the merger agreement is adopted by Company’s stockholders, no changes that would require approval from Company’s stockholders may be made without the approval of Company’s stockholders.

No Third-Party Beneficiaries

The merger agreement expressly disclaims any third party beneficiary rights other than as contemplated by the provisions regarding directors’ and officers’ indemnification insurance.

Waiver of Compliance; Consents

At any time before the effective time of the merger, the parties may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained herein or in any document referenced in the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Any extension or waiver is only valid if it is in the form of a written instrument signed on behalf of each party. The failure of a party to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of any subsequent or other failure. After the adoption and approval of the merger agreement by the Company’s stockholders, no extension or waiver of the merger agreement may be made that by law requires the further adoption and approval of the Company’s stockholders without obtaining such approval.

Specific Performance

The Company, Clearwater Paper and Merger Sub agreed that (a) irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with the specific terms thereof or were otherwise breached, and (b) they will be entitled to specific performance of the terms thereof in addition to any other remedy to which such party is entitled at law or in equity. Accordingly, (i) Clearwater Paper and Merger Sub shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of the merger agreement by the Company and to enforce specifically the terms and provisions of the merger agreement, including, without limitation, the obligation of the Company thereunder to consummate the transactions contemplated by the merger agreement (including the merger), and (ii) the Company shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, including, without limitation, the obligation of Clearwater Paper and Merger Sub (A) to use reasonable best efforts to obtain any financing required to consummate the transactions contemplated by the merger agreement (including the merger) and (B) to consummate the transactions contemplated by the merger agreement (including the merger). The parties also agreed that any party to the merger agreement may contemporaneously commence an action for specific performance and seek any other form of remedy at law or in equity that may be available for breach under the merger agreement or otherwise in connection with the merger agreement or the transactions contemplated thereby (including monetary damages).

Time is of the Essence

Time is of the essence with respect to the performance of the merger agreement.

Parent Guarantee

The merger agreement provides that Clearwater Paper will cause Merger Sub to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant or in connection with the merger agreement. Clearwater Paper unconditionally guaranteed full performance and payment by Merger Sub of each of its covenants, obligations and undertakings pursuant to the merger agreement. Any breach or failure to perform the merger agreement by Merger Sub will also be deemed to be a breach or failure to perform by Clearwater Paper. The parties to the merger agreement have the right, at their sole discretion, to pursue any and all available remedies they might have arising out of any such breach or nonperformance directly against either or both Clearwater Paper and Merger Sub in the first instance.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Court of Chancery of the State of Delaware in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with the Company before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to the Company at our address at 1855 Lockeway Drive, Suite 501, Atlanta, GA 30004, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its share of our common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to the Company a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by the Company or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described above.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Court of Chancery of the State of Delaware may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid, upon the amount determined to be the fair value. Unless the Court of Chancery of the State of Delaware in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger — Certain Material United States Federal Income Tax Consequences of the Merger”.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex D to this proxy statement) may result in termination of such stockholder’s appraisal rights.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated below, the following table sets forth certain information regarding ownership of our common stock as of September 30, 2010, by (i) each person known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) each member of our board of directors, (iii) each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K), and (iv) all directors and executive officers as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

Shares of Cellu Tissue’s common stock deemed to be outstanding as of September 30, 2010 do not include acceleration of options and restricted stock units that may occur in connection with the merger as described in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger”.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Number of Shares	Percentage of Class (2)	Number of Exercisable Options (3)
Directors and Executive Officers (4):
David L. Ferguson (5)	9,911,317	49.1	—
R. Sean Honey (5)	9,911,317	49.1	—
Cynthia T. Jamison	—	*	—
Joseph J. Troy	—	*	—
Gordon A. Ulsh	—	*	—
Russell C. Taylor (6)	1,356,472	6.7	134,649
Steven D. Ziessler	302,576	1.5	139,516
David J. Morris	131,662	*	109,890
W. Edwin Litton	19,659	*	20,705
All directors and executives officers	11,586,561	58.1	404,760
Other Stockholders
Weston Presidio V, L.P. (5)	9,911,317	49.1	—

*	Less than 1%
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	Based on an aggregate of 20,186,892 shares issued and outstanding as of September 30, 2010. Assumes that all options beneficially owned by the person are exercised for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised for shares of common stock.
(3)	Includes options that become exercisable on or before November 29, 2010.
(4)	Unless otherwise indicated, the address for each director and executive officer is 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004.
(5)	The address for Weston Presidio and for each of Messrs. Honey and Ferguson is Pier 1 Bay 2, San Francisco, California 94111. Each of Messrs. Honey and Ferguson is a non-managing member of the general partner of Weston Presidio and, as such, may be deemed to have shared voting and investment power (along with other members of the general partner) as to the shares of common stock beneficially owned directly by Weston Presidio. Each of Messrs. Honey and Ferguson disclaims beneficial ownership with respect to the shares beneficially owned by Weston Presidio.

(6)	Includes 618,472 shares of common stock owned by Taylor Investment Partners and 691,741 shares of common stock owned by Chipping Wood Fund. Mr. Taylor is a manager of Taylor Investment Partners, an irrevocable trust in which he shares investment and voting power with respect to the shares of common stock owned by Taylor Investment Partners, and therefore may be deemed the beneficial owner of such shares. Mr. Taylor is the manager of Chipping Wood a limited liability company in which he has investment and voting power with respect to the shares of common stock owned by Chipping Wood and therefore may be deemed the beneficial owner of such shares. Mr. Taylor disclaims beneficial ownership with respect to the shares beneficially owned by Taylor Investment Partners and Chipping Wood.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

We may propose to adjourn the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement. If we fail to receive a sufficient number of votes to adopt and approve the merger agreement, we may propose to adjourn the special meeting for a period of not more than 30 days after the originally scheduled date of the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment of our special meeting if there are sufficient votes to adopt the merger agreement. Approval of the proposal to adjourn our special meeting for any purpose, including to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of our common stock present or represented by proxy and entitled to vote thereon.

Our board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

OTHER MATTERS

Under the merger agreement, we must obtain the prior written consent of Clearwater Paper in order to transact any other business at the special meeting that is not contemplated by the merger agreement. Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters. If any other matters are presented at this meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer have public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and to participate in our stockholders meetings. We intend to hold an annual stockholders meeting in 2011 only if the merger is not completed, or if we are required to do so by law.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one copy of this proxy statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the proxy statement by contacting us at Cellu Tissue Holdings, Inc., Attention: Investor Relations, 1855 Lockeway Drive, Suite 501, Alpharetta, GA 30004, or by contacting us via telephone at (678) 393-2651. Conversely, if multiple stockholders sharing an address receive multiple proxy statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our public filings are also available to the public from document retrieval services and at the Internet site maintained by the SEC at www.sec.gov.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Innisfree M&A Incorporated, our proxy solicitor, who is assisting us, toll-free at: (888) 750-5834 (banks and brokers may call collect at: (212) 750-5833).

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference the documents listed below and any documents that may be filed with the SEC between the date of this proxy statement and prior to the date of the special meeting of our stockholders, which include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

•	Annual Report on Form 10-K for the fiscal year ended February 28, 2010 (filed with the SEC on April 30, 2010);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended May 27, 2010 (filed with the SEC on July 9, 2010);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended August 26, 2010 (filed with the SEC on October 8, 2010);

•	Current Reports on Form 8-K filed with the SEC on July 27, 2010 and September 16, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting (filed with the SEC on June 25, 2010).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Cellu Tissue Holdings, Inc., Attention: Investor Relations, 1855 Lockeway Drive, Suite 501, Alpharetta, GA 30004, Telephone: (678) 393-2651. If you would like to request documents, please do so by [ — ], 2010, in order to receive them before the special meeting. In addition, these documents may also be obtained through our website at www.cellutissue.com.

You should only rely on information provided in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [ — ], 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CELLU TISSUE HOLDINGS, INC.,

CLEARWATER PAPER CORPORATION

and

SAND DOLLAR ACQUISITION CORPORATION

Dated as of September 15, 2010

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2010 (the “Agreement”), by and among Clearwater Paper Corporation, a Delaware corporation (“Parent”), Sand Dollar Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Cellu Tissue Holdings, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 9.14.

WHEREAS, the Company Board, acting upon the unanimous recommendation of a committee of the Company Board (the “Transaction Committee of the Board of Directors”), and the respective boards of directors of Parent and Merger Sub have each unanimously approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the DGCL, and have approved and declared advisable this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Parent and the stockholder parties named therein (the “Stockholder Parties”) have entered into the agreement attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which, and subject to the terms thereof, the Stockholder Parties have agreed, among other things, to vote their shares of Company Common Stock in favor of the adoption and approval of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 50 Fremont Street, San Francisco, CA, unless another place is agreed to in writing by the parties hereto, at 8:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which date shall be no later than two (2) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing, but subject to the satisfaction or waiver of those conditions), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual written agreement of the parties. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of merger (the “Certificate of Merger”), and the parties shall take all reasonable further actions as may be required by the DGCL to make the Merger effective. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the properties, rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of the Company and Merger Sub, as provided under Section 259 of the DGCL.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit B hereto and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Charter”). From and after the Effective Time, the Bylaws, as amended, of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit C hereto, and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Bylaws”).

1.5 Directors and Officers of the Surviving Corporation.

(a) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

(b) From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

ARTICLE II

EFFECT OF THE MERGER ON COMPANY

CAPITAL STOCK; EXCHANGE OF SHARES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of the Company or the holder of any share of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock, $0.01 par value per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Certain Stock. All shares of Company Common Stock that are owned by the Company (whether held in treasury or otherwise) or by any wholly-owned Subsidiary of the Company, and any shares of Company Common Stock owned by Parent or Merger Sub or by any of their respective Subsidiaries immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.2 and Section 2.4, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $12.00 per share, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate” and collectively, the “Certificates”) or book-entry share (each, a

“Book-Entry Share” and collectively, the “Book-Entry Shares”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.2.

(d) Company Stock Options and Company Restricted Stock.

(i) Except as otherwise agreed in writing by Parent and the Company prior to the Effective Time, immediately prior to the Effective Time, all Company Stock Options, whether or not then exercisable, shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation, the holder thereof shall thereupon be entitled to receive, at the Effective Time, a cash payment, without interest, from the Company in respect of such cancellation in an amount (if any) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option.

(ii) All cash payments to holders of Company Stock Options and vesting of Company Restricted Stock shall be treated as compensation and shall be net of any applicable federal, state, foreign or other withholding Tax.

(iii) Any right of repurchase, risk of forfeiture or other condition under any restricted stock agreement outstanding immediately prior to the Effective Time shall lapse and any vesting thereon shall fully accelerate, in each case, as of immediately prior to the Effective Time.

(iv) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that may be necessary to effectuate the provisions of this Section 2.1(d).

2.2 Exchange of Certificates and Book-Entry Shares. The procedures for exchanging Certificates and Book-Entry Shares for the Merger Consideration are as follows:

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration to the holders of Certificates and Book-Entry Shares entitled thereto. On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient to make the payments contemplated by Section 2.1(c) in accordance with the procedures set forth in Section 2.2(b) (such funds, the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. In the event the Exchange Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments, and Parent and Surviving Corporation shall in any event be liable for payment thereof. The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement.

(b) Exchange Procedures. Promptly after the Effective Time (and in no event later than five (5) Business Days thereafter), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(g) hereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent and the Company may mutually agree or the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions or receipt of an “agent’s message” with respect to a Book-Entry Share, the holder of such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor cash equal to the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificate or such Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate or such Book-Entry Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or receipt of an “agent’s message” with respect to Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented thereby, and from and after the Effective Time the stock transfer books of Company shall be closed, and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled against delivery of the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share in accordance with this Agreement, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate or a Book-Entry Share (other than Dissenting Shares) who has not previously complied with this Section 2.2 prior to the end of such twelve (12) month period shall thereafter look only to Parent for payment of its claim for the Merger Consideration upon compliance with the instructions in the form of letter of transmittal referred to in Section 2.2(b), without any interest thereon.

(e) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of Merger Consideration delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, however, that such investments shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund and be payable to Parent.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and that are held of record by Company Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into the right to receive the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares or former shares of Company Common Stock held by such Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares or former shares of Company Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Sections 2.1(c) and subject to Section 2.2 and Section 2.4.

(b) The Company shall give Parent and Merger Sub prompt written notice of any demands received by the Company for appraisal with respect to shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands subject, prior to the Effective Time, to consultation with the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or negotiate, any such demands.

2.4 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share, Company Restricted Stock or a Company Stock Option, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law. To the extent that amounts are so withheld and remitted to the appropriate Taxing Authority by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such deducted, withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Reports filed by the Company on the SEC’s Edgar system on or after January 1, 2009 and prior to the date hereof (but only to the extent a particular disclosure therein is disclosed in such a way that it is readily apparent based on the substance of such disclosure that such disclosure is applicable to any representation and warranty contained in Article III of this Agreement, and excluding any exhibits thereto and any disclosures therein under the caption “Risk Factors,” and any other disclosures therein of risks that are predictive or forward-looking in nature) or (b) the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that (i) an item disclosed in any Section of the Company Disclosure Schedule shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item constitutes a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Certificate of Incorporation and the Bylaws of the Company, copies of which have previously been made available to Parent and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a list of the Subsidiaries of the Company, and for each of the Company and its Subsidiaries, sets forth its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries is directly or indirectly wholly-owned by the Company. All the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been validly issued and are fully paid and nonassesable and are owned by the Company, directly or indirectly, free and clear of all Encumbrances. Except for its interests in the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. Neither the Company, nor any of its Subsidiaries, has any obligation to make any capital contributions, or otherwise provide assets or cash to any Person. Each of the Company’s Subsidiaries is a corporation, partnership or limited liability company, as applicable, duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company’s Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Organizational Documents of each of the Company’s Subsidiaries, copies of which have previously been made available to Parent and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”). At the close of business on September 14, 2010, there were 20,186,892 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. At the close of business on September 14, 2010, there were no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. All issued and outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued pursuant to the exercise of outstanding Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of the Company or its Subsidiaries issued and outstanding. Except for the Company Stock Plans or as reflected in Section 3.2(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Company Common Stock or Company Preferred Stock or any other equity security or Voting Debt of the Company or any of its Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other equity security or Voting Debt of the Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) As of the date hereof, the Company had outstanding Company Stock Options to purchase 968,361 shares of Company Common Stock. All such Company Stock Options have been granted pursuant to the Company Stock Plans. Section 3.2(b) of the Company Disclosure Schedule sets forth (i) the name of each holder of a Company Stock Option, (ii) the date each Company Stock Option was granted, (iii) the number of vested and unvested shares of Company Common Stock subject to each such Company Stock Option, (iv) the price at which each such Company Stock Option may be exercised, and (v) the vesting terms of each Company Stock Option.

(c) As of the date hereof, the Company had outstanding 9,615 shares of Company Common Stock that are subject to vesting over time or satisfaction of any condition (the “Company Restricted Stock”), all of which have been issued pursuant to the Company Stock Plans. Section 3.2(c) of the Company Disclosure Schedule sets forth (i) the name of each holder of Company Restricted Stock, (ii) the date the Company Restricted Stock was issued, (iii) the number of shares of Company Restricted Stock held by each holder, and (iv) the vesting terms of each grant of Company Restricted Stock. Except for the Company Restricted Stock, there are no shares of Company Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Company.

(d) There are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of Company Common Stock or any capital stock of, or other equity interest of, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

3.3 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to adoption and approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholders’ Meeting”). The approval, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the approval, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the adoption and approval of this Agreement by the Company Stockholders and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(b) On or prior to the date of this Agreement, the Company Board (upon the unanimous recommendation of the Transaction Committee of the Board of Directors) has, at a meeting duly called and held in which all directors were present, unanimously adopted resolutions (i) approving this Agreement and the Merger, (ii) declaring this Agreement and the Merger advisable and fair to, and in the best interest of, the Company and the Company Stockholders, and directing that this Agreement be submitted to the Company Stockholders for their approval and adoption, and (iii) recommending to the Company Stockholders that they vote in favor of adopting and approving this Agreement in accordance with the terms hereof, which resolutions, subject to Section 6.4, have not been subsequently withdrawn or modified in a manner adverse to Parent.

(c) The Transaction Committee of the Board of Directors has unanimously recommended that the Company Board adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, which recommendation, subject to Section 6.4, has not been subsequently withdrawn or modified in a manner adverse to Parent.

(d) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve and adopt this Agreement or to consummate the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, at the Company Stockholders’ Meeting or any adjournment or postponement thereof.

3.4 No Violation; Required Filings and Consents. Assuming the adoption and approval of this Agreement by the Company Stockholders and except (a) for filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger, and (c) as otherwise set forth in Section 3.4 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Organizational Documents of the Company, (ii) require the Company or any of its Subsidiaries to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) (A) require the Company or any of its Subsidiaries to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries or any of its or their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, modification, cancellation or acceleration that, individually or in the aggregate, would not (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement, or (C) have a Company Material Adverse Effect.

3.5 SEC Filings; Controls and Procedures.

(a) Since January 1, 2008, the Company has filed, or furnished as applicable, all forms, reports, registrations, statements, and other documents, together with any amendments required to be made with respect thereto, that were and are required to be filed or furnished by it with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K, pursuant to the Exchange Act and the Securities Act (the “Company SEC Reports”). The Company SEC Reports are publicly available on the SEC’s EDGAR system. The Company SEC Reports (i) were filed or furnished on a timely basis, (ii) at the time filed or furnished, were in compliance as to form in all material respects with the applicable requirements of the

Securities Act and the Exchange Act, as the case may be, and (iii) did not at the time they were filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. As of the date hereof, the Company has not received written notice that any of the Company SEC Reports is the subject of ongoing SEC review.

(b) The Company: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; (ii) has implemented and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure; and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board, (A) any significant deficiencies and material weaknesses of which Company has knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

3.6 Financial Statements.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Company SEC Reports at the time filed (the “Company Financial Statements”) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC for filings on Form 10-Q under the Exchange Act), and (ii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, except that the unaudited interim financial statements were subject to normal year-end adjustments which were not material in amount or effect. The consolidated balance sheet of the Company as of February 28, 2010 included in the Company’s Form 10-K filed on April 30, 2010 is referred to herein as the “Company Balance Sheet.”

(b) Section 3.6(b) of the Company Disclosure Schedule sets forth the principal amount of all outstanding Indebtedness of the Company for borrowed money as of the date hereof.

3.7 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities or obligations (a) set forth in the Company Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (d) that have not had, individually or in the aggregate, a Company Material Adverse Effect.

3.8 Absence of Certain Changes or Events.

(a) During the period beginning on the date of the Company Balance Sheet and ending on the date of this Agreement:

(i) the Company and each of its Subsidiaries have conducted their respective business in the ordinary course consistent with past practice in all respects, except as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(ii) the Company and its Subsidiaries have not sustained any material loss with respect to their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance);

(iii) there has not been any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock or dividend or distribution of any kind declared, set aside, paid or made by the Company on the Company Common Stock; and

(iv) neither the Company nor any of its Subsidiaries has, (A) granted any Company Personnel any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date hereof, (B) granted any Company Personnel any right to receive any severance, retention, change of control, termination or similar compensation or benefits or increased therein, (C) adopted any new Company Plan (including any stock option, stock benefit or stock purchase plan) or any amendment or modification of any existing Company Plan, except as required by Law, (D) accelerated the vesting of any compensation (including equity-based awards) for the benefit of any Company Personnel or granted or amended any award under any Company Plan to any Company Personnel (including the grant of any equity or equity-based or related compensation), other than in the ordinary course of business consistent with past practice, or (E) agreed to extend, or enter into, any new or modified collective bargaining agreement.

(b) Since the date of the Company Balance Sheet, there has not been any Change that would, individually or in the aggregate, have a Company Material Adverse Effect.

3.9 Broker’s Fees. Neither the Company nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of the financial advisors set forth in Section 3.9 of the Company Disclosure Schedule and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be payable by the Company.

3.10 Legal Proceedings. (a) As of the date hereof, there is no suit, claim, action, arbitration, known investigation of a Governmental Authority, or alternative dispute resolution action or any other judicial, administrative or arbitral proceeding (any of the foregoing, an “Action”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order of any Governmental Authority, which, in the case of (a) or (b), (i) would, individually or in the aggregate, (A) prevent or materially delay the consummation of the Merger, or (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement, or (ii) would have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Permits; Compliance with Applicable Laws. The Company and its Subsidiaries are and have been since January 1, 2008 in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as currently conducted (the “Company Governmental Approvals”), and no suspension or cancellation of any Company Governmental Approvals is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had, individually or in the aggregate, a Company

Material Adverse Effect. The Company and its Subsidiaries are and have been since January 1, 2008 in compliance with all applicable Laws, except for any noncompliance that has not had, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries and each affiliated, combined, consolidated or unitary group of which the Company or any such Subsidiary is or has been a member (a “Company Group”) has timely filed (or has caused to be timely filed on its behalf) all Tax Returns required to be filed by it in the manner prescribed by applicable Laws and all such Tax Returns were true, complete and correct in all material respects. All Taxes due by the Company and the Subsidiaries and each Company Group (in each case, whether or not shown or required to be shown on any Tax Return) have been timely paid in full. The accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) reflected in the most recent financial statements contained in the Company SEC Reports filed prior to the date hereof (rather than any notes thereto) are adequate to cover all unpaid Taxes of the Company and its Subsidiaries and each Company Group for all taxable periods and portions thereof through the date of such financial statements and such reserves for Taxes as adjusted for operations and transactions and the passage of time through the Effective Time in accordance with past custom and practice of the Company and its Subsidiaries are adequate to cover all unpaid Taxes of the Company and its Subsidiaries accruing through the Effective Time.

(b) The Company and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, consultant, creditor, independent contractor or other third party. There are no Encumbrances on any of the assets, rights or properties of the Company or any Subsidiary with respect to Taxes, other than Encumbrances for Taxes not yet due and payable.

(c) No audit of the Tax Returns or other examination of the Company, any Subsidiary of the Company or any Company Group is pending or, to the Company’s Knowledge, threatened. No deficiencies have been asserted against the Company or any of its Subsidiaries as a result of examinations by any state, local, federal or foreign Taxing Authority. Each deficiency resulting from any audit or examination relating to Taxes of the Company or any of its Subsidiaries by any Taxing Authority has been paid or is being contested in good faith and in accordance with Law and is reserved for on the Company Balance Sheet in accordance with GAAP. In the last three (3) years, no claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other Tax Authorities that will be binding on the Company or any of its Subsidiaries with respect to any period following the Effective Time. Neither the Company nor any of the Subsidiaries has granted any power of attorney that is currently in force with respect to any Taxes or Tax Returns.

(d) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any of its Subsidiaries.

(e) The Company and each Subsidiary have disclosed on their federal income Tax returns all material positions taken therein that would reasonably be expected to, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any Subsidiary has incurred, and no state of affairs exist that would reasonably be expected to result in the Company incurring any penalty under Section 6662(e) of the Code. Neither the Company nor any of its Subsidiaries has been a party to or participated in any way in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including without limitation, any “listed transaction”) or any confidential corporate Tax shelter within the meaning of Treasury Regulation Section 1.6111-2, nor has any Tax item or any Tax strategy that has been derived from or related to any such transaction been reflected in any Tax Return of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has been a member of any affiliated, combined, consolidated or unitary group other than the group of which the Company is the parent. None of the Company or any of its Subsidiaries has any liability for, or any indemnification or reimbursement obligation with respect to, Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local Law), (ii) as transferee or successor, (iii) by agreement, or (iv) otherwise. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(g) In the last five (5) years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock that purported or intended to qualifying in whole or in part under Section 355 of the Code.

(h) The statutes of limitations for the federal income Tax Returns of the Company and the Subsidiaries (including any Company Group) have expired or otherwise have been closed for all Taxable periods ending on or before February 28, 2005.

(i) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment under Code Section 481(a) or Section 482 (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Effective Time as a result of any (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) intercompany transactions occurring at or prior to the Effective Time or any excess loss account in existence at Effective Time described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); or (iii) open transaction or installment disposition made on or prior to the Effective Time.

(j) The Company has not been a United States real property holding corporation at any time during the last five (5) years (as defined in Section 897(c)(2) of the Code).

(k) Neither the Company nor any of its Subsidiaries is or has been subject to material Tax in any jurisdiction other than its country of incorporation or organization by virtue of having a permanent establishment or other place of business or a source of income in that country.

(l) Other than as a result of the Merger, neither the Company nor any of its Subsidiaries is subject to any limitation on the use of its Tax attributes under Sections 382, 383, 384 or 1502 of the Code, including under Treasury Regulation Section 1.1502-15 or -21 (regarding separate return limitation years) or any comparable provisions of state, local or foreign Tax Law.

(m) The Company has made available to Parent true, correct and complete copies of (i) all Tax Returns of the Company, its Subsidiaries and any Company Group (which if properly prepared would result in income Tax or any material amount of other Tax) for all taxable periods for which the statute of limitations remains open; and (ii) all revenue agents’ reports and other similar reports relating to the audit and examination of the Tax Returns of the Company, any Subsidiary of the Company or any Company Group for all taxable periods for which the statute of limitations remains open.

(n) Neither the Company nor any of its Subsidiaries has any interest in nor are any of them subject to any joint venture, partnership, or limited liability company or other arrangement or agreement that is treated as partnership for federal income tax purposes. Neither the Company nor any of its Subsidiaries is a successor to any other Person by way of merger, liquidation, reorganization or similar transaction.

(o) The Company will not be required to make any disclosure of an uncertain tax position pursuant to FASB Interpretation No. 48 (Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109) with respect to any taxable year ending on or before the Effective Time.

3.13 Employee Benefit Programs.

(a) Company Pension Plans, Company Benefit Plans and Company Other Plans shall be referred to individually as a “Company Plan” and collectively as “Company Plans”.

(b) The Company has made available to Parent true, correct and complete copies of: (i) all material documents embodying each Company Plan, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each such plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA and/or the Code in connection with each Company Plan; (iv) if a Company Plan is funded, the most recent annual and periodic accounting of each such Company Plan’s assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (vi) the most recent IRS determination, opinion, notification and advisory letters, as applicable; (vii) all material communications to any Company Personnel relating to any Company Plan and any proposed Company Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to the Company; (viii) all correspondence to or from any Governmental Authority relating to any Company Plan including top-hat notices filed with the DOL and filings with the Pension Benefit Guaranty Corporation; and (ix) the three (3) most recent plan years discrimination tests for each Company Plan.

(c) None of the Company, any of its Subsidiaries or any other ERISA Affiliate contributes to or maintains (or is obligated to contribute to or maintain), and none of the Company, any of its Subsidiaries or any other ERISA Affiliate will incur any material liability under, any “employee pension benefit plan” (the “Company Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Company Benefit Plans”), as such term is defined in Section 3(1) of ERISA, employment, retention, severance, change of control, or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other material employee benefit plan, program or arrangement for Company Personnel (collectively, the “Company Other Plans”).

(d) Each of the Company Plans which is maintained or contributed to by the Company or any of its Subsidiaries has been and is administered in material compliance with its terms and has been and is in material compliance with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable Law. Each Company Plan described in Section 3.13 of the Company Disclosure Schedule can be amended, terminated or otherwise discontinued by the Company or Parent (as of and after the Effective Time) without material liability to the Company, Parent or any Affiliate thereof (other than ordinary administration expenses and run-outs on any self-insured or self-funded arrangements, and other than pursuant to a collective bargaining agreement).

(e) No Company Pension Plan is or was at any time within the last six (6) years subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate is subject to any material liability under Title IV or Part 3 of Title I of ERISA. No Company Pension Plan is or was at any time within the last six (6) years a multiemployer plan as described in Section 3(37) of ERISA and Section 414(f) of the Code, or a multiple employer plan as described in Section 4063(a) of ERISA and Section 413 of the Code, and neither the Company nor any ERISA Affiliate has ever within the last six (6) years contributed or had an obligation to contribute to any such plan. Each of the Company Pension Plans that is intended to be a qualified plan within the meaning of Section 401(a) of the Code has received a favorable determination and/or opinion letter from the IRS which was issued within the current remedial amendment period (or for which a timely request is currently pending with the IRS) and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to cause the loss or denial of such tax-favored status.

(f) Neither the Company nor any of its Subsidiaries provides or has agreed to provide health or any other non-pension coverage or benefits to any Company Personnel after his/her employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation Laws).

(g) No lawsuits, governmental administrative proceedings or written claims (other than routine claims for benefits) to, or by, any Person or Governmental Authority have been filed, are pending, or to the Company’s Knowledge, threatened with respect to any Company Plan concerning any matter that would reasonably be expected to result in any material liability to Parent (after the Effective Time), the Company, any ERISA Affiliate or any Company Plan. There is no written correspondence between the Company, any of its Subsidiaries or any other ERISA Affiliate, on the one hand, and any Governmental Authority, on the other hand, related to any Company Plan concerning any matter that would reasonably be expected to result in any material liability to Parent, the Company, the Surviving Corporation or any Company Plan.

(h) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or upon the occurrence of any additional or subsequent events, constitute an event that will or may result in any payment, acceleration of payment, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Personnel.

(i) There is no voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code maintained with respect to any Company Benefit Plan. No Company Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Company Benefit Plan that provides post-retirement medical coverage has unfunded material liabilities that will not be offset by insurance or accrued on the Company Balance Sheet.

3.14 Labor and Employment Matters.

(a) Other than normal accruals of wages during regular payroll cycles, there are no material arrearages in the payment of wages. To the Company’s Knowledge, as of the date hereof, (i) there are no material Actions pending, scheduled, or to the Company’s Knowledge threatened, by any Governmental Authority pertaining to the labor or employment practices of the Company or any of its Subsidiaries, (ii) no written complaints or charges relating to labor or employment practices of the Company or any of its Subsidiaries have been made to any Governmental Authority, and (iii) no written complaints relating to the labor or employment practices of the Company have been made to the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or agreement with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or threatened, any labor strike, dispute or lockout involving the Company or any of its Subsidiaries. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries.

(c) Since January 1, 2008, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act.

3.15 Material Contracts.

(a) For purposes of this Agreement, a “Company Contract” shall mean any of the following agreements to which the Company or any of its Subsidiaries is a party to or is bound:

(i) any agreement that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) any agreement that is not terminable for convenience by the Company or its Subsidiary upon not more than 30 days’ notice at no charge, that (A) purports to restrain or limit the ability of the Company or any of its Affiliates to compete or engage in any line of business or the localities in which the Company or any of its Affiliates may conduct business, (B) provides for exclusivity by the Company or any of its Affiliates with respect to any products or services sold or purchased by the Company or any of its Affiliates, (C) extends “most favored nation” or similar pricing to any Person, or (D) provides for the non-solicitation of any Person;

(iii) any agreement that requires, or would reasonably be expected to result in, any payment by the Company or its Subsidiaries in excess of $1,000,000 in the Company’s fiscal year ending February 28, 2011 or any subsequent fiscal year or which requires, or would reasonably be expected to result in, any payment to the Company or its Subsidiaries in excess of $1,000,000 in the Company’s fiscal year ending February 28, 2011 or any subsequent fiscal year;

(iv) any agreement relating to Indebtedness owed by the Company or any of its Subsidiaries to third parties;

(v) any agreement relating to the acquisition or disposition, directly or indirectly, of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Subsidiaries has continuing material obligations;

(vi) any agreement with an executive officer of the Company, other than agreements under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights;

(vii) any agreement of indemnification or any guaranty of a material obligation by the Company or any of its Subsidiaries of a third party, other than any agreement entered into in connection with the sale or license by or to the Company or any of its Subsidiaries of products or services in the ordinary course of business;

(viii) any material agreement with any Governmental Authority providing for the purchase of the Company’s products by such Governmental Authority;

(ix) any agreement set forth in clauses (i), (iii), (iv) or (vi) above or clause (xiii) below containing any “change in control” or similar provisions with respect to the Company or any of its Subsidiaries;

(x) any collective bargaining agreements (including memoranda of understanding or extension agreements);

(xi) any agreement with any beneficial owner of more than 5% of the outstanding Company Common Stock;

(xii) any settlement agreement which materially affects the conduct of the Company’s or any of its Subsidiaries’ businesses;

(xiii) any other agreement that is material to the Company and its Subsidiaries, taken as a whole; and

(xiv) any agreement that by its terms would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(b) Section 3.15(b) of the Company Disclosure Schedule lists each Company Contract in existence on the date hereof. The Company has previously made available to Parent true, complete and correct copies of each Company Contract in existence on the date hereof. All of the Company Contracts are valid and binding on the Company or its Subsidiary, as the case may be, and, to the Company’s Knowledge, each other party thereto, and are in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Neither the Company nor any of its Subsidiaries has, and to the Company’s Knowledge, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Company Contract and neither the Company nor any of its Subsidiaries has received written notice of any of the foregoing.

3.16 Properties; Operating Equipment.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company and each of its Subsidiaries (collectively, the “Owned Real Property”). The Company or each of its Subsidiaries, as applicable, holds fee simple title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or its Subsidiaries (collectively “Leased Real Property”) and the location of the Leased Real Property. Neither the Company nor any of its Subsidiaries has, and to the Company’s Knowledge, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any lease agreement relating to the Leased Real Property (the “Company Leases”) and neither the Company nor any of its Subsidiaries has received notice of any of the foregoing. Each of the Company Leases is in full force and effect and is enforceable against the Company or its Subsidiaries, as the case may be, and, to the Company’s Knowledge, against each other party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries.

(c) All plants, facilities and operating equipment owned or leased by the Company or any of its Subsidiaries are in a state of repair so as to be adequate for their current and intended uses, except where the failure to be in such state of repair would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.17 Environmental Matters.

(a) Since January 1, 2008, there have been no Environmental Claims or Actions pending seeking to impose, or that are reasonably likely to result in the imposition of, on the Company or any of its Subsidiaries, any material liability or obligation arising under any lease or sublease, or under any foreign, local, state or federal Environmental Laws. Neither the Company nor any of its Subsidiaries is, or has been, subject to any agreement, Order, letter or memorandum by or with any Governmental Authority or third party imposing any material liability or obligation with respect to the foregoing.

(b) To the Company’s Knowledge, the Company has made available to Parent all material studies, assessments, reports, data, results of investigations or audits, analyses and test results in the possession, custody or control of the Company or any of its Subsidiaries relating to (i) compliance with Environmental Laws on, under or about any of the properties or assets owned, leased or operated by any of the Company and its Subsidiaries and (ii) any Hazardous Substances Released on, under, about or from, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

(c) There are no actions, activities, circumstances, conditions, events or incidents, including the Release of any Hazardous Substance, that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

3.18 State Takeover Laws. The Company Board has approved this Agreement and the Voting Agreement and has taken all other requisite action necessary to exempt Parent and Merger Sub, this Agreement, the Voting Agreement, the Merger, and any of the transactions contemplated hereby or thereby from the restrictions on business combinations set forth in Article Fourteenth of the Company’s Certificate of Incorporation. True, correct and complete copies of all resolutions of the Company Board reflecting such actions have been made available to Parent. No other state takeover statutes (including Section 203 of the DGCL) or provisions of the Company’s or any of its Subsidiaries’ Organizational Documents, are applicable to this Agreement, the Merger, the Voting Agreement or the transactions contemplated hereby or thereby.

3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a correct and complete list of all registered trademarks and registered service marks, trademark and service mark applications, copyright registrations and applications for copyright registration, patents and patent applications and domain name registrations currently owned by the Company and its Subsidiaries (collectively, the “Scheduled Intellectual Property”). All registrations for the Scheduled Intellectual Property are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no actual or, to the Company’s Knowledge, threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity or ownership by the Company or its Subsidiaries of any item of Intellectual Property owned by the Company and its Subsidiaries.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, or have a right to use pursuant to a license agreement, the Intellectual Property used in, or necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted, and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate (“Infringe”) any Intellectual Property rights of any third party. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no claim or demand has been given in writing to the Company or any Subsidiary that the operation of the business of the Company or any Subsidiary as currently conducted Infringes the Intellectual Property rights of any third party. No Encumbrances exist with respect to the Intellectual Property used in, or necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, no Person is engaged in any activity that Infringes the Intellectual Property rights that are owned by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to maintain the confidentiality and secrecy of confidential information, trade secrets owned by the Company and its Subsidiaries under applicable Law.

3.20 Insurance. Schedule 3.20 of the Company Disclosure Schedule lists each of the insurance policies of the Company and its Subsidiaries currently in effect (the “Insurance Policies”). The Insurance Policies are in full force and effect, all premiums due and payable thereunder have been paid, neither the Company nor any of its Subsidiaries is in material default thereunder, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or material modification thereof or non-coverage thereunder. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination or non-coverage with respect to any such Insurance Policy of the Company or any of its Subsidiaries, other than in connection with ordinary renewals.

3.21 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co., dated as of the date of this Agreement, that, as of such date and subject to the limitations and assumptions set forth therein, the Merger Consideration to be received by the Company Stockholders pursuant to this Agreement is fair, from a financial point of view, to such Company Stockholders. The Company will make available as promptly as possible after the execution of this Agreement, to Parent a true, complete and correct copy of such opinion.

3.22 Affiliated Transactions. Since February 28, 2010, there have been no agreements between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Reports filed prior to the date hereof.

3.23 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

3.24 No Other Representations or Warranties. The Company acknowledges and agrees that, except as expressly set forth in Article IV, neither Parent nor Merger Sub has made any representation or warranty, express or implied, to the Company in connection with this Agreement, the Merger or any of the other transactions contemplated hereby (including any representation or warranty regarding estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent and its prospective business and operations).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Corporate Organization.

(a) Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Material Adverse Effect” shall mean any Change that would, or would reasonably be expected to, prevent or materially delay the consummation of the Merger or have a material adverse effect on the ability of Parent and Merger Sub to perform their respective obligations under this Agreement.

(b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Parent is the record holder and beneficial owner of all the issued and outstanding capital stock of Merger Sub free and clear of any Encumbrance. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of, each of Parent and Merger Sub, subject to the adoption of this Agreement by Parent as sole stockholder of Merger Sub (which shall occur promptly after the execution and delivery of this Agreement) and the filing of the Certificate of Merger. No other corporate proceedings, including but not limited to approval by Parent’s stockholders, on the part of Parent or Merger Sub are necessary to authorize the adoption, execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company), constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

4.3 Consents and Approvals. Except for (a) filings with the SEC under the Exchange Act, (b) the filing of a Notification and Report under the HSR Act and any similar filings in foreign jurisdictions, and (c) the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, or compliance by Parent and Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (ii) require either Parent or Merger Sub to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent and Merger Sub, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any Law applicable to Parent and Merger Sub or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Merger or have a material adverse effect on the ability of Parent and Merger Sub to perform their respective obligations under this Agreement.

4.4 Legal Proceedings. There is no Action pending or, to the knowledge of Parent, threatened, against Parent or Merger Sub challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined against Parent or Merger Sub, would, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 Financing. Parent has delivered to the Company true, correct and complete fully-executed copy of the commitment letter, dated as of September 15, 2010 among Parent and Banc of America Securities LLC and Banc of America Bridge LLC (the “Financing Sources”), including all exhibits, schedules, annexes and amendments to such commitment letter in effect as of the date of this Agreement (other than fee letters and engagement letters, provided, that Parent has delivered excerpts of those portions of such fee letters and engagement letters that contain any conditions to funding or “flex” provisions or other provisions (excluding provisions related solely to fees and economic terms (other than covenants) agreed to by the parties) regarding the terms and conditions of the financing to be provided thereby) (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and each such fee letter and engagement letter, collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof the Financing Sources have agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, the Financing Sources, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing (including pursuant to any “flex” provisions in connection therewith), other than as expressly set forth in the Commitment Letter, and as of the date of this Agreement there are no side letters or other contracts or arrangements related to the Financing other than the Commitment Letter. Assuming the accuracy of the representations and warranties set forth in Section 3.2 and Section 3.6(b) and the Company’s compliance with its obligations under Section 5.1(b) and Section 5.1(i), subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing, together with other financial resources of Parent and Merger Sub, including cash on hand and marketable securities of Parent and Merger Sub at the Effective Time, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including (a) the payment of the Merger Consideration and any other amounts required to be paid pursuant to Article II, and (b) the payment of all fees and expenses and other payment obligations required to be paid or satisfied by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, including any repayment or refinancing of Indebtedness as a result of the consummation of the Merger. Assuming the accuracy of the representations and warranties set forth in Article III, as of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or Merger Sub under the Commitment Letter or, to the knowledge of Parent and Merger Sub, any of the Financing Sources, and (ii) subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2 hereof, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement will not be available to Parent at the Effective Time. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

4.6 Ownership of Company Common Stock. Other than pursuant to the Voting Agreement, Parent (a) does not beneficially own (within the meaning of Section 13 of the Exchange Act), and shall not prior to the Effective Time beneficially own, any shares of Company Common Stock, and (b) is not a party, and shall not prior to the Effective Time become a party, to any agreement (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

4.7 Absence of Certain Agreements. Except as contemplated by the Voting Agreement, as of the date of this Agreement, neither Parent nor Merger Sub has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any Company Stockholder in its capacity as such would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any Company Stockholder agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal or (b) with any member of the Company’s management or directors that relate in any way to the Company or the transactions contemplated by this Agreement.

4.8 No Other Representations or Warranties. Each of Parent and Merger Sub acknowledges and agrees that except as expressly set forth in Article III, the Company has not made any representation or warranty, express or implied, to Parent or Merger Sub in connection with this Agreement, the Merger or any of the other transactions contemplated hereby (including any representation or warranty regarding estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective prospective businesses and operations).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Pending the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (a) as may be required by Law, (b) to the extent Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, and (c) as otherwise expressly required by this Agreement, the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects, in substantially the same manner as heretofore conducted (including by using its commercially reasonable efforts to keep available the services of the current officers and key employees of the Company and each of its Subsidiaries). Without limiting the generality of the foregoing, except (i) as may be required by Law, (ii) to the extent Parent shall otherwise consent in writing, which consent, solely with respect to the matters in Sections 5.1(c)(i), 5.1(c)(ii), 5.1(c)(vii), 5.1(c)(viii), 5.1(e)(i), 5.1(f)(ii), 5.1(f)(iii), 5.1(g), 5.1(n) and 5.1(p) below, shall not unreasonably be withheld, delayed or conditioned, and (iii) as otherwise expressly required by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions):

(a) amend its Organizational Documents;

(b) (i) issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of the Company Common Stock or the value of the Company or any of its Subsidiaries or any part thereof; provided, however, that none of the foregoing shall prohibit the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement, or (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction with respect to the Company Common Stock or capital stock or other equity interests of the Company or any of its Subsidiaries;

(c) except as set forth in Section 5.1(c) of the Company Disclosure Schedule or as required pursuant to the terms of Company Contracts in existence as of the date hereof, (i) increase any compensation or benefit payable to any Company Personnel other than, in the case of Company Personnel who are not executive officers or directors, in the ordinary course of business consistent with past practice, or enter into or amend any employment, retention or severance agreement with any Company Personnel, (ii) grant any bonuses to any Company Personnel (including grants of bonuses to new hires) other than, in the case of Company Personnel who are not executive officers or directors, in the ordinary course of business consistent with past practice, (iii) adopt any new Company Plan, (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Company Plan, (iv) accelerate the vesting of any compensation (including equity-based awards) for the benefit of any Company Personnel or grant or amend any award under any Company Plan (including the grant of any equity or equity-based or related compensation), (v) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (vi) grant to any Company Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any Company Personnel who are not executive officers or directors, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), (vii) terminate any Company Personnel other than for cause (including poor performance, misconduct or breach of company policy), or (viii) agree to extend or enter into any new or modified collective bargaining agreement;

(d) (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests (other than dividends or distributions from a wholly-owned Subsidiary of the Company, other than Interlake Acquisition Corporation Limited, to another wholly-owned Subsidiary of the Company or to the Company) or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of the Company or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the exercise of Company Stock Options outstanding on the date of this Agreement;

(e) (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice or (ii) mortgage or pledge any material assets or properties of the Company or any of its Subsidiaries, or subject any such assets or property to any other Encumbrance (except Permitted Encumbrances);

(f) except as set forth on Section 5.1(f) of the Company Disclosure Schedule, (i) other than as permitted by Section 6.4, enter into any agreement (or amend or modify any existing agreement) that if in existence (or effective) as of the date hereof would be required to be listed on Section 3.15 of the Company Disclosure Schedule by virtue of Section 3.15(a)(ii), (a)(iv), (a)(vii), (a)(ix), (a)(xi) or (a)(xiv), (ii) except in the ordinary course of business consistent with past practice or as permitted by Section 6.4, enter into any agreement (or amend or modify any existing agreement) that, if in existence (or effective) as of the date hereof, would be required to be listed on Section 3.15 of the Company Disclosure Schedule by virtue of the subsections of Section 3.15 that are not referred to in Section 5.1(f)(i), or (iii) except in the ordinary course of business consistent with past practice, otherwise terminate any Company Contract or any Company Lease, provided, that, for purposes of clarity the termination or expiration of any Company Contract or Company Lease in accordance with its terms shall not be deemed to be a breach of this Section 5.1(f)(iii);

(g) except as set forth in the capital expenditure budget set forth on Section 5.1(g) of the Company Disclosure Schedule or, make or authorize any capital expenditures that individually, or in the aggregate, exceed $250,000 (with respect to expenditures related to non-operational emergencies) or individually, or in the aggregate, exceed $1,000,000 (with respect to expenditures related to operational emergencies);

(h) merge with, enter into a consolidation with or otherwise acquire any interest in any Person or acquire any business of any Person (or any division or line of business thereof);

(i) except as set forth on Section 5.1(i) of the Company Disclosure Schedule, (i) incur or assume any Indebtedness, except pursuant to the Company’s existing employee loan guaranty program used in connection with the relocation of Company employees; (ii) make or cancel, or waive any rights with respect to, any material loans, advances or capital contributions to, or investments in, any Person (other than to wholly-owned Subsidiaries of the Company); or (iii) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries;

(j) change any of its methods, principles or practices of financial accounting currently in effect, except (i) as required by GAAP, Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) as required by a change in applicable Law or (iii) as disclosed on Schedule 5.1(j) of the Company Disclosure Schedule;

(k) except as set forth on Section 5.1(k) of the Company Disclosure Schedule, make or change any Tax election, adopt or change any Tax accounting method, or prepare or file any Tax Return, including any amended Tax Return, that is materially inconsistent with past practice or, with respect to any such Tax Return, make any material election or adopt any material method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(l) except as set forth on Section 5.1(l) of the Company Disclosure Schedule, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or file any material Tax Return or any amended Tax Return;

(m) enter into, materially amend or materially modify any agreement with any Affiliates or officers or directors of the Company;

(n) transfer or license to any Person any rights to Intellectual Property, other than in the ordinary course of business consistent with past practice;

(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(p) except as set forth on Section 5.1(p) of the Company Disclosure Schedule, commence, settle or compromise any pending or threatened Action that is material to the business of the Company and its Subsidiaries, taken as a whole, or that otherwise involves the payment by the Company or any of its Subsidiaries of an amount individually, or in the aggregate for all settlements entered into pursuant to this Section 5.1(p), in excess of $250,000 (excluding any amounts that may be paid under existing insurance policies);

(q) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $250,000 in the aggregate; or

(r) authorize any of, or commit, resolve, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement (and in any event within twenty-five (25) Business Days after the date hereof, unless Parent otherwise consents to an extension, such consent not to be unreasonably withheld, conditioned or delayed), the Company shall prepare and cause to be filed with the SEC a preliminary proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company agrees that, assuming Parent’s compliance with the last sentence of this Section 6.1(a), at the date of mailing to the Company Stockholders and at the time of the Company Stockholders’ Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act, and (ii) none of the information supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstance under which they were made, not misleading. Parent and Merger Sub shall furnish to the Company all information reasonably requested in connection with the preparation of the Proxy Statement, and each of Parent and Merger Sub agree that, at the date of mailing to the Company Stockholders and at the time of the Company Stockholders’ Meeting, none of the information supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Proxy Statement. The

Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, or for other information, shall consult with Parent and Merger Sub prior to responding to any such comments or requests or filing any amendment or supplement to the Proxy Statement, and shall provide Parent and Merger Sub with copies of all correspondence between the Company and its Representatives on the one hand and the SEC and its staff on the other hand. The Company will use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after filing and cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC (or expiration of the applicable period for comments). If any party hereto becomes aware of any information that, pursuant to the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then the party that discovers such information shall promptly inform the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, if required by Law, disseminate such amendment or supplement to the Company Stockholders.

(c) Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent and its Representatives a reasonable opportunity to review and comment on such Proxy Statement or response and shall discuss with Parent and include in such Proxy Statement or response, comments reasonably and promptly proposed by Parent and its Representatives.

6.2 Company Stockholders’ Meeting.

(a) Subject to the terms and conditions of this Agreement and in accordance with applicable Law and the Company’s Organizational Documents, the Company shall call, give notice of, convene and hold the Company Stockholders’ Meeting as soon as reasonably practicable following clearance of the Proxy Statement by the SEC (and on a date selected by the Company in consultation with Parent) for the purpose of the Company Stockholders considering and voting on a proposal to adopt and approve this Agreement; provided that the Company may postpone or adjourn the Company Stockholders’ Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board reasonably determines is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders’ Meeting or (iv) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.4(c)(iii) hereof and the deadline contemplated by Sections 6.4(c)(iii)-(v) with respect to such notice has not expired. The foregoing sentence notwithstanding, if on a date for which the Company Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the Company Stockholders’ Meeting; provided that the Company Stockholders’ Meeting is not postponed or adjourned to a date that is later than the earlier of (x) the date that is thirty (30) days after the date for which the Company Stockholders’ Meeting was originally scheduled and (y) the date that is five (5) Business Days prior to the Outside Date.

(b) Subject to Section 6.4, the Company Board shall recommend that the Company Stockholders adopt and approve this Agreement (the “Company Recommendation”) and the Company shall use its reasonable best efforts to solicit such approval and adoption by the Company Stockholders, including inclusion of the Company Recommendation in the Proxy Statement. Notwithstanding any Change of Recommendation, unless this Agreement has been terminated pursuant to and in accordance with Article VIII, this Agreement shall be submitted to the Company Stockholders for the purpose of obtaining the Company Stockholders’ Approval. Without the prior written consent of Parent, the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting.

6.3 Third Party Consents and Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, the parties hereto will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Law to consummate the Merger as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, and filings and to obtain as promptly as reasonably practicable all consents, clearances, waivers, licenses, Orders, registrations, approvals, permits, and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such consents, clearances, waivers, licenses, Orders, registrations, approvals, permits and authorizations. In furtherance and not in limitation of the foregoing, each party hereto agrees (A) to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof but in any event no later than seven (7) days after the date hereof, (y) any necessary filing of a Notification and Report Form pursuant to the HSR Act and (z) all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Authorities under any other Regulatory Law with respect to the transactions contemplated hereby, (B) to respond to any inquiries received and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and (C) to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable and not extend any waiting period under the HSR Act or any other Regulatory Law or enter into any agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party (not to be unreasonably withheld or delayed).

(b) To the extent permissible under applicable Law, each of the parties hereto shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Parent shall pay any and all filing fees in connection with any filings made under this Section 6.3.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any Action, whether judicial or administrative, is instituted (or threatened to be instituted) by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the parties hereto shall use its reasonable best efforts to: (i) oppose or defend against any Action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein); and/or (ii) take such action as reasonably necessary to overturn any action by any Government Authority or private party to block consummation of this Agreement (and the transactions contemplated herein), including by defending any Action brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing, nothing in this Section 6.3 or otherwise in this Agreement shall require or be deemed to require Parent or any of its Subsidiaries to agree to or take any action that constitutes or would result in any Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean executing or carrying out agreements, submitting to Orders (including consent decrees) or taking any other action (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or business or categories of assets or businesses of the Company, Parent or their respective Subsidiaries or the holding separate of the capital stock of a Subsidiary of Parent (including the Surviving Corporation and its Subsidiaries) or the Company, or (ii) imposing or seeking to impose any limitation on the ability of the Company, Parent or any of their respective Subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Parent, the Company or their Subsidiaries that, in the case of (i) and (ii), individually or in the aggregate, would or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, operations or results of operations (with materiality, for purposes of this provision, being measured in relation to the business, assets, liabilities, financial condition, operations and results of operations of the Company and its Subsidiaries taken as a whole) of the Company and its Subsidiaries, taken as a whole, or Parent.

6.4 No Solicitation.

(a) Except as expressly permitted by this Section 6.4, the Company agrees that neither it nor any of its Subsidiaries nor any of its or their respective Representatives shall directly or indirectly through another Person (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, or provide any information or data to any Person relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with, or otherwise cooperate with any Person with respect to, an Acquisition Proposal, or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, letter of intent or agreement in principle with respect thereto or any other agreement (other than an Acceptable Confidentiality Agreement executed under the circumstances described in Section 6.4(b)) relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”). The Company and its Subsidiaries and its or their respective Representatives shall immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, and deliver a written notice to each such Person to the effect that the Company is ending discussions and negotiations with such Person with respect to any Acquisition Proposal, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Subject to this Section 6.4, the Company shall not terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement to which it is a party that relates to a transaction of a type described in the definition of Acquisition Proposal; provided, however, that the Company may permit to be taken any of the actions prohibited under a standstill agreement if the Company Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.4 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.4 by the Company.

(b) Notwithstanding anything to the contrary contained in Section 6.4(a), at any time prior to the time the Company Stockholders’ Approval is obtained, if the Company receives a bona fide written Acquisition Proposal from any Person (which Acquisition Proposal did not result from a material breach of this Section 6.4), (x) the Company may send a written communication to such Person, in form and substance reasonably satisfactory to Parent, asking such Person to clarify specified terms and conditions thereof, (y) the Company and its Representatives may provide information in response to a request therefor by such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement, provided that all such information has previously been made available to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (z) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person, in the case of clauses (y) and (z), if and to the extent that prior to taking any action (i) the Company Board determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) the Company Board determines in good faith based on the information then available and after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

(c) Except as set forth in this Section 6.4(c), the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent, the Company Recommendation with respect to the Merger or fail to include the Company Recommendation in the Proxy Statement (any of the foregoing, a “Change of Recommendation”), or adopt, approve or recommend or otherwise declare advisable (publicly or otherwise), or propose to adopt, approve or recommend (publicly or otherwise), an Acquisition Proposal, or cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholders’ Approval is obtained, the Company Board may (x) if an event, fact, development, circumstance or occurrence unrelated to an Acquisition Proposal that affects the business, assets or operations of the Company or its Subsidiaries that was not known to the Company as of the date hereof (or, if known, the consequences of which are not known to or reasonably foreseen by the Company Board as of the date hereof) becomes known by the Company Board after the date hereof and prior to the time that the Company Stockholders’ Approval is obtained, effect a Change of Recommendation, or (y) if the Company receives an Acquisition Proposal that the Company Board concludes in good faith after consultation with an outside financial advisor and outside legal counsel, constitutes a Superior Proposal, approve or recommend such Superior Proposal and terminate this Agreement in accordance with Section 8.1(h), and in the case of either of clause (x) or (y), if, and only if:

(i) the Acquisition Proposal did not result from a material breach by the Company of this Section 6.4;

(ii) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law;

(iii) the Company shall have provided prior written notice to Parent and Merger Sub, at least three (3) Business Days in advance, that it will effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h), as applicable, which notice shall specify the basis for the Change of Recommendation or termination and, in the case of a Superior Proposal, the identity of the party making such Superior Proposal, the material terms thereof and the most current drafts of any agreements or other term sheets relating thereto;

(iv) after providing such notice and prior to effecting such Change of Recommendation or taking action to terminate this Agreement pursuant to Section 8.1(h), the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board not to effect a Change of Recommendation or take action to terminate this Agreement pursuant to Section 8.1(h); and

(v) the Company Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent no later than 5:00 PM Eastern time on the third Business Day of such three (3) Business Day period in a manner that would form a binding contract if accepted by the Company and, in the case of a Superior Proposal, shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.4 (including Section 6.4(c)) with respect to such new written notice.

(d) Nothing in this Section 6.4 shall be deemed to prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or making any “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company Stockholders), provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed for all purposes of this Agreement to be a Change of Recommendation unless the Company Board expressly publicly reaffirms the Company Recommendation in such communications.

(e) The Company agrees that it will promptly (and, in any event, within two (2) days) notify Parent in writing if any proposals or offers with respect to an Acquisition Proposal or any request for information or inquiry that could reasonably be expected to result in an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making such offer, proposal, request or inquiry, the material terms and conditions of any proposals, offers, requests or inquiries, and including with such notice, copies of any written proposal, or offer, request or other communication, and thereafter the Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and terms of any such proposals, offers requests or inquiries (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified and promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and other written communications relating to any such Acquisition Proposal, request or inquiry exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person or group making an Acquisition Proposal or any of their Affiliates, or their respective Representatives, on the other hand.

6.5 Access to Information; Notice.

(a) From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, afford to the Representatives of Parent, reasonable access during normal business hours to all of its properties, books, contracts, commitments and records upon reasonable prior notice. The Company also shall, and shall cause each of its Subsidiaries to (x) provide Parent with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Merger Sub may reasonably request, and (y) furnish or cause to be furnished such information concerning the business, properties, operations and other aspects of the Company and it Subsidiaries as Parent or its Representatives may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Law or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Nothing in this Section 6.5(a) shall expand or limit the obligations of the Company to provide information pursuant to Section 6.12.

(b) With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

(c) From the date of this Agreement until the earlier of the Effective Time, or the date on which this Agreement is terminated pursuant to Section 8.1, the Company, Parent and Merger Sub shall promptly provide notice of:

(i) any material breach of any covenant or obligation of the notifying party under this Agreement; and

(ii) the discovery by the notifying party of any event, condition, fact or circumstance that would cause any representation or warranty made by such party in this Agreement to be untrue such that the conditions set forth in Section 7.2(a) or 7.3(a) would not be satisfied.

(d) No information received by a party pursuant to this Section 6.5 or otherwise shall operate as a waiver with respect to or otherwise affect any representation, warranty, covenant or agreement made or given by any other party in this Agreement or in any instrument delivered in connection herewith.

(e) From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1, the Company shall promptly provide notice to Parent of the commencement of any material Action against the Company or any of its Subsidiaries or related to the Company’s or its Subsidiaries’ business.

6.6 Employment and Benefit Matters.

(a) For the period commencing at the Effective Time and ending on the date that is twelve (12) months following the Closing Date, Parent agrees to cause the Surviving Corporation to provide base salary or standard hourly wage rate for each Company Personnel, excluding any employee covered by a collective bargaining agreement or otherwise represented by a labor organization, who remain employed by the Surviving Corporation or any of its Affiliates after the Closing Date (collectively, the “Company Employees”) which is no less than his or her base salary or standard hourly wage rate as in effect on the Closing Date, and to provide to Company Employees bonus opportunities that are no less favorable than the bonus opportunities provided to similarly situated employees of Parent and benefits that are in the aggregate no less favorable than the benefits in effect under the Company Plans on the date hereof. Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Company Employees are entitled to participate to treat, the service of Company Employees with the Company or any Subsidiary of the Company attributable to any period before the Closing Date as service rendered to Parent, the Surviving Corporation or any Subsidiary of Parent for purposes of eligibility to participate, vesting, vacation, paid time off, seniority rights and applicability of minimum waiting periods for participation; provided, however, such service shall be excluded for purposes of benefit accrual (including minimum pension amount), eligibility for early retirement under any defined benefit pension plan of Parent, eligibility for retiree welfare benefit plans, or as would otherwise result in a duplication of coverage or benefits; and provided further, nothing herein shall obligate Parent or Surviving Corporation to provide coverage under a defined benefit pension plan to any Company Personnel. Without limiting the foregoing, Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health plan of Parent to be waived with respect to Company Employees and their eligible dependents, to the extent waived or satisfied under the corresponding plan in which Company Employees participated immediately prior to the Closing Date and any deductibles paid by Company Employees under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Closing Date occurs shall be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent for such plan year. Company Employees shall be considered to be employed by the Surviving Corporation and its Affiliates “at will” and nothing shall be construed to limit the ability of Parent or the Surviving Corporation or their Affiliates to terminate the employment of any such Company Employee at any time.

(b) Subject to Section 6.6(a) hereof, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans, programs or arrangements of the Company; provided, however, that Parent shall continue to maintain such employee benefit plans and programs of the Company (other than stock based plans) until the Company Employees are permitted to participate in the plans and programs of Parent or the Surviving Corporation in accordance with Section 6.6(a).

(c) The Company and its Affiliates, as applicable, each agree to terminate any and all plan(s) established or maintained pursuant to Code Section 401(k) for employees, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plan(s) by providing the Company with written notice of such election at least ten (10) Business Days before the Closing Date; provided, however, that if the Company and Parent mutually agree that the termination of any such Code Section 401(k) plan in conjunction with the replacement of a 401(k) plan would violate the terms of a collective bargaining agreement, then such Code Section 401(k) plan shall not be terminated. Unless Parent provides such notice to the Company, Parent shall receive from the Company evidence that the 401(k) plan(s) of the Company and each Affiliate (as applicable) have been terminated; such evidence shall include (i) resolutions of each such entity’s Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent) effective as of the day immediately preceding the Closing Date, (ii) such other requirements as set forth in the plan document, and (iii) such other actions as would be necessary or appropriate to effectuate the 401(k) plan termination. If a Code Section 401(k) plan is terminated in accordance with this provision, then the employees who are eligible to participate in such plan will be offered the opportunity to commence participation in a Parent 401(k) plan as soon as administratively feasible following the Closing Date subject to the terms and conditions under such Parent 401(k) plan and the terms of any applicable collective bargaining agreement.

(d) For a period of twelve (12) months following the Closing Date, Parent shall provide, or shall cause the Surviving Corporation to provide, severance benefits no less favorable than the benefits provided under the group severance plan maintained by the Company and disclosed on Section 3.13(c) of the Company Disclosure Schedule, for those participants covered under such plan as of the Closing Date. The Company has made available to Parent a true, complete and correct list of all eligible participants under the group severance plan as of the date hereof and will update such list to accurately reflect all eligible participants as of the Closing Date.

(e) Except with respect to any employees covered by a collective bargaining agreement or otherwise represented by a labor organization, or as otherwise expressly provided in this Agreement, Parent shall, and shall cause the Surviving Corporation to, continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company, or obligations of the Company under any change-in-control plan, policy, or agreement maintained by the Company disclosed in Section 6.6(e) of the Company Disclosure Schedule (the “Change-in-Control Arrangements”). For purposes of the Change-in-Control Arrangements, Parent acknowledges that the Merger will constitute a “change-in-control” and a “change of control” of the Company. Without limiting the foregoing, Parent acknowledges and agrees that the executive officers and directors and, as applicable, employees of the Company shall be entitled to the applicable payments and benefits as set forth in such Change-in-Control Arrangements in accordance with the terms thereof. Notwithstanding the foregoing, however, no executive officer, director or employee of the Company or any of its Subsidiaries shall be a third party beneficiary of this Agreement or shall otherwise have any rights to enforce the covenants contained herein.

(f) Notwithstanding any provision in this Agreement, nothing herein is intended to or shall be construed to amend, modify or terminate any Company Plan or to affect the Company’s or Parent’s ability to amend, modify or terminate any Company Plan. Nothing herein is intended to or shall be construed to require the Company or Parent to continue the employment of any Company Employee and each Company Employee may be terminated by the Company or Parent or either of their Affiliates after the Closing Date for any reason or no reason.

(g) With respect to all employees covered by a collective bargaining agreement or otherwise represented by a labor organization, Parent and the Surviving Corporation make no commitments and shall retain all legal rights available under federal labor Laws.

6.7 Indemnification.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, Action, litigation, audit, investigation, arbitration, suit in equity or at Law, administrative, regulatory or quasi-judicial proceeding, or other proceeding of whatever kind or character before a Governmental Authority, arbitrator, mediator or similar body, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or any of its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce or interpret this provision or any other indemnification or advancement right of any Indemnified Party. The Surviving Corporation shall also advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party within ten (10) days after receipt by the Surviving Corporation of a written request for such advance to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification (it being understood and agreed that the Surviving Corporation shall not require the posting of any bond or any other security for such undertaking).

(b) Prior to the Effective Time, Parent shall obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions, coverage limits and limits of liability that are not materially less favorable than the coverage provided under the Company’s existing policies in effect on the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Parent for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, (x) in no event shall Parent or the Surviving Corporation be required to expend for any such policies pursuant to this Section 6.7(b) an annual premium or extension premium amount in excess of 300% of the annual premiums paid by the Company for such insurance as of the date hereof (which such amount is set forth on Section 6.7(b) of the Company Disclosure Schedule), and (y) if the annual premiums or extension premium of such insurance coverage exceed such amount, Parent or Surviving Corporation, as applicable, shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.7.

(d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.7 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in Organizational Documents of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

6.9 Publicity. Except with respect to any action taken pursuant to, and in accordance with, Section 6.4 or Article VIII, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.4 or any disclosure of Parent or Merger Sub in response thereto or in connection therewith; and provided, further, that Parent and the Company may make public statements in response to specific questions by the press, analysts or investors so long as any such statement is not inconsistent with previous public statements permitted by this Section 6.9. The parties agree that the initial press release to be issued with respect to the Merger shall be in the form agreed to by the parties.

6.10 Rule 16b-3 Actions. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a)

of the Exchange Act in connection with the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.10. Promptly after the date hereof and prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.11 Other Actions. Subject to the terms and conditions of this Agreement, the parties hereto shall refrain (and each party shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the Organizational Documents of Merger Sub.

6.12 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate definitive agreements with respect thereto on terms and conditions contemplated by the Commitment Letter (or on terms which would not reasonably be expected to delay or prevent the Closing or make the funding of the Financing less likely to occur) and execute and deliver to the Company a copy thereof concurrently with such execution, (iii) satisfy on a timely basis all conditions in the Commitment Letter and the definitive agreements for the Financing that are within Parent’s control and comply with its obligations thereunder and (iv) enforce its rights under the Commitment Letter in the event of a breach by the Financing Sources that impedes or materially delays Closing, including seeking specific performance of the parties thereunder. In the event that all conditions to the Financing Sources’ obligations under the Commitment Letter have been satisfied or, upon funding will be satisfied, Parent and Merger Sub shall, except where Parent has available to it sufficient funding from any alternative financing, use their reasonable best efforts to cause the Financing Sources to fund on the Closing Date the Financing required to consummate the Merger and the other transactions contemplated by this Agreement (including by taking enforcement action, including seeking specific performance, to cause the Financing Sources to fund such Financing). Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter shall not (A) expand upon the conditions precedent to the Financing as set forth in the Commitment Letter or (B) prevent or impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement. Without limiting the obligations of Parent under this Section 6.12 with respect to the Commitment Letter, it is understood and agreed that Parent intends to seek to substitute other financing for the Financing (such as the issuance of the “Notes,” as that term is used in the Commitment Letter) and it is agreed that Parent shall have the right to substitute other debt or equity financing for all or any portion of the Financing from the same or alternative financing sources. If the Financing under the Commitment Letter becomes unavailable in an amount such that Parent and Merger Sub will not be able to satisfy their obligations under this Agreement, Parent shall use its reasonable best efforts to obtain, as promptly as reasonably practicable, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement. Parent shall give the Company prompt written notice of any material breach by any party to the Commitment

Letter or of any condition that would not be satisfied, in each case, of which Parent becomes aware or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably prompt basis of the status of its efforts to arrange the Financing.

(b) The Company agrees to provide, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause each of its and their Representatives, including legal, tax and accounting, to provide, at Parent’s sole expense, all reasonable cooperation in connection with the arrangement and obtaining of the Financing or any substitute or alternative financing (collectively with the Financing, the “Definitive Financing”) as may be reasonably requested by written notice provided a reasonable time in advance to the Company by Parent (provided that such requested cooperation does not unreasonably interfere with the business or ongoing operations of the Company and its Subsidiaries), including using reasonable best efforts to (i) provide, as promptly as reasonably practicable, information relating to the Company and its Subsidiaries to the Financing Sources or the lenders and other financial institutions and investors that are or may become parties to the Definitive Financing and to any underwriters, initial purchasers and placement agents in connection with the Definitive Financing (the “Definitive Financing Sources”) (including (A) information to be used in the preparation of a customary information package regarding the business, operations, financial condition, projections and prospects of the Company and its Subsidiaries customary for financings similar to the Definitive Financing, (B) within 15 days after the end of each month, unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and its Subsidiaries, (C) no later that 20 days after the end of each fiscal quarter of Parent, updated forecasts, prepared by management of the Company, of balance sheets, income statements and cash flow statements for each period referenced in Section 2(a)(iii) of the Commitment Letter, and (D) the financial information regarding the Company and its Subsidiaries described in clauses (v) and (vi) of Annex II to the Commitment Letter) to the extent reasonably requested by Parent and/or the Definitive Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Definitive Financing, (ii) cause its senior management and other appropriate employees of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Definitive Financing), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (iii) assist in the preparation of such documents and materials as may be reasonably required in connection with the Definitive Financing, including (A) any customary offering documents, private placement memoranda, bank information memoranda, Form 8-Ks, registration statements, prospectuses and similar documents (including historical and pro forma financial statements and information) for the Definitive Financing, and (B) materials for rating agency presentations, (iv) consent to the use of the Company’s and its Subsidiaries’ logos to the extent customary in connection with marketing the Definitive Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (v) execute and deliver (or use reasonable best efforts to obtain from their advisors), and cause its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from their advisors), customary certificates (including with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Definitive Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Definitive Financing as may be reasonably requested by Parent as necessary and customary in connection with the Definitive Financing, (vi) assist in the preparation of and entering into one or more credit agreements and other loan documents, underwriting or note purchase agreements, indentures or other agreements; provided, however, that no obligation of the Company or any of its Subsidiaries under any such agreements or documents shall be effective until the Effective Time, (vii) use its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including using its reasonable best efforts to provide customary comfort letters to the underwriters in connection with the initial purchase of any securities in connection with the Definitive Financing and to provide customary consents to inclusion of their audit reports in registration statements of Parent, (viii) provide authorization letters to the Definitive Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Definitive Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates, (ix) use its reasonable best efforts to facilitate contact between the Definitive Financing Sources and the principal existing lenders of the Company, (x) cooperate reasonably with the Definitive Financing Sources’ due diligence investigation of the Company and its Subsidiaries, to the extent customary and reasonable and to the extent not unreasonably interfering with the business or operations of the Company, (xi) cooperate with Parent, if requested by Parent, to appoint Parent’s designees to the board of directors or similar governing bodies of the Subsidiaries of the Company, effective as of the Effective Time, for the purpose of taking corporate action related to the Definitive Financing as of the Effective Time, (xii) facilitating the pledging of collateral for the Definitive Financing, including using reasonable best efforts to take actions necessary to permit the Definitive Financing Sources to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Definitive Financing, (xiii) using reasonable best efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the Definitive Financing, including customary payoff letters, lien releases, instruments of termination or discharge, legal opinions, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements, and (xiv) facilitating the consummation of the Definitive Financing, including cooperating with Parent and Merger Sub to satisfy the conditions precedent to the Definitive Financing to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent or Merger Sub to permit the consummation of the Definitive Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time; provided that (A) none of the Company or any of its Subsidiaries shall be required to pay any fees (including commitment or other similar fees) or incur any other liability or expenses (unless promptly reimbursed by Parent) in connection with the Definitive Financing prior to the Effective Time, (B) nothing herein shall require such cooperation from the Company to the extent it would require the Company to waive or amend any terms of this Agreement and (C) Parent shall be responsible for the timely provision of any post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information to be delivered by the Company pursuant to this Section 6.12. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them prior to the Effective Time in connection with the Definitive Financing or the arrangement of the Definitive Financing and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries), except to the extent such losses, damages, claims, costs and expenses result from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives.

(c) In the event that the Commitment Letter is amended, replaced, supplemented or otherwise modified, in accordance with Section 6.12(a), or if Parent substitutes other debt or equity financing for all or a portion of the Financing, each of Parent and the Company shall comply with its covenants in Sections 6.12(a) and (b) with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified or with respect to such other substitute financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing.

(d) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives or any other Person pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such customary and reasonable information to potential syndicate members during syndication, ratings agencies and the like in connection with the Definitive Financing as contemplated by this Section 6.12, subject to customary confidentiality undertakings by such potential syndicate members.

(e) Parent and Merger Sub acknowledge and agree that the obtaining of the Definitive Financing is not a condition to Closing.

6.13 Litigation. Notwithstanding anything to the contrary set forth herein, the Company shall promptly notify Parent if it receives notice of any Action instituted or threatened against the Company or any of its directors, officers or Affiliates, including by any Company Stockholder, before any court or Governmental Authority relating to this Agreement, the Merger, or the other transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense and settlement of any such litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and the Company shall not settle any such litigation without Parent’s prior written consent.

6.14 No Control of Other Party’s Business. Subject to the terms and conditions of this Agreement, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control over its and its Subsidiaries’ respective operations.

6.15 Director Resignations. Prior to the Closing, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

6.16 Stock Exchange De-Listing. Parent shall use reasonable best efforts to cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.17 Debt Tender Offer.

(a) As soon as reasonably practicable after the receipt by the Company of a written request by Parent (and a reasonable period of time in advance of the anticipated Closing Date, as reasonably determined by Parent), the Company shall promptly commence (or, at Parent’s choice, assist Parent or its Affiliates in a third party commencement of) (i) an offer to purchase and/or (ii) a consent solicitation with respect to all of the outstanding aggregate principal amount of the Company’s then outstanding 11.5% Senior Secured Notes due 2014 (the “Notes”) on such terms and conditions as are reasonably requested by Parent (including amendments to the terms and provisions of the Indenture as reasonably requested by Parent) (including the related consent solicitation, collectively, the “Debt Tender Offer”) (and in any event so as to accommodate Parent’s financing with respect to the Merger and the other transactions provided for herein) and Parent shall assist the Company in connection therewith. Promptly following the expiration date (as such date may be extended from time to time) of the consent solicitation, assuming the requisite consents are received, the Company shall execute, and shall use reasonable best efforts to cause the Trustee (as defined below) to execute, a supplemental indenture to the Indenture, dated June 3, 2009 (the “Indenture”), by and between the Company, the Subsidiary Guarantors party thereto (collectively, the “Issuers”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), effectuating the amendments for which consents were obtained pursuant to the Debt Tender Offer, which supplemental indenture shall become effective immediately upon the later of (i) acceptance for purchase of Notes properly tendered and not properly withdrawn in the Debt Tender Offer and (ii) the Effective Time. The Company shall provide, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer (including engagement of a dealer manager and a depository agent with respect thereto, in each case reasonably acceptable to Parent, and delivery of any Officer’s Certificates and Opinions of Counsel (as such terms are defined in the Indenture) required under the Indenture). The Debt Tender Offer shall be conditioned on the occurrence of the Closing, and, without modifying the applicable obligations of the parties under this Section 6.17, the parties shall use reasonable best efforts to cause the Notes to be accepted for purchase and the supplemental indenture to the Indenture to become effective on the Closing Date (including by making public announcements extending the expiration date of the Debt Tender Offer as requested by Parent and by the Company otherwise complying with the time periods required by Rule 14e-l under the Exchange Act). Unless otherwise agreed by Parent, concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Company shall accept for purchase and purchase the Notes (including any premium thereon and any consent payments applicable thereto) properly tendered and not properly withdrawn in the Debt Tender Offer. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company or any of its Subsidiaries in connection with the Debt Tender Offer and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs and expenses suffered or incurred by any of them of any type in connection with the Debt Tender Offer (except to the extent such losses, damages, claims, costs and expenses result from the willful misconduct of the Company, any of its Subsidiaries or their respective Representatives), and the foregoing obligations shall survive termination of this Agreement. Notwithstanding anything to the contrary in this Section 6.17, the Company shall not be obligated to consummate the Debt Tender Offer unless the Merger has occurred or is occurring concurrently with the consummation of the Debt Tender Offer and sufficient funds are available from the Definitive Financing or from Parent to pay all consideration for the purchase of the Notes.

(b) If the required consents have not been received in the Debt Tender Offer, or are not reasonably likely to be received, in each case, at least ten (10) Business Days prior to the Closing Date (with the number of Business Days calculated in accordance with Rule 14e-l of the Exchange Act) or if Parent determines not to request the commencement of the Debt Tender Offer, then at Parent’s written request, the Company shall, and shall cause its Subsidiaries party to the Indenture to, use reasonable best efforts to promptly take all actions necessary and required to effect the satisfaction and discharge of the Indenture and release of all “Liens” on “Collateral” (as such terms are defined in the Indenture) with respect to the Notes pursuant to Article VIII of the Indenture, which satisfaction and discharge shall be effective upon the Closing, and the Company shall concurrently with the Closing (i) give irrevocable instructions to mail a notice of redemption to holders of the Notes pursuant to Section 5.3 of the Indenture, (ii) deposit in trust all required funds or U.S. Government Obligations (as defined in the Indenture) with respect to such satisfaction and discharge as set forth in Section 8.1(a) of the Indenture and give irrevocable instructions to the Trustee to apply the deposit toward the payment of the Notes upon redemption, (iii) pay or cause to be paid all other sums payable pursuant to the Indenture, and (iv) deliver to the Trustee such “Officer’s Certificates,” “Opinions of Counsel,” any required accountants’ certificates and “Board Resolutions” in connection with a redemption (as such terms are defined in the Indenture) in form and substance satisfactory to the Trustee as to satisfaction of all conditions precedent to such satisfaction and discharge, such redemption and as to the other matters set forth in Articles V and VIII of the Indenture; and the Company shall use reasonable best efforts to cause the Trustee to acknowledge satisfaction and discharge of the Indenture and the release of all “Liens” on the “Collateral” in writing concurrently with the Closing and the mailing of the notice of redemption to holders of the Notes pursuant to Section 5.3 of the Indenture and the deposit of all required funds or U.S. Government Obligations with respect to such satisfaction and discharge. For the avoidance of doubt, the Company shall not be obligated to make any payments or deposit any funds under this Section 6.17(b) unless the Company shall have received from Parent the amounts required to deposit with the Trustee to pay the redemption price for the Notes as required pursuant to the Indenture and pay or cause to be paid all other sums payable pursuant to the Indenture in connection therewith.

6.18 Shareholders’ Agreement. Prior to the Closing, the Company shall deliver to Parent an agreement, in the form attached as Exhibit A to the Voting Agreement, signed by the Company and Weston Presidio V, L.P.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholders’ Approval. This Agreement shall have been adopted and approved by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at the Company Stockholders’ Meeting in accordance with applicable Law and the Company’s Organizational Documents (the “Company Stockholders’ Approval”).

(b) Antitrust Approvals and Waiting Periods. The waiting period (and any extension thereof) applicable to the consummation of the Merger and the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and all consents under any other applicable Regulatory Law required to be obtained before Closing shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Authority which prohibits or has the effect of making illegal the consummation of the Merger, and there shall be no order writ, ruling, judgment, decree or injunction (whether temporary, preliminary or permanent) (“Order”) of a court of competent jurisdiction in effect preventing consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in (A) the second and the fifth sentence of Section 3.2(a), (B) Section 3.2(b) and (C) Section 3.2(c) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date, and except where the failure of such representations and warranties to be true and correct as of the date of this Agreement and as of the Closing Date, or such specific date, as applicable, does not result in additional aggregate consideration payable by Parent or the Surviving Corporation pursuant to Section 2.1 in excess of $200,000 in the aggregate), (ii) each of the representations and warranties of the Company contained in Section 3.1(a), Section 3.3, Section 3.8(b), Section 3.18, Section 3.21 and Section 3.23, shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); and (iii) each of the representations and warranties of the Company contained in this Agreement other than those specifically referred to in clauses (i) and (ii) immediately above (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, individually or in the aggregate, a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) FIRPTA Affidavit. Prior to the Closing on the Closing Date, the Company shall have delivered to Parent such documents, in form reasonably and substance acceptable to Parent, as are necessary for purposes of satisfying Parent’s obligations under Treas. Reg. Section 1.1445-2(c)(3) including (i) an affidavit, in accordance with Treasury Regulation Section 1.897-2(h)(2) and in a form and substance satisfactory to Parent, executed by the Company, dated as of the Closing Date, and certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and setting forth the Company’s name, address and taxpayer identification number, and (ii) a FIRPTA Notification Letter, in form and substance satisfactory to Parent, dated as of the Closing Date and executed by the Company.

7.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub contained in Section 4.1(a) and Section 4.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); and (ii) each of the representations and warranties of Parent and Merger Sub contained in this Agreement other than those specifically referred to in clause (i) immediately above (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date), except where the failure to be so true and correct does not have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub to such effect.

7.4 Frustration of Closing Conditions. Neither Company nor Parent may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was proximately caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Company Stockholders’ Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if any applicable Law makes consummation of the Merger illegal or any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other final and non-appealable Action enjoining, restraining or otherwise prohibiting the consummation of the Merger; provided that the right to terminate under this Section 8.1(b) shall not be available to any party whose breach of this Agreement (including Section 6.3 hereof) has been a proximate cause of, or resulted in the issuance of, such Order;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before January 31, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Parent, in the event of a material breach by the Company of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of the Company shall have become untrue, which in either case, (x) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) (a “Terminating Company Breach”), and (y) is not cured (I) within thirty (30) Business Days following notice by Parent of such Terminating Company Breach or (II) any shorter period of time that remains between the date Parent provides notice of such Terminating Company Breach and the Outside Date, provided that Parent may not terminate this Agreement under this Section 8.1(d) if Parent or Merger Sub is in willful and material breach of any representation, warranty or covenant contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b);

(e) by the Company, in the event of a material breach by Parent or Merger Sub, as the case may be, of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Parent or Merger Sub, as the case may be, shall have become untrue, which in either case, (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (a “Terminating Parent Breach”), and (ii) is not cured (x) within thirty (30) Business Days following notice by the Company of such Terminating Parent Breach or (y) any shorter period of time that remains between the date the Company provides notice of such Terminating Parent Breach and the Outside Date, provided that the Company may not terminate this Agreement under this Section 8.1(e) if the Company is in willful and material breach of any representation, warranty or covenant contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(f) by either Parent or the Company, if the Company Stockholders shall have failed to adopt and approve this Agreement at the Company Stockholders’ Meeting or at any adjournment or postponement thereof;

(g) by Parent if (i) the Company Board shall have made a Change of Recommendation or shall approve or recommend or otherwise declare advisable to the Company Stockholders an Acquisition Proposal, (ii) the Company Board approves, adopts or recommends or the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement, (iii) following the date any bona fide Acquisition Proposal or any material modification thereto is first publicly announced or publicly disclosed prior to the time when the Company Stockholders’ Approval is obtained, the Company fails to issue a press release that reaffirms the Company Recommendation (prior to the earlier of (x) ten (10) Business Days following Parent’s written request (which request may only be made once with respect to such Acquisition Proposal absent further material changes in such Acquisition Proposal), unless, in the case of the following clause (y), it would be inconsistent with the Company Board’s fiduciary duties to comply with such request within such time period, in which case the Company shall comply with such request as promptly as practicable consistent with the Company Board’s fiduciary duties) and (y) five (5) Business Days prior to the Company Stockholders’ Meeting, or (iv) any tender offer or exchange offer constituting an Acquisition Proposal is commenced or materially modified by any third party with respect to the outstanding Company Common Stock prior to the time at which the Company receives the Company Stockholders’ Approval, and the Company Board shall not have recommended that the Company Stockholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten (10) Business Days after commencement or material modification of such tender offer or exchange offer, unless the Company has issued a press release that expressly reaffirms the Company Recommendation within such ten (10) Business Day period; or

(h) by the Company, at any time prior to the time the Company Stockholders’ Approval is obtained, if the Company Board shall have (i) approved a Superior Proposal in accordance with Section 6.4(c), (ii) the Company prior to or concurrently with such termination pays Parent in immediately available funds the Company Termination Amount, and (iii) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i).

8.2 Effect of Termination.

(a) In the event of a termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 6.5(b), the provisions of Section 6.12 and Section 6.17 regarding reimbursement of expenses and indemnification, this Section 8.2 and Article IX shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, none of Parent, Merger Sub or the Company shall be relieved or released from liability for willful and material breach of this Agreement arising prior to termination (it being understood and agreed that in circumstances where a party is obligated to consummate the Merger in accordance with the terms and conditions of this Agreement, such party’s failure to consummate the Merger shall be deemed a willful and material breach of this Agreement).

(b) In the event this Agreement is:

(i) terminated by Parent pursuant to Section 8.1(g);

(ii) terminated by the Company pursuant to Section 8.1(h); or

(iii) terminated by Parent pursuant to Section 8.1(d) or by Parent or the Company pursuant to Section 8.1(f), and (A) after the date hereof and prior to such termination date, any Person shall have publicly made (whether or not conditional and whether or not withdrawn) to the Company or the Company Stockholders an Acquisition Proposal and (B) within twelve (12) months of such termination date, the Company (x) enters into a definitive agreement with respect to or consummates an Acquisition Proposal with the Person that originally made such Acquisition Proposal referred to in clause (A) or such Person’s Affiliate, or (y) consummates an Acquisition Proposal with any Person (for purposes of this Section 8.2(b)(iii) the references to “20% in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), then the Company shall make a cash payment to Parent in the amount of the Company Termination Amount.

(c) If required under this Section 8.2, the Company Termination Amount shall be paid in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment; provided, however, that if the Company Termination Amount is payable as a result of a termination pursuant to Section 8.1(h), then the Company Termination Amount is payable prior to or concurrently with such termination. The parties acknowledge and agree that the provisions for payment of the Company Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent and Merger Sub to enter into this Agreement and to reimburse Parent and Merger Sub for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. The parties hereby acknowledge and agree that in the event the Company Termination Amount becomes payable and is paid by the Company pursuant to Section 8.2(b), the Company Termination Amount shall be Parent and Merger Sub’s sole and exclusive remedy for damages under this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of this Agreement by the Company Stockholders at the Company Stockholders’ Meeting; provided, however, that after any approval of this Agreement by the Company Stockholders, no amendment of this Agreement shall be made that by Law or in accordance with the rules of any stock exchange requires further approval by the Company Stockholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholders’ Approval, no extension or waiver of this Agreement or any portion thereof shall be made that by Law requires further adoption and approval by the Company Stockholders without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No provision of this Agreement requiring any party to use commercially reasonable efforts, reasonable best efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party’s duty to use commercially reasonable efforts, reasonable best efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

9.2 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, email or facsimile transmission (providing confirmation of transmission) addressed as follows:

(a)	If to Parent or Merger Sub, to:

Clearwater Paper Corporation 601 West Riverside Ave., Suite 1100 Spokane, WA 99201
Fax: Attn: Email:	(509) 342-2551 Michael S. Gadd, Vice President and General Counsel michael.gadd@clearwaterpaper.com with required copies to (which shall not constitute notice): Pillsbury Winthrop Shaw Pittman LLP 50 Fremont Street San Francisco, CA 94105
Fax: Attn:	(415) 983-1200 Blair W. White Justin D. Hovey
Email:	blair.white@pillsburylaw.com justin.hovey@pillsburylaw.com

(b)	If to the Company, to:

Cellu Tissue Holdings, Inc. 1855 Lockeway Dr., Suite 501 Alpharetta, GA 30004
Fax: Attn: Email:	(678) 393-2657 W. Edwin Litton, General Counsel littone@cellutissue.com with required copies to (which shall not constitute notice): King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309-3521
Fax: Attn:	(404) 572-5100 Alan J. Prince Anne M. Cox
Email:	aprince@kslaw.com acox@kslaw.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that in order for an email to constitute proper notice hereunder, such email must specifically reference this Section 9.3 and state that it is intended to constitute notice hereunder.

9.4 Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;” (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular provision; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation hereof; (f) definitions are applicable to the singular as well as the plural forms of such terms; (g) pronouns shall include the corresponding masculine, feminine or neuter forms; (h) references to a Person are also to such Person’s permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit,” or “Schedule” refer to an Article or Section of, or an Exhibit, or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate or subsidiary of Merger Sub or Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

9.6 Entire Agreement. This Agreement, together with the exhibits, annexes and schedules hereto, the Voting Agreement, the Confidentiality Agreement, the Commitment Letter and any documents delivered by the parties in connection herewith, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

9.7 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any Action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any Action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable Law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.3. Nothing in this Section 9.7, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.9 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that each of Parent and Merger Sub may assign their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent to the extent Merger Sub and/or Parent, as applicable, agree to remain liable for the performance of such wholly-owned Subsidiary of its obligations hereunder. Except as provided in Section 6.7 (Indemnification) hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

9.10 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

9.11 Parent Guarantee. Parent shall cause Merger Sub to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of its covenants, obligations and undertakings pursuant to or otherwise in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or failure to perform by Parent, and, subject to the terms and conditions of this Agreement, the Company or any Person authorized under Section 9.9, if applicable, shall have the right, exercisable in the Company’s or such Person’s sole discretion, to pursue any and all available remedies the Company or such Person may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.

9.12 Specific Performance. The parties hereto agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and (b) the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which such party is entitled at law or in equity. Accordingly, (i) Parent and Merger Sub shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement, including, without limitation, the obligation of the Company hereunder to consummate the transactions contemplated by this Agreement (including the Merger), and (ii) the Company shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including without limitation, the obligation of Parent and Merger Sub (A) to use reasonable best efforts to obtain any financing required to consummate the transactions contemplated by this Agreement (including the Merger) and (B) to consummate the transactions contemplated by this Agreement (including the Merger). For the avoidance of doubt, any party hereto may contemporaneously commence an action for specific performance and seek any other form of remedy at law or in equity that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

9.13 No Liability.

(a) No director or officer of Parent or Merger Sub shall have any personal liability whatsoever to the Company under this Agreement, or any other document delivered in connection with the Merger on behalf of Parent or Merger Sub.

(b) No director or officer of the Company or any Subsidiary shall have any personal liability whatsoever to Parent or Merger Sub under this Agreement, or any other document delivered in connection with the Merger on behalf of the Company.

9.14 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms that are materially no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any inquiry, indication of interest, proposal or offer for any transaction or series of related transactions involving (a) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, consolidation or similar transaction involving the Company or any of its Subsidiaries, (b) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 20% of the assets of the Company and its Subsidiaries, taken as a whole, (c) a purchase, tender offer, issuance, or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act) of securities representing 20% or more of the voting power of the Company or any of its Subsidiaries, or (d) any Person’s acquisition of beneficial ownership of, or the right to acquire beneficial ownership of, securities representing 20% or more of the voting power of the Company or any of its Subsidiaries; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Action” has the meaning ascribed thereto in Section 3.10 hereof.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of Section 3.15(a)(ii), Weston Presidio V, L.P. shall not be deemed an Affiliate of the Company.

“Agreement” has the meaning ascribed thereto in the recitals hereto.

“agreement” shall mean any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such Person and as it may be amended or otherwise modified from time to time.

“Alternative Acquisition Agreement” has the meaning ascribed thereto in Section 6.4(a) hereof.

“Appraisal Rights Provisions” has the meaning ascribed thereto in Section 2.3(a) hereof.

“Book-Entry Share” and “Book-Entry Shares” has the meaning ascribed thereto in Section 2.1(c) hereof.

“Burdensome Condition” has the meaning ascribed thereto in Section 6.3(d).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by Law to be closed.

“Bylaws” means the bylaws of a specified Person as in effect on the date hereof.

“Certificate” and “Certificates” has the meaning ascribed thereto in Section 2.1(c) hereof.

“Certificate of Incorporation” means the certificate of incorporation or articles of organization of a specified Person under applicable state Law as in effect on the date hereof.

“Certificate of Merger” has the meaning ascribed thereto in Section 1.2 hereof.

“Change” means any fact, circumstance, change, event, occurrence, development or effect.

“Change-in-Control Arrangements” has the meaning ascribed thereto in Section 6.6(e) hereof.

“Change of Recommendation” has the meaning ascribed thereto in Section 6.4(c) hereof.

“Closing” has the meaning ascribed thereto in Section 1.2 hereof.

“Closing Date” has the meaning ascribed thereto in Section 1.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning ascribed thereto in Section 4.5 hereof.

“Company” has the meaning ascribed thereto in the recitals hereto.

“Company Balance Sheet” has the meaning ascribed thereto in Section 3.6(a) hereof.

“Company Benefit Plans” has the meaning ascribed thereto in Section 3.13(c) hereof.

“Company Board” means the Board of Directors of the Company or any committee of such Board of Directors.

“Company Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Contract” has the meaning ascribed thereto in Section 3.15(a) hereof.

“Company Disclosure Schedule” has the meaning ascribed thereto in Article III.

“Company Employees” has the meaning ascribed thereto in Section 6.6(a) hereof.

“Company Financial Statements” has the meaning ascribed thereto in Section 3.6(a) hereof.

“Company Governmental Approvals” has the meaning ascribed thereto in Section 3.11 hereof.

“Company Group” has the meaning ascribed thereto in Section 3.12(a) hereof.

“Company Leases” has the meaning ascribed thereto in Section 3.16(b) hereof.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed to be or constitute a Company Material Adverse Effect, or be taken into account when determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect:

(i) any Change resulting from or attributable to any conditions or changes generally affecting the economy, or the credit, financial or securities markets of the United States or elsewhere in the world, except to the extent such Change has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, but only to the extent of such disproportionate adverse effect as compared to such other participants;

(ii) any Change resulting from or attributable to conditions or changes in the industry in which the Company and its Subsidiaries conduct business, except to the extent such Change has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, but only to the extent of such disproportionate adverse effect as compared to such other participants;

(iii) any Change resulting from or attributable to the taking of any action specifically required by this Agreement or taken at the written request of Parent or Merger Sub made after the date hereof;

(iv) any Change resulting from or attributable to changes in Law or GAAP, except to the extent such Change has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, but only to the extent of such disproportionate adverse effect as compared to such other participants;

(v) any Change resulting from or attributable to changes in the Company’s stock price or the trading volume of Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change, other than any of those described in clauses (i) through (iv) above or clauses (vi) through (viii) below, may be taken into account in determining whether there has been a Company Material Adverse Effect);

(vi) any Change resulting from or attributable to any failure by the Company to meet any internal or public estimates, projections, budgets, forecasts or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period ending after the date hereof (it being understood that the causes or occurrences giving rise or contributing to any such failure, other than any of those described in clauses (i) through (v) above or clauses (vii) and (viii) below, may be taken into account in determining whether there has been a Company Material Adverse Effect);

(vii) any Change resulting from or attributable to the termination of relationships by the Company’s customers or suppliers or the delay or cancellation of orders for products, or the termination by employees of their employment with the Company or any of its Subsidiaries, in either case resulting from or attributable to the pendency or announcement of the Merger or the transactions contemplated by this Agreement; and

(viii) any Change resulting from or attributable to any act of war or terrorism or, in each case, the escalation thereof or the declaration of a national emergency or natural disasters, except to the extent such Change has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, but only to the extent of such disproportionate adverse effect as compared to such other participants.

“Company Other Plans” has the meaning ascribed thereto in Section 3.13(c) hereof.

“Company Pension Plans” has the meaning ascribed thereto in Section 3.13(c) hereof.

“Company Personnel” means any current or former director, officer or employee of the Company or any of its Subsidiaries.

“Company Plans” has the meaning ascribed thereto in Section 3.13(a) hereof.

“Company Preferred Stock” has the meaning ascribed thereto in Section 3.2(a) hereof.

“Company Recommendation” has the meaning ascribed thereto in Section 6.2(b) hereof.

“Company Restricted Stock” has the meaning ascribed thereto in Section 3.2(c) hereof.

“Company SEC Reports” has the meaning ascribed thereto in Section 3.5(a) hereof.

“Company Stockholders” means the holders of Company Common Stock.

“Company Stockholders’ Approval” has the meaning ascribed thereto in Section 7.1(a) hereof.

“Company Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 3.3(a) hereof.

“Company Stock Option(s)” means options to purchase Company Common Stock issued under the Company Stock Plans.

“Company Stock Plans” means the stock plans of the Company designated as the (i) Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan, as amended, and (ii) Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan.

“Company Termination Amount” means an amount equal to $9,480,000.

“Company’s Knowledge” “knowledge of the Company” or any other phrases of similar meaning, means the actual knowledge of the individuals set forth in Section 9.14 of the Company Disclosure Schedule.

“Confidentiality Agreement” means that certain letter agreement by and between Parent and the Company, dated as of May 31, 2010.

“D&O Insurance” has the meaning ascribed thereto in Section 6.7(b) hereof.

“Debt Tender Offer” has the meaning ascribed thereto in Section 6.17(a) hereof.

“Definitive Financing” has the meaning ascribed thereto in Section 6.12(b).

“Definitive Financing Sources” has the meaning ascribed thereto in Section 6.12(b).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” has the meaning ascribed thereto in Section 2.3(a) hereof.

“Dissenting Stockholders” shall have the meaning ascribed thereto in Section 2.3(a) hereof.

“DOJ” has the meaning ascribed thereto in Section 6.3(b) hereof.

“DOL” means the U.S. Department of Labor.

“Effective Time” has the meaning ascribed thereto in Section 1.2 hereof.

“Encumbrance” means all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of Law or otherwise.

“Environmental Claim” means any claim, demand, suit, Action, cause of action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or Release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

“Environmental Laws” means all Laws relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to human health, including Laws relating to emissions, discharges, Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with the Company would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning ascribed thereto in Section 2.2(a) hereof.

“Financing” has the meaning ascribed thereto in Section 4.5 hereof.

“Financing Sources” has the meaning ascribed thereto in Section 4.5 hereof.

“FTC” has the meaning ascribed thereto in Section 6.3(b) hereof.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any (a) United States, foreign, federal, state, local or other government, (b) governmental commission, board, body, bureau, agency, department or other judicial, regulatory or administrative authority of any nature, including courts, tribunals and other judicial bodies, (c) any self-regulatory body or authority, and (d) any instrumentality or entity designed to act for or on behalf of the foregoing in exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means (a) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, or (b) any substance, material or waste that requires investigation, removal or remediation under any applicable and relevant Environmental Law, or is defined, listed or identified as hazardous, toxic or otherwise regulated under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent), (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any reimbursement, payment or similar obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) interest rate swap agreements, and (h) any binding obligation of such Person (or its Subsidiaries) to guarantee any of the types of payments described in clauses (a) through (g) above on behalf of any other Person.

“Indemnified Parties” has the meaning ascribed thereto in Section 6.7(a) hereof.

“Indenture” has the meaning ascribed thereto in Section 6.17(a) hereof.

“Infringe” has the meaning ascribed thereto in Section 3.19(b) hereof.

“Insurance Policies” has the meaning ascribed thereto in Section 3.20 hereof.

“Intellectual Property” means the following and all rights arising out of or pertaining thereto: (a) patents and patent applications, provisional patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, and (d) confidential and proprietary information, trade secrets, and know-how.

“IRS” means the Internal Revenue Service.

“Issuers” has the meaning ascribed thereto in Section 6.17(a) hereof.

“Law” means any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Leased Real Property” has the meaning ascribed thereto in Section 3.16(b) hereof.

“made available” means that such information or documentation was either (a) provided directly to Parent or Parent’s outside counsel, outside financial advisor or outside auditing firm in its capacity as Parent’s agent or advisor, (b) included in the R.R. Donnelley & Sons Co. Data Site under the project name Hydro on or before 11:59 pm (EST) on the date prior to the date hereof, or (c) filed by the Company with the SEC on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

“Merger” has the meaning ascribed thereto in the recitals hereto.

“Merger Consideration” has the meaning ascribed thereto in Section 2.1(c) hereof.

“Merger Sub” has the meaning ascribed thereto in the recitals hereto.

“Notes” has the meaning ascribed thereto in Section 6.17(a) hereof.

“Order” has the meaning ascribed thereto in Section 7.1(c) hereof.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any exhibits, schedules, annexes or other attachments thereto, each as amended, restated, supplemented or otherwise modified from time to time.

“Outside Date” has the meaning ascribed thereto in Section 8.1(c) hereof.

“Owned Real Property” has the meaning ascribed thereto in Section 3.16(a) hereof.

“Parent” has the meaning ascribed thereto in the recitals hereto.

“Parent Material Adverse Effect” has the meaning ascribed thereto in Section 4.1(a) hereof.

“Paying Agent” has the meaning ascribed thereto in Section 2.2(a) hereof.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith, (b) statutory Encumbrances existing as of the Effective Time and held by any Governmental Authority that are related to obligations that are not due or delinquent, (c) Encumbrances reflected in the consolidated financial statements of the Company included in the Company SEC Reports or referenced in the Company Disclosure Schedule, (d) Encumbrances arising under any Company Contracts, (e) in the case of Leased Real Property, the terms of the Company Leases, (f) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the use of the assets subject thereto or affected thereby, (g) Encumbrances on the landlord’s interest in the premises not caused by the Company, any Subsidiary of the Company or any of their respect agents, contractors or representatives or (h) matters disclosed on current title reports or surveys of the Owned Real Property or the Leased Real Property.

“Person” means any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

“Proxy Statement” has the meaning ascribed thereto in Section 6.1(a) hereof.

“Regulatory Law” means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions, and all other Federal, state and foreign, if any, statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, or leaching into the environment.

“Representatives” means the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of the Company, Parent, Merger Sub or any of their respective Subsidiaries, as the case may be.

“Scheduled Intellectual Property” has the meaning ascribed thereto in Section 3.19(a) hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the Shareholders’ Agreement of Cellu Tissue Holdings, Inc., dated January 27, 2010, between the Company and Weston Presidio V, L.P., a Delaware limited partnership.

“Stockholder Parties” has the meaning ascribed thereto in the recitals.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means any written, binding, bona fide Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is more favorable from a financial point of view to the Company Stockholders than the Merger, taking into account all factors deemed relevant by the Company Board in the exercise of its business judgment, (b) if debt financing is required, such third party shall have entered into binding agreements with its financing sources which commit such third party’s financing sources to materially the same extent as the Financing Sources and (c) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

“Surviving Corporation” has the meaning ascribed thereto in Section 1.1 hereof.

“Surviving Corporation Bylaws” has the meaning ascribed thereto in Section 1.4 hereof.

“Surviving Corporation Charter” has the meaning ascribed thereto in Section 1.4 hereof.

“Tax” means (a) any and all taxes, customs, duties, tariffs, imposts, charges, fees, deficiencies, assessments or levies, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by any Governmental Authority, including any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts; (b) all liability for the payment of any amounts of the type described in clause (a) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto); and (c) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person with respect to the payment of any amounts of the type described in clause (a) or clause (b).

“Tax Return” means any report, return, statement, declaration, claim for refund, information return, filing or other written information (including any related or supporting schedules, statements or information and amended returns) filed or supplied or required to be filed or supplied in connection with any Taxes, including the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Terminating Company Breach” has the meaning ascribed thereto in Section 8.1(d) hereof.

“Terminating Parent Breach” has the meaning ascribed thereto in Section 8.1(e) hereof.

“Transaction Committee of the Board of Directors” has the meaning ascribed thereto in the recitals hereto.

“Trustee” has the meaning ascribed thereto in Section 6.17(a) hereof.

“U.S.” means the United States of America.

“Voting Debt” has the meaning ascribed thereto in Section 3.2(a) hereof.

“Voting Agreement” has the meaning ascribed thereto in the recitals hereto.

“WARN Act” has the meaning ascribed thereto in Section 3.14(c) hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CLEARWATER PAPER CORPORATION

By:	/s/ Gordon L. Jones
Name: Gordon L. Jones
Title: President and Chief Executive Officer

SAND DOLLAR ACQUISITION CORPORATION

By:	/s/ Gordon L. Jones
Name: Gordon L. Jones
Title: President and Chief Executive Officer

CELLU TISSUE HOLDINGS, INC.

By:	/s/ Russell C. Taylor
Name: Russell C. Taylor
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

VOTING AGREEMENT

See Annex B attached to this Proxy Statement

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CELLU TISSUE HOLDINGS, INC.

FIRST: The name of the corporation is: Cellu Tissue Holdings, Inc. (the “Corporation”).

SECOND: The address of the registered office of the corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by the DGCL and any other law of the State of Delaware.

FOURTH: The Corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is 1,000.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon direction by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation, except as otherwise specifically provided therein. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

SEVENTH: The Corporation reserves the right to amend any provision contained in this Amended and Restated Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

EIGHTH:

(1) Exculpation. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(2) Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless and advanced expenses by the Corporation, in accordance with the Bylaws of the Corporation, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, except as may be prohibited by applicable law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(b) Non-Exclusivity of Rights The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute or this Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(c) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(d) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(e) Amendment. Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Exhibit C

AMENDED AND RESTATED

BYLAWS

OF

CELLU TISSUE HOLDINGS, INC.

ARTICLE I.

STOCKHOLDERS

1.1. MEETINGS.

1.1.1. PLACE. Meetings of the stockholders shall be held at such place, if any, as may be designated by the board of directors.

1.1.2. ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3. SPECIAL MEETINGS. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4. QUORUM. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5. VOTING RIGHTS. Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

ARTICLE II.

DIRECTORS

2.1. NUMBER AND TERM. The board of directors shall have authority to determine the number of directors to constitute the board.

2.2. MEETINGS.

2.2.1. PLACE. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

2.2.2. REGULAR MEETINGS. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

2.2.3. SPECIAL MEETINGS. Special meetings of the board may be called by direction of the president or any two members of the board on three days’ notice to each director, either personally or by mail, telegram, facsimile transmission or other form of electronic transmission.

2.2.4. QUORUM. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5. VOTING. Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

ARTICLE III.

OFFICERS

3.1. ELECTION. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable.

3.2. AUTHORITY, DUTIES AND COMPENSATION. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV.

INDEMNIFICATION

4.1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while serving as a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 4.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

4.2. RIGHT TO ADVANCEMENT OF EXPENSES. In addition to the right to indemnification conferred in Section 4.1, an indemnitee shall also have the right to be paid by the Corporation on an as-incurred basis the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law (“DGCL”) requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an unsecured undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 4.2 or otherwise. All advances hereunder shall be interest free and shall be made without regard to indemnitee’s financial ability to repay any amounts advanced.

4.3. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under Section 4.1 or 4.2 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise shall be on the Corporation.

4.4. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Article IV shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

4.5. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

4.6. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IV with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

4.7. NATURE OF RIGHTS. The rights conferred upon indemnitees in this Article IV shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article IV that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE V.

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI.

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 15, 2010 (this “Agreement”), by and among Clearwater Paper Corporation, a Delaware corporation (“Parent”), and the Persons named on Schedule 1 hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, Cellu Tissue Holdings, Inc., a Delaware corporation (the “Company”), and Sand Dollar Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration specified therein.

WHEREAS, as of the date hereof, each of the Stockholders is the beneficial owner of such Stockholder’s Existing Shares (as defined herein).

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to such Stockholder’s Covered Shares (as defined herein);

WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by each of the Stockholders is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person; provided that the Company shall not be deemed an Affiliate of any Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Company Stockholder Approval” means the approval referred to in Section 7.1(a) of the Merger Agreement.

“control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Shares” of a Stockholder (and each Stockholder’s “Covered Shares”) means the specified Stockholder’s Existing Shares, together with any shares of Company Common Stock or other voting capital stock of the Company that such specified Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of Law or otherwise. The term “Encumber” shall have a correlative meaning.

“Existing Shares” of a Stockholder (and a Stockholder’s “Existing Shares”) means the shares of Company Common Stock that are Beneficially Owned by the specified Stockholder as of the date hereof, as set forth opposite such Stockholder’s name on Schedule 1 hereto.

“Expiration Date” shall mean the date on which this Agreement shall terminate in accordance with its terms.

“Permitted Transfer” means a Transfer of Covered Shares by a Stockholder to an Affiliate of such Stockholder, provided that, (i) such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer, and (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Stockholder shall have made hereunder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other entity.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement of Cellu Tissue Holdings, Inc., dated as of January 27, 2010.

“Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided that the Company shall in no event be deemed a Subsidiary of a Stockholder.

“Transfer” means, directly or indirectly, to sell, transfer, assign, Encumber, or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, Encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

“Weston” means Weston Presidio V, L.P., a limited partnership formed under the laws of Delaware.

ARTICLE II

VOTING

2.1 Agreement to Vote.

(a) Each Stockholder (severally and not jointly) hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholders’ Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Covered Shares of such Stockholder are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company Organizational Documents) covering, all of such Stockholder’s Covered Shares (a) in favor of the adoption and approval of the Merger Agreement and approve the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by the Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the Company Stockholders at which any of the foregoing matters are submitted for consideration and vote of the Company Stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (b) against any action or agreement that would result in any of the conditions contained in ARTICLE VII of the Merger Agreement not being fulfilled or satisfied; and (c) against any Acquisition Proposal or Alternative Acquisition Agreement and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Stockholder of such Stockholder’s obligations under this Agreement.

(b) Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of the Delaware General Corporation Law) in connection with the Merger.

(c) Unless this Agreement has been terminated in accordance with its terms, the obligations of such Stockholder specified in Section 2.1(a) shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

(d) Notwithstanding anything to the contrary in this Agreement, if there is any Change of Recommendation permitted by Section 6.4(c) of the Merger Agreement, then the obligation of each Stockholder to vote such Stockholder’s Covered Shares pursuant to Section 2.1(a) shall thereafter apply only with respect to the percentage (not to exceed 100%) of Covered Shares held by each Stockholder resulting from dividing (A) 0.25 by (B) the amount resulting from dividing (x) the number of Covered Shares beneficially owned by the Stockholders in the aggregate as of any applicable record date by (y) the number of outstanding shares of Company Common Stock and other voting stock as of such record date. By way of example, if there has been a Change of Recommendation permitted by Section 6.4(c) of the Merger Agreement, and at the record date for any subsequent vote the Stockholders in the aggregate beneficially own 75% of the outstanding shares of Company Common Stock and other voting stock, then the aggregate Covered Shares that all Stockholders must vote in accordance with Section 2.1(a) is a number of shares equal to 25% of the outstanding shares of Company

Common Stock and other voting stock. The remaining shares held by each such Stockholder shall be voted in a manner proportionate to the votes of all other holders of Company Common Stock (other than the Stockholders) on such matter (with abstentions or non-votes counted as votes against such matter). By way of example, if all other holders of Company Common Stock vote 75% of their shares in favor of the matter and 25% against the matter (including abstentions and non-votes), then each stockholder shall vote 75% of its remaining shares in favor and 25% against.

2.2 No Inconsistent Agreements; Approval Under Shareholders’ Agreement.

(a) Each Stockholder (severally and not jointly) hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares of such Stockholder, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares of such Stockholder that is inconsistent with, or that would have any adverse effect on its ability to meet, its obligations hereunder and (c) has not taken and shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect as of any time when this Agreement remains in effect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement. Each Stockholder (severally and not jointly) hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares, if any, are not irrevocable and the Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Stockholder’s Covered Shares.

(b) Weston covenants to Parent and agrees that it shall duly execute and deliver to the Company not later than immediately after it has received notice of the Company Stockholder Approval a consent and approval in the form attached hereto as Exhibit A (the “Consent”) revised as appropriate to make reference to any amendment or modification of the Merger Agreement and the Merger contemplated by the Merger Agreement as so amended or modified. Weston covenants and agrees that such Consent will (when delivered) represent the only approval or consent required from Weston to consummate the Merger under the Stockholders’ Agreement, be in full force and effect and be binding and enforceable against Weston in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Weston agrees that it will not take any action to, and will not, revoke, amend or withdraw the Consent subsequent to its delivery to the Company. This covenant shall terminate upon the Expiration Date.

2.3 Proxy. Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Gordon L. Jones, the Chief Executive Officer of Parent, Linda K. Massman, the Chief Financial Officer of Parent, and Michael S. Gadd, the General Counsel and Corporate Secretary of Parent, and any individual who shall hereafter succeed any such persons, and any other Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, (a) to vote or execute written consents with respect to the Covered Shares (or portion thereof if the Covered Shares subject to this Agreement have been reduced pursuant to the provisions of Section 2.1(d)) of such Stockholder in accordance with Section 2.1(a)(ii) prior to the Expiration Date at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1(a) is to be considered; and (b) prior to the Expiration Date, to execute and deliver to the Company not later than immediately after the Company Stockholder Approval the Consent on behalf of Weston; provided however, that such Stockholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, (y) with respect to Section 2.3(a) above, such Stockholder has not delivered to the Secretary of the Company at least ten Business Days prior to the meeting at which any of the matters described in Section 2.1 is to be considered a duly executed proxy card previously approved by Parent, and that may only be revoked as of the Expiration Date, directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.1(a) and (z) with respect to Section 2.3(b) above, such Stockholder has not delivered to the Secretary of the Company (with an executed copy also provided to Parent) as of immediately after it has received notice of the Company Stockholder Approval a duly executed Consent. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall terminate. Each Stockholder (solely in its capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to such Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Each Stockholder. Each Stockholder (severally and not jointly) hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. To the extent such Stockholder is not an individual, such Stockholder is a limited liability company or a limited liability partnership duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership. Such Stockholder’s Existing Shares are, and all of the Covered Shares owned by such Stockholder from the date hereof through and on the Expiration Date will be, Beneficially Owned and/or owned of record by such Stockholder. Such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances, voting trusts or voting agreements other than pursuant to this Agreement under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by such Stockholder. Such Stockholder has and will have at all times through the Expiration Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Expiration Date.

(c) No Violation. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to such Stockholder or by which any of its assets or properties is bound or any Organizational Documents of such Stockholder, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which such Stockholder and/or any of its assets or properties is bound, except for any of the foregoing as would not impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports with the SEC.

(e) Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(g) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows: Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding agreement of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to Parent or by which any of its assets or properties is bound or any Organizational Documents of Parent, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent and/or any of its assets or properties is bound, except for any of the foregoing as would not impair in any material respect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require Parent to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports with the SEC.

ARTICLE IV

OTHER COVENANTS

4.1 Prohibition on Transfers; Other Actions. Until the Expiration Date, each Stockholder (severally and not jointly) agrees that it shall not, except in accordance with the terms of the Merger Agreement or the transactions contemplated thereby, (a) Transfer any of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that would reasonably be expected to restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this Section 4.1 shall be void ab initio.

4.2 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares are changed or exchanged or which are received in such transaction.

4.3 No Solicitation; Support of Acquisition Proposals.

(a) Subject to Section 4.3(b), prior to the Expiration Date, each Stockholder (severally and not jointly) agrees that it shall not, and shall cause each of its Affiliates and Representatives not to, directly or indirectly through another Person (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, or provide any information or data to any Person relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with, or otherwise cooperate with any Person with respect to, an Acquisition Proposal, or (iii) enter into any Alternative Acquisition Agreement. Each Stockholder shall, and shall cause its Affiliates and its or their respective Representatives to immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.3 by any of the Stockholder’s Affiliates or Representatives shall be deemed to be a breach of this Section 4.3 by such Stockholder.

(b) Notwithstanding anything to the contrary in Section 4.3(a), at any time the Company or its Representatives are permitted to take any of the actions set forth in paragraphs (b) and (c) of Section 6.4 of the Merger Agreement with respect to an Acquisition Proposal, each Stockholder and its Affiliates and Representatives shall be free to participate in any discussions or negotiations regarding such Acquisition Proposal with the Person making such Acquisition Proposal, provided that such Stockholder’s material breach of this Section 4.3 has not resulted in such right to participate in discussions or negotiations.

(c) For the purposes of this Section 4.3, the Company shall be deemed not to be an Affiliate or Subsidiary of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of any Stockholder or any Affiliate thereof.

4.4 Further Assurances. From time to time until the Expiration Date, at Parent’s reasonable request and without further consideration, each Stockholder agrees to cooperate with Parent in making all filings and obtaining all consents of Governmental Authorities and third parties and to execute and deliver such additional documents and take all such further actions as may be necessary to effect the actions contemplated by this Agreement. Without limiting the foregoing, each Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) the making of any waiver, amendment or other modification of the Merger Agreement that reduces the amount of, or changes the form or type of, consideration to be received by the holders of Company Common Stock in the Merger; (d) 11:59 p.m. eastern time on January 31, 2011 (unless each Stockholder delivers written notice of its waiver of this provision prior to such time); or (e) the mutual written agreement of the Stockholders and Parent. Notwithstanding the foregoing, the provisions of this ARTICLE V shall survive any termination of this Agreement without regard to any temporal limitation. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration with respect to a willful breach of this Agreement.

5.2 No Ownership Interest. Each Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to such Stockholder’s Covered Shares. All rights and all ownership and economic benefits of and relating to a Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder. Without limiting the generality of the previous sentence, each Stockholder shall be entitled to receive any cash dividend paid by the Company with respect to such Stockholder’s Covered Shares during the term of this Agreement. Nothing in this Agreement shall be interpreted as (i) obligating any Stockholder to exercise or convert any warrants, options or convertible securities or otherwise to acquire Company Common Stock or (ii) creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

5.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, email or facsimile transmission (providing confirmation of transmission) addressed as follows:

(a)	if to Parent to:

Clearwater Paper Corporation

601 West Riverside Ave., Suite 1100

Spokane, WA 99201

Facsimile: (509) 342-2551

Attention: Michael S. Gadd, Vice President and General Counsel

E-mail: michael.gadd@clearwaterpaper.com

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94904

Facsimile: (415) 983-1200

Attention: Blair W. White, Esq.

                     Justin D. Hovey, Esq.

Email: blair.white@pillsburylaw.com

              justin.hovey@pillsburylaw.com

(b)	if to the Weston Presidio V, L.P., to:

Weston Presidio V, L.P.

Pier 1, Bay 2

San Francisco, CA 94111

Facsimile: (415) 773-7844

Attention: Therese Mrozek

E-mail: tmrozek@westonpresidio.com

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle St.

Chicago, IL 60654

Facsimile: (312) 862-2200

Attention: Robert M. Hayward, P.C.

                     Roger D. Rhoten

E-mail: robert.hayward@kirkland.com

                roger.rhoten@kirkland.com

(c)	if to Russell C. Taylor, Taylor Investment Partners or Chipping Wood Fund, LLC, to:

Russell C. Taylor

c/o Cellu Tissue Holdings, Inc.

1855 Lockeway Dr., Suite 501

Alpharetta, GA 30004

Facsimile: (678) 393-2657

E-mail: taylorru@cellutissue.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that in order for an email to constitute proper notice hereunder, such email must specifically reference this Section 5.3 and state that it is intended to constitute notice hereunder.

5.4 Interpretation; Definitions. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;” (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular provision; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation hereof; (f) definitions are applicable to the singular as well as the plural forms of such terms; (g) pronouns shall include the corresponding masculine, feminine or neuter forms; (h) references to a Person are also to such Person’s permitted successors and assigns; and (i) references to an “Article,” or “Section,” or “Schedule” refer to an Article or Section of or Schedule to this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

5.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

5.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

5.7 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any Action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any Action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable Law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.3. Nothing in this Section 5.7, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. PARENT AND EACH OF THE STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.8 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties.

5.9 Remedies. The parties hereto agree that (i) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached, and (ii) the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which such party is entitled at law or in equity. Accordingly, (i) Parent shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by any Stockholder and to enforce specifically the terms and provisions of this Agreement and (ii) each Stockholder shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. For the avoidance of doubt, any party hereto may contemporaneously commence an action for specific performance and seek any other form of remedy at law or in equity that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages). The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

5.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.11 Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12 Action by Stockholder Capacity Only. Parent acknowledges that each Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of such Stockholder’s Covered Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein shall limit or affect any actions taken by such Stockholder or its Affiliate or designee, or require such Stockholder or its Affiliate or designee to take any action, in each case, in its or his capacity as a director or officer of the Company, and any actions taken, or failure to take any actions, by it or him in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement. No individual who is a director, officer, manager or employee of Weston or any Affiliate or Subsidiary shall have any personal liability whatsoever to Parent under this Agreement, or any other document delivered in connection with the Merger.

5.13 Maximum Covered Share Amount. Notwithstanding anything to the contrary in this Agreement, (a) the obligations of all Stockholders pursuant to this Agreement shall apply in the aggregate only to a maximum number of Covered Shares of all Stockholders that is one share less than the lesser of the number of Covered Shares of all Stockholders the direct or indirect ownership (beneficially or of record) of which by Parent would result in (i) a “Change of Control” (as defined in the Indenture, dated as of June 3, 2009, as amended, modified or supplemented from time to time, by and among the Company, its subsidiaries named therein as subsidiary guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture”)) or (ii) a “Change in Control” (as defined in the Credit Agreement, dated as of June 12, 2006, as amended through December 4, 2009, by and among the Company, certain Subsidiaries of the Company named therein, the lenders named therein, JPMorgan Chase Bank, N.A., as US Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent (the “Credit Agreement”)), and the obligations of each Stockholder shall be reduced in proportion to such Stockholder’s aggregate number of Covered Shares relative to the Covered Shares of all other Stockholders, and (b) to the extent that, notwithstanding the application of clause (a) of this Section, the terms of this Agreement would result in a “Change of Control” under the Indenture or a “Change in Control” under the Credit Agreement, then (i) a suitable and equitable provision shall be substituted therefor in order to effect, to the fullest extent permissible under the Indenture without resulting in a “Change of Control” under the Indenture or a “Change in Control” under the Credit Agreement, the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

STOCKHOLDERS:

CHIPPING WOOD FUND, LLC

By:	/s/ Russell C. Taylor
Name: Russell C. Taylor
Title: Manager

TAYLOR INVESTMENT PARTNERS

By:	/s/ Russell C. Taylor
Name: Russell C. Taylor
Title: Trustee

[Signature Page to Voting Agreement]

STOCKHOLDERS:

WESTON PRESIDIO V, L.P.
By Weston Presidio Management V, LLC

By:	/s/ Therese Mrozek
Name: Therese Mrozek
Title: Chief Operating Officer

/s/ Russell C. Taylor
RUSSELL C. TAYLOR

PARENT:

CLEARWATER PAPER CORPORATION

By:	/s/ Gordon L. Jones
Name: Gordon L. Jones
Title: President and Chief Executive Officer

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Class	Number of Existing Shares

Weston Presidio V, L.P.	Company Common Stock	9,911,317

Russell C. Taylor	Company Common Stock	46,259

Taylor Investment Partners	Company Common Stock	618,472

Chipping Wood Fund, LLC	Company Common Stock	691,741

Exhibit A

[                    , 20[    ]]

Weston Presidio V, L.P.

Pier 1, Bay 2

San Francisco, CA 94111

Re:	Cellu Tissue Holdings, Inc.—Change of Control

Ladies and Gentlemen:

Cellu Tissue Holdings, Inc. (the “Company”) has entered into an Agreement and Plan of Merger, dated as of September 15, 2010 (the “Merger Agreement”) with Clearwater Paper Corporation (“Parent”) and a wholly-owned subsidiary of Parent pursuant to which Parent will acquire the Company (the “Merger”). In accordance with the Merger Agreement, each share of the Company’s common stock will be converted into the right to receive $12.00 in cash.

Under Section 2.2 of the Shareholders’ Agreement of Cellu Tissue Holdings, Inc. (the “Shareholders’ Agreement”), dated as of January 27, 2010, between the Company and Weston Presidio V, L.P. (“Weston”), Weston is required to approve and consent to any Change of Control (as defined in the Shareholders’ Agreement) for so long as Weston beneficially owns 35% or more of the outstanding shares of the Company’s common stock. The consummation of the Merger will constitute a Change of Control. Accordingly, the Company hereby requests that Weston irrevocably consent to and approve under Section 2.2 of the Shareholders’ Agreement the Change of Control resulting from the Merger by signing a copy of this letter in the space provided below, and the Company hereby agrees that the Shareholders’ Agreement is in all respects terminated effective concurrently with the Effective Time.

If you have any questions concerning these matters, please contact me at (770) 407-2148.

Sincerely,

Russell C. Taylor

Cellu Tissue Holdings, Inc.

President and Chief Executive Officer

Weston hereby consents to and approves under Section 2.2 of the Shareholders’ Agreement with respect to (and only with respect to) the Change of Control resulting from the Merger and agrees that the Shareholders’ Agreement is in all respects terminated effective concurrently with the Effective Time, provided, however, that the foregoing consent and approval shall terminate and be of no further effect upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms; (b) the making of any waiver, amendment or other modification of the Merger Agreement that reduces the amount of, or changes the form or type of, consideration to be received by the holders of Company Common Stock (as defined in the Merger Agreement) in the Merger; and (c) 11:59 p.m. eastern time on January 31, 2011 (unless Weston delivers written notice of its waiver of this provision prior to such time). This consent and approval is delivered to the Company solely for its benefit and solely for the purpose specified above, and may not be relied upon by any other party, whether as a third party beneficiary or otherwise.

Weston Presidio V, L.P.
By: Weston Presidio Management V, LLC

By:
Name:
Title:

ANNEX C

200 West Street | New York, New York 10282
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

September 15, 2010

Board of Directors

Cellu Tissue Holdings, Inc.

1855 Lockeway Dr., Suite 501

Alpharetta, GA 30004

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Cellu Tissue Holdings, Inc. (the “Company”) of the $12.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 15, 2010 (the “Agreement”), by and among Clearwater Paper Corporation (“Clearwater”), Sand Dollar Acquisition Corporation, a wholly owned subsidiary of Clearwater, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Clearwater, any of their respective affiliates or third parties, including affiliates and portfolio companies of Weston Presidio Management V, LLC (“Weston Presidio”), a significant shareholder of the Company, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to a private placement of the Company’s 11 1/2% Senior Secured Notes (aggregate principal amount $255,000,000) in June 2009 and as lead bookrunner with respect to the Company’s initial public offering of 8,300,000 Shares in January 2010. We have also provided from time to time and currently are providing certain investment banking services to Weston Presidio and its affiliates and portfolio companies for which our Investment Banking Division has received, and may receive, compensation, including acting as joint bookrunner with respect to the planned initial public offering of shares of common stock of AMC Entertainment Holdings, Inc. (“AMC”), an affiliate of Weston Presidio, as described in the Registration Statement on Form S-i/A, including the prospectus contained therein dated August 25, 2010, filed byAMC.

Board of Directors

Cellu Tissue Holdings, Inc.

September 15, 2010

Page Two

We also have provided certain investment banking services to Clearwater and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the offering of Clearwater’s 10  5/8% Senior Secured Notes (aggregate principal amount $150,000,000) in June 2009. We may also in the future provide investment banking services to the Company, Clearwater and their respective affiliates and Weston Presidio and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Weston Presidio and its affiliates from time to time and may have invested in limited partnership units of Weston Presidio and its affiliates from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended February 2010; the Registration Statement on Form S-1, including the prospectus contained therein dated January 21, 2010 relating to the initial public offering of the Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the tissue and specialty paper industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Shares of the $12.00 per Share in cash to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in

Board of Directors

Cellu Tissue Holdings, Inc.

September 15, 2010

Page Three

connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $12.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Clearwater or the ability of the Company or Clearwater to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $12.00per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next preceding on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on the day prior to the date of the special meeting of the stockholders.

Cellu Tissue Holdings, Inc.	INTERNET http://www.proxyvoting.com/clu Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 84325

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS OF CELLU TISSUE HOLDINGS, INC. RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.	Please mark your votes as indicated in this example	☒

This proxy will be voted as directed. If no direction is indicated but the proxy is signed and returned, it will be voted “FOR” the proposals below.
		FOR	AGAINST	ABSTAIN
1.	The proposal to adopt and approve the Agreement and Plan of Merger dated September 15, 2010, as amended from time to time, by and among Cellu Tissue Holdings, Inc, Clearwater Paper Corporation, and Sand Dollar Acquisition Corporation.	☐	☐	☐

2.	The proposal to adjourn the special meeting, for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the Agreement and Plan of Merger.	☐	☐	☐

	CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON		☐

(Please mark, sign, date and return this proxy promptly in the enclosed postage prepaid envelope.)

Mark Here for Address Change or Comments SEE REVERSE	☐

IMPORTANT: Please DATE and SIGN this proxy where indicated above. Please sign exactly as name appears on the records of Cellu Tissue Holdings, Inc. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity in another representative capacity, please give the full title as such above the signature(s).

Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

This proxy is solicited on behalf of the Board of Directors of

CELLU TISSUE HOLDINGS, INC.

The undersigned stockholder hereby appoints Russell C. Taylor and W. Edwin Litton, and each of them, as proxies and attorneys-in-fact of the undersigned, with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote, all the shares of Cellu Tissue Holdings, Inc. Common Stock that the undersigned may be entitled to vote at the special meeting of stockholders of Cellu Tissue Holdings, Inc. to be held on [—], and any adjournment thereof, upon the matters set forth below and described in the accompanying proxy statement.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, the persons named herein intend to vote FOR each proposal listed on the reverse side hereof.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side) WO# 84325